                           OFFER TO PURCHASE FOR CASH
                                       BY

                       PREFERRED EMPLOYERS HOLDINGS, INC.
     ALL OUTSTANDING SHARES OF ITS COMMON STOCK, $.01 PAR VALUE PER SHARE,
                                       AT
                              $5.00 NET PER SHARE

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM,
     NEW YORK CITY TIME, ON OCTOBER 18, 1999 UNLESS THE OFFER IS EXTENDED.

    Preferred Employers Holdings, Inc., a Delaware corporation (the "Company"), hereby offers to purchase all of its issued and outstanding shares of common stock, $.01 par value per share (the "Shares"), at a price of $5.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated September 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal dated September 17, 1999 (which, together with this Offer to Purchase, constitutes the "Offer"). The Offer is being made to all holders of Shares other than Mr. Mel Harris, the Chairman of the Board of Directors (hereinafter, the "Board of Directors" or the "Board") and Chief Executive Officer of the Company, Mr. Peter E. Kilissanly, President and Chief Operating Officer of the Company, and the other executive officers and directors of the Company listed in Schedule I hereto (collectively, the "Remaining Stockholders"). The Remaining Stockholders will not be tendering any Shares pursuant to the Offer. All Shares validly tendered and not withdrawn will be purchased at the Offer Price upon the terms and subject to the conditions of the Offer. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    The Offer is conditioned upon, among other things, the Company obtaining the Debt Financing (as defined herein). The Offer is not conditioned upon any minimum number of Shares being tendered. See "Introduction" and "The Tender Offer -- 11. Certain Conditions of the Offer."

    The Shares are currently listed and traded on the Nasdaq National Market ("Nasdaq") and are quoted under the ticker symbol "PEGI". On September 16, 1999, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $2.75 per share. During the first quarter of 1999, the closing sale price of the Shares was as high as $11.75 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES AND REVIEW HISTORICAL MARKET INFORMATION WITH RESPECT TO THE SHARES. See "The Tender Offer -- 6. Price Range of Shares; Dividends" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

    Any stockholder wishing to tender all or any portion of such stockholder's Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry delivery or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares." STOCKHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

    THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD, HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ACCOMPANYING DOCUMENTS, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
                               September 17, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     4
SPECIAL FACTORS.............................................     8
  1.  PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS
      OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER....     8
  2.  RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE
      OFFER.................................................    12
  3.  OPINION OF ADVEST, INC................................    13
  4.  INTERESTS OF CERTAIN PERSONS IN THE OFFER.............    18
  5.  BENEFICIAL OWNERSHIP OF SHARES........................    19
  6.  FEES AND EXPENSES.....................................    21
  7.  DISSENTERS' RIGHTS....................................    21
THE TENDER OFFER............................................    22
  1.  TERMS OF THE OFFER; EXPIRATION DATE...................    22
  2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.........    23
  3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
      SHARES................................................    24
  4.  WITHDRAWAL RIGHTS.....................................    26
  5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..........    26
  6.  PRICE RANGE OF SHARES; DIVIDENDS......................    29
  7.  CERTAIN INFORMATION CONCERNING THE COMPANY............    29
  8.  FINANCING OF THE OFFER................................    35
  9.  DIVIDENDS AND DISTRIBUTIONS...........................    35
  10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
      QUOTATION AND EXCHANGE ACT REGISTRATION...............    35
  11. CERTAIN CONDITIONS OF THE OFFER.......................    37
  12. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS........    38
  13. FEES AND EXPENSES.....................................    38
  14. MISCELLANEOUS.........................................    39

SCHEDULE I   EXECUTIVE OFFICERS AND DIRECTORS OF THE
             COMPANY; REMAINING STOCKHOLDERS................   S-1
SCHEDULE II  ADVEST FAIRNESS OPINION........................   S-4
SCHEDULE III ANNUAL REPORT ON FORM 10-KSB OF THE COMPANY FOR
             THE YEAR ENDED DECEMBER 31, 1998...............   S-5

                   QUARTERLY REPORT ON FORM 10-Q OF THE
                   COMPANY FOR THE QUARTERLY PERIODS ENDED
                   MARCH 31, 1999 AND JUNE 30, 1999

                                   IMPORTANT

     ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND EITHER MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO AMERICAN STOCK TRANSFER & TRUST COMPANY (THE "DEPOSITARY") (AT THE DEPOSITARY'S ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE) AND EITHER DELIVER THE CERTIFICATE(S) EVIDENCING THE TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN THIS OFFER TO PURCHASE UNDER "THE TENDER OFFER-3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. ANY STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

     ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER-3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

     QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

TO THE STOCKHOLDERS OF PREFERRED EMPLOYERS HOLDINGS, INC.:

                                  INTRODUCTION

     Preferred Employers Holdings, Inc., a Delaware corporation (the "Company"), hereby offers to purchase all of its issued and outstanding shares of common stock, $.01 par value per share (the "Shares"), at a price of $5.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated September 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal, dated September 17, 1999 (which, together with this Offer to Purchase, constitutes the "Offer"). The Offer is being made to all holders of Shares other than Mr. Mel Harris, the Chairman of the Board of Directors (hereinafter, the "Board of Directors" or the "Board") and Chief Executive Officer of the Company, Mr. Peter E. Kilissanly, President and Chief Operating Officer of the Company, and the other executive officers and directors of the Company listed in Schedule I hereto (collectively, the "Remaining Stockholders"). The Remaining Stockholders will not be tendering any Shares pursuant to the Offer. All Shares validly tendered and not withdrawn will be purchased at the Offer Price, upon the terms and subject to the conditions of the Offer. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     The Offer Price will be paid net to tendering stockholders in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the Company's purchase of the Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE "THE TENDER OFFER-3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OF THIS OFFER TO PURCHASE AND INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. The Company will pay all charges and expenses of American Stock Transfer & Trust Company, which is acting as the depositary for the Offer (the "Depositary"), and Morrow & Co., Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See "Special Factors -- 6. Fees and Expenses" and "The Tender Offer -- 13. Fees and Expenses."

     The Offer is conditioned upon, among other things, the Company obtaining the Debt Financing (as defined herein). The Offer is not conditioned upon any minimum number of Shares being tendered. See "The Tender Offer -- 11. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer.

     The Shares are currently listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "PEGI". On September 16, 1999, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $2.75 per share. During the first quarter of 1999, the closing sale price of the Shares was as high as $11.75 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES AND REVIEW HISTORICAL MARKET INFORMATION WITH RESPECT TO THE SHARES. See "The Tender
Offer -- 6. Price Range of Shares; Dividends" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD (THE "INDEPENDENT COMMITTEE"), HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ACCOMPANYING DOCUMENTS, CONSULT THEIR OWN INVESTMENT

AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     The Independent Committee has reviewed and evaluated the terms of the Offer. Advest, Inc. ("Advest"), financial advisor to the Board of Directors and the Independent Committee, has delivered its opinion to the Board of Directors and the Independent Committee to the effect that the Offer is fair, from a financial point of view, to the stockholders of the Company. A copy of this opinion is attached hereto as Schedule II. Stockholders should read the full text of the Advest opinion for a description of the assumptions made, matters considered and procedures followed in rendering such opinion. See "Special Factors -- 2. Recommendation of the Company's Board; Fairness of the Offer" and "-- 3. Opinion of Advest, Inc." for the various factors considered by the Independent Committee in approving the Offer and in unanimously recommending that the Board approve the Offer.

     The public trading market for the Shares has recently been characterized by low prices and low trading volume. As a result, there is a limited market for the Shares and low trading volumes make it difficult for stockholders to sell large blocks of Shares. The Company is making the Offer to provide stockholders who wish to sell their Shares the opportunity to do so at a fair price and at a premium over recent market prices. The Company believes that its purchase of Shares pursuant to the Offer represents an attractive long-term investment that will benefit the Company, the Remaining Stockholders (who are not participating in the Offer) and the stockholders who elect to not tender their Shares pursuant to the Offer. The Remaining Stockholders, including Mr. Mel Harris, the Chairman of the Board and Chief Executive Officer, and Mr. Peter E. Kilissanly, the President and Chief Operating Officer of the Company, will not be tendering any Shares pursuant to the Offer and have advised the Company that they wish to retain their Shares. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

     Certain Effects of the Offer

     As of June 30, 1999, there were (i) 5,247,085 Shares issued and outstanding, (ii) 529,412 Shares held in the treasury of the Company, (iii) 1,000,000 Shares reserved for future issuance pursuant to outstanding stock options under the Company's 1996 Stock Option Plan, as amended (the "Stock Options"), including Stock Options currently exercisable for 818,000 Shares,
(iv) 1,170,556 Shares issuable upon the conversion of the Company's 7% Convertible Subordinated Notes due May 2003 (the "Notes"), and (v) 373,800 Shares issuable upon the exercise of outstanding warrants. Prior to the announcement of the Offer, there were approximately 411 holders of record of the issued and outstanding Shares. As of August 31, 1999, the Remaining Stockholders beneficially owned 2,278,634 Shares, or approximately 34.1% of the outstanding Shares on a fully diluted basis (approximately 36.8% of Shares issued and outstanding) and Mr. Mel Harris, individually, beneficially owned 2,014,706 Shares, or approximately 30.1% of the outstanding Shares on a fully diluted basis (approximately 36.3% of Shares issued and outstanding).

     The Remaining Stockholders, including Mr. Harris, will not be tendering any Shares pursuant to the Offer. Consequently, after the completion of the Offer, the Remaining Stockholders, including the directors and executive officers of the Company, will own a greater percentage of the Company. As a result, after the completion of the Offer, the Remaining Stockholders will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the Offer. In addition, the higher percentage of beneficial ownership by the Remaining Stockholders that in all likelihood will result upon the completion of the Offer will make it more difficult to remove directors and change the Company's management without the approval of the Remaining Stockholders. Further, if a sufficient number of Shares are tendered pursuant to the Offer, Mr. Harris may become the beneficial owner of in excess of 50% of the outstanding Shares. In such event, Mr. Harris will have effective control of the Company since he will, acting alone, have the ability to elect all of the members of the Board.

     The tendering of Shares pursuant to the Offer will reduce the number of Shares that could otherwise be traded publicly and could materially and adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares are currently listed and traded on Nasdaq. Although the Company has no present intention to delist the Shares, the tendering of Shares pursuant to the Offer could result in a delisting of the Shares from Nasdaq as a result of, among other reasons, a reduction in the number of stockholders of record or market capitalization. Nasdaq requires that the Company maintain a minimum of 400 stockholders. As of August 31, 1999, the Company had approximately 411 stockholders of record. Consequently, a delisting of the Shares may occur if even a small number of stockholders tender pursuant to the Offer. A delisting of the Shares will further reduce the liquidity of the Shares and, in such event, there can be no assurances given that the non-tendering stockholders will be able to find willing buyers for their Shares. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer" and "The Tender Offer -- 10. Effect of the Offer On the Market For The Shares; Quotation and Exchange Act Registration."

     The Company is required to file periodic reports with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A reduction in the number of the Company's stockholders to less than 300 holders may result in the Company no longer being subject to the Commission's reporting requirements. The Company has no present intention or plans to apply to the Commission to terminate its obligations to file periodic reports after the completion of the Offer. However, no assurances can be given that the Company will not seek to do so in the future in the event the number of record holders of Shares at any time falls below 300 holders. Termination of the Company's reporting requirements would substantially reduce the public information available concerning the Company. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer" and "The Tender Offer -- 10. Effect of the Offer On the Market For The Shares; Quotation and Exchange Act Registration."

     The Company expects to expend a significant amount of its cash and investments (approximately $16.5 million) and to incur substantial additional indebtedness (approximately $7.5 million) in connection with the Offer, assuming all of the Shares, other than the Shares held by the Remaining Stockholders and all of the Shares issuable upon the conversion of the Notes, are tendered pursuant to the Offer. As a result, upon the completion of the Offer, the Company expects that it will have substantially less cash and investments available for working capital and/or for other uses, including for any possible acquisitions by the Company. In addition, the Company's debt service requirements will increase as a result of the additional indebtedness incurred in connection with the Offer. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," "The Tender Offer -- 7. Certain Information Concerning the Company."

     Finally, the Offer may affect the Company's ability to qualify for "pooling of interests" accounting treatment for any acquisition effected within the two years following the Offer, to the extent such accounting treatment remains available under applicable regulations.

     Description of Business

     The Company engages in the following activities:

     - it provides temporary registered nurses and other professional medical personnel primarily to client hospitals;

     - it sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverage, and provides risk management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and

     - it provides reinsurance for certain workers' compensation and employers' liability insurance policies it sells.

     Employee Staffing. In March and August 1998, the Company acquired businesses providing temporary registered nurses and other professional medical personnel (often referred to as "Travelers") mainly to client hospitals. Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff.

     Insurance. The Company is engaged in the property and casualty insurance business and has conducted business as a general agent principally on behalf of the American International Group of Companies ("AIG"), General Accident Insurance Company ("General Accident") and Kemper Insurance Companies ("Kemper") and as a reinsurer for certain workers' compensation insurance policies written by the Company on behalf of affiliates of AIG. Pursuant to general agency agreements, the Company is authorized to solicit and bind insurance contracts on behalf of the insurers, collect and account for premiums on business it writes, and request cancellation or nonrenewal of any policy it places. The Company has written workers' compensation insurance since its inception in 1988 and in late 1995 began writing other forms of property and casualty insurance (such other forms of insurance being hereinafter referred to as "Package") for family style and fast food restaurants as a general agent for General Accident. In June 1996, General Accident advised the Company that it would no longer accept Package insurance risks for fast food restaurants. As a result, the Company became a general agent for Kemper during March 1997, through which it wrote Package as well as other forms of property and casualty insurance and workers' compensation insurance. In September 1998, Kemper advised the Company that it would no longer accept Package insurance risks for fast food restaurants but retained its contract with the Company to serve as a program administrator for certain risks. In June 1999, the Company entered into an agreement with a division of United States Fidelity and Guaranty Company to provide Package insurance for franchise, fast-food and family-style restaurants. The Board of Directors has in the past considered and evaluated a possible sale of all or a significant part of its insurance business. The Company has determined not to pursue a sale of its insurance business at this time. However, there can be no assurance given that the Company will not consider such a sale, or consummate any transaction involving a significant part of its insurance business, following the consummation of the Offer.

     Reinsurance. Through a wholly-owned Bermuda subsidiary, the Company entered into a reinsurance agreement with affiliates of AIG pursuant to which it acts as a reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force with policy inception dates as of January 1, 1996 and subsequent which are written by the Company on behalf of affiliates of AIG.

     Business Strategy

     Management of the Company believes that the Company has substantial opportunities for growth which include leveraging the Company's capabilities and expertise in workers' compensation and risk management in employee staffing and related businesses. In particular, management believes that by combining the Company's existing expertise in insurance matters with strategic acquisitions of employee staffing businesses, the Company believes it can reduce the operating expenses typically associated with these operations and increase the products the Company offers its existing clients and staffing employees.

     The Company's current strategy for growth includes:

     - seeking to enter additional segments of the staffing industry through selective acquisitions of employee staffing operations;

     - utilizing the Company's core competencies to improve the efficiency and profitability of staffing companies the Company acquires;

     - focusing the Company's employee staffing operations on industry specific segments without regard to geographic boundaries;

     - continuing to capitalize on the Company's business of selling business insurance and providing risk management services to franchise and related companies; and

     - growing the Company's existing insurance business by offering workers' compensation and other business insurance products, along with risk management services, to select industries.

     With regard to the Company's employee staffing business, the Company is not seeking to become a staffing generalist. The Company is seeking to provide highly compensated professionals to target industries which are not sensitive to significant changes in economic conditions, where professionals serving the industry are more highly compensated, where there is a shortage of technical professionals to fill high demand, where the industry imbalance of supply and demand is expected to continue into the future and where the Company can manage workers' compensation and healthcare risks at a profitable rate.

     The Company's ability to implement its growth strategy, including its acquisition strategy, may be materially and adversely affected by the consummation of the Offer as a result of, among other reasons, the expected use of a substantial amount of the Company's cash, and the substantial additional indebtedness that is expected to be incurred in connection with the Offer. In addition, the Shares may be delisted from Nasdaq upon the completion of the Offer which will adversely affect the Company's ability to use its Shares in connection with any possible acquisitions in the future. See "Special
Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "The Tender Offer -- 8. Financing of the Offer."

     Other Information

     The Company has filed with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act, an Issuer Tender Offer Statement on
Schedule 13E-4 ("Schedule 13E-4") and a Rule 13E-3 Transaction Statement on
Schedule 13E-3. The term, "Expiration Date," means 5:00 p.m., New York City time, on October 18, 1999, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     This Offer to Purchase and the accompanying documents contain information required to be disclosed by the Exchange Act and the rules and regulations promulgated thereunder, including financial information regarding the Company, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

     Purpose of the Offer. The public trading market for the Shares has recently been characterized by low prices and low trading volume. As a result, there is a limited market for the Shares and low trading volumes make it difficult for stockholders to sell large blocks of Shares. The Company is making the Offer to provide stockholders who wish to sell their Shares the opportunity to do so at a fair price and at a premium over recent market prices. The Company believes that its purchase of Shares pursuant to the Offer represents an attractive long-term investment that will benefit the Company, the Remaining Stockholders (who are not participating in the Offer) and the stockholders who elect to not tender their Shares pursuant to the Offer.

     The Offer will enable stockholders, if they so desire, to sell a portion of their Shares while retaining a continuing equity interest in the Company. The Offer may provide stockholders who are considering a sale of all or a portion of their Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales. The purchase of Shares in the Offer will reduce the number of stockholders of record of the Company. A reduction in the number of stockholders of the Company may result in the delisting of the Shares from Nasdaq and may result in the termination of the Company's reporting obligations under the Exchange Act. See "-- Certain Effects of the Offer; Plans of the Company After the Offer" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     For stockholders who do not tender, there is no assurance that the price of the Shares will not trade below the price currently being offered by the Company pursuant to the Offer. For stockholders who do tender, the trading price of Shares may increase as a result of the Offer or an unexpected offer and/or acquisition by a third party.

     THE BOARD OF DIRECTORS, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF THE INDEPENDENT COMMITTEE, HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ACCOMPANYING DOCUMENTS, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further stockholder action (except as required by applicable law). Such Shares could be issued without stockholder approval for such purposes as, among others, the acquisition of other businesses or the raising of additional capital.

     Background to the Offer. The Company's management has been increasingly frustrated during 1999 at the continuing decline in the price of the Company's common stock in the face of continuing reported record increases in the gross revenues of the Company. The Company's management believes the Shares have been undervalued in the public markets primarily as a result of, among other reasons,
(i) the Company's failure to meet certain financial estimates and projections prepared by analysts, (ii) the Company's failure to fully execute its previously announced growth strategy and marketing plans, (iii) the low trading volume and public float of the Shares, (iv) the market's negative reaction to the Company engaging in seemingly different lines of business (i.e. insurance/reinsurance business and the employee staffing business), and (v) inadequate analyst coverage and market support for the Company's Shares. The Company's management believes that these factors have resulted in a recent trading price per Share that does not reflect the actual value of the Shares or the actual financial performance and future prospects of the Company.

     In light of the foregoing and on the basis of communications by the Company with its stockholders, including those unaffiliated with the Remaining Stockholders, in which such stockholders requested that the Company consider ways in which it could enhance stockholder value and/or furnish such stockholders with the ability to liquidate their investment in the Company at a fair price, the Company's founder, Chairman of the Board, Chief Executive Officer and principal stockholder, Mr. Mel Harris, decided to investigate the feasibility of causing the Company to purchase all of the Company's Shares not held by Mr. Harris. Mr. Peter E. Kilissanly, President and Chief Operating Officer of the Company and the other Remaining Stockholders participated in evaluating this alternative.

     On August 31, 1999, at a Special Meeting of the Board of Directors, the proponents of the Offer, including Mr. Harris, presented the Board with the proposed Offer for consideration. At such Special Meeting, the Board of Directors appointed three independent directors to serve as the Independent Committee and charged them with the responsibility of reviewing and considering the terms of the Offer. The Independent Committee was asked to make a determination regarding whether the Offer was fair to the stockholders of the Company. See "Special Factors -- 2. Recommendation of the Company's Board; Fairness of the Offer."

     On September 1, 1999, the Company contacted City National Bank of Florida ("City National"), the lender to one of its subsidiaries, regarding the availability of financing for the Offer.

     On September 1, 1999, the Board engaged Advest as the independent financial advisor for the Board and the Independent Committee for the purpose of evaluating the fairness of the Offer, from a financial point of view, to the unaffiliated stockholders of the Company. On September 1, 1999, the Independent Committee also engaged Baer Marks & Upham LLP as its legal counsel for the purpose of advising the Independent Committee regarding its duties and responsibilities with respect to the Offer. Baer Marks & Upham LLP has acted as counsel for the Company and Mr. Harris in the past and may provide legal services to the Company and Mr. Harris in the future.

     On September 9, 1999, the Independent Committee held a meeting to discuss the proposed terms of the Offer and possible alternative transactions. Representatives for Advest and Baer Marks & Upham LLP attended the meeting.

     On September 10, 1999, City National furnished the Company with a commitment (subject to completion of its due diligence) to loan the Company $7.5 million in connection with the Offer. See "The Tender Offer -- 8. Financing of the Offer."

     On September 13, 1999, the Independent Committee held a meeting, approved the Offer and determined that the consideration to be received by the stockholders pursuant to the Offer was fair to the stockholders. The Independent Committee unanimously recommended that the Board approve the Offer.

     On September 13, 1999, the Board of Directors held a meeting and unanimously approved the Offer.

     Certain Effects of the Offer; Plans of the Company after the Offer

     Impact on Tendering Stockholders. Stockholders who sell Shares to the Company in response to the Offer will receive the Offer Price in cash. The sale of Shares in response to the Offer will have federal income tax consequences to the selling stockholders and may have tax consequences under applicable state, local and other tax laws. See "The Tender Offer -- 5. Certain U.S. Federal Income Tax Consequences."

     Impact on Non-Tendering Stockholders. The purchase of Shares as a result of the Offer will decrease the Company's stockholders' equity per Share because the Offer Price will be greater than the Company's stockholders' equity per Share of $2.62 at June 30, 1999. The Shares purchased by the Company pursuant to the Offer will be held in the Company's treasury and will constitute authorized but unissued Shares.

     The tendering of Shares pursuant to the Offer will reduce the number of Shares that could otherwise be traded publicly and could materially and adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares are currently listed and traded on Nasdaq. Although the Company has no present intention to delist the Shares, the consummation of the Offer could result in a delisting of the shares from Nasdaq as a result of, among other reasons, a reduction in the number of stockholders of record or market capitalization. Nasdaq requires that the Company maintain a minimum of 400 stockholders. As of August 31, 1999, the Company had approximately 411 stockholders of record. Consequently, a delisting of the Shares may occur if even a small number of stockholders tender pursuant to the Offer. A delisting of the Shares will further reduce the liquidity of the Shares and, in such event, there can be no assurances given that stockholders of the Company will be able to find willing buyers for their Shares. See "The Tender Offer -- 10. Effect of the Offer On the Market For the Shares; Quotation and Exchange Act Registration."

     The Company is required to file periodic reports with the Commission pursuant to Section 13 of the Exchange Act. A reduction in the number of the Company's stockholders to less than 300 holders may result in the Company no longer being subject to such reporting requirements. The Company has no present intention or plans to apply to the Commission to terminate its duty to file periodic reports after the completion of the Offer. However, no assurances can be given that the Company will not seek to do so in the future in the event the number of record holders of Shares at any time falls below 300 holders. Termination of the Company's reporting requirements would substantially reduce the public information available concerning the Company. See "The Tender
Offer -- 10. Effect of the Offer On the Market For the Shares; Quotation and Exchange Act Registration."

     The purchase of Shares by the Company will increase the percentage ownership of Shares held by non-tendering stockholders, including the Remaining Stockholders. See "Schedule I -- Directors and Executive Officers; Remaining Stockholders." Therefore, the Remaining Stockholders, which include the current officers and directors of the Company, will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the consummation of the Offer. After completion of the Offer, it may be more difficult to remove directors and change the Company's management without the approval of the Remaining Stockholders. Further, if a sufficient number of Shares are tendered pursuant to the Offer, Mr. Mel Harris, Chairman of the Board and Chief Executive Officer of the Company, may become the beneficial owner of in excess of 50% of the outstanding Shares. In such event, Mr. Harris will have effective control of the Company since he will, acting alone, have the ability to elect all of the members of the Board.

     The Company has never declared nor paid any cash dividends on its common stock and does not anticipate paying cash dividends in respect of its common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, its earnings (if any), financial condition, cash flows, capital requirements and other relevant considerations, including applicable contractual restrictions and governmental regulations with respect to the payment of dividends. The Company does not anticipate any change to the current dividend policy. See "The Tender Offer -- 9. Dividends and Distributions".

     Impact on the Company. The Company expects to expend a significant amount of its cash and investments (approximately $16.5 million) and to incur substantial additional indebtedness (approximately $7.5 million) in connection with the Offer. As a result, upon the completion of the Offer, the Company expects that it will have substantially less cash and investments available for working capital and for other uses, including for any possible acquisitions by the Company. In addition, the Company's debt service requirements will increase as a result of the additional indebtedness incurred by the Company in connection with the Offer. See "The Tender Offer -- 7. Certain Information Concerning the Company."

     The Offer may affect the Company's ability to qualify for "pooling of interests" accounting treatment for any acquisition effected within the two years following the Offer, to the extent such accounting treatment remains available under applicable regulations.

     The reduction in the number of outstanding Shares pursuant to the Offer will trigger an adjustment under the Company's 1996 Stock Option Plan in the maximum number and kind of Shares available for issuance under the 1996 Stock Option Plan, and the number, kind, and price for each Share subject to any then-outstanding options under the 1996 Stock Option Plan to account for the resulting reduction in the number of issued and outstanding Shares. However, pursuant to the terms of the 1996 Stock Option Plan, no such adjustment will be made if such adjustment would (i) cause the 1996 Stock Option Plan to be noncompliant with Section 422 of the Internal Revenue Code (the "Code") or with Rule 16b-3 of the Exchange Act (if applicable); or (ii) be considered as an adoption of a new stock option plan requiring the approval of the Company's stockholders.

     Plans for the Company After the Offer. It is expected that following the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted by management. The Company's growth strategy includes entering into additional segments of the staffing industry through selective acquisitions of employee staffing operations. The Company's ability to implement its growth strategy, including its acquisition strategy, may be materially and adversely affected by the consummation of the Offer as a result of, among other reasons, the delisting of the Shares from Nasdaq, the use by the Company of a significant amount of its cash, and the Company's incurrence of substantial additional indebtedness. In addition, the consummation of the Offer will in all likelihood have a material and adverse effect on the liquidity of the Shares which will, in turn, materially and adversely affect the Company's ability to use the Shares in connection with any possible future acquisitions. See "Introduction," "The Tender Offer -- 8. Financing of the Offer" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     Except for the Offer and as otherwise described in this Offer to Purchase, the Company does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any changes in the Company's capitalization or any other change in the Company's corporate structure or business or the composition of its management, or any change in the Company's certificate of incorporation, bylaws or any other actions which may impede the acquisition of control of the Company by any person. However, the Company will continue to review its business plan and strategic direction and in such process may develop additional strategies for internal growth through expansion of products and services or growth through acquisitions.

     The Board of Directors has in the past considered and evaluated a possible sale of all or a significant part of its insurance business. Although the Company has determined not to pursue such a sale at this time, there can be no assurance given that the Company will not consider such a sale, or consummate any transaction involving a significant part of its insurance business, following the consummation of the Offer.

     The Company has filed with the Commission pursuant to the Exchange Act, a
Schedule 13E-4 and a Rule 13e-3 Transaction Statement on Schedule 13E-3. The term "Expiration Date" means 5:00 p.m., New York City time, on October 18, 1999, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     Following completion of the Offer, the Company may repurchase additional Shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     It is expected that following the consummation of the Offer, the Company's current management, under the general direction of the Company's Board of Directors, will continue to manage the Company as an ongoing business.

2.  RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER

     Recommendation of the Board and the Independent Committee. On September 13, 1999, the Independent Committee determined that the Offer is fair to the stockholders of the Company and approved the Offer. On September 13, 1999, the Board of Directors also unanimously determined that the Offer is fair to the stockholders of the Company. However, the Board of Directors and the Independent Committee will not make any recommendation to stockholders as to whether to tender or refrain from tendering any Shares pursuant to the Offer.

     Fairness of the Offer. In reaching its determination referred to immediately above, the Board and the Independent Committee considered, among others, the following factors, each of which in the view of the Independent Committee and the Board supported such determinations:

          a. the historical market prices and recent trading activity of the Shares, including (i) the $5.00 net per Share cash consideration to be paid to the stockholders in the Offer, which represents a premium of approximately 74% per Share over the closing sales price on September 7, 1999, and a premium of approximately 74% over the closing sales price two weeks preceding such date, (ii) the fact that the Offer Price would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's stockholders, and (iii) the average trading volume of the Shares;

          b. the written and oral presentations of Advest and its opinion furnished to the Board and the Independent Committee that the consideration to be offered to the stockholders is fair to such stockholders from a financial point of view and the report and analyses presented by Advest, which included the following analyses: a historical trading and premiums paid analysis, a comparable public company analysis, a historical transaction analysis and a discounted cash flow analysis;

          c. the low trading volume, low prices for the Shares, the lack of market support for the Shares and the Company's failure to fully execute its previously announced growth strategy and marketing plans;

          d. the structure of the Offer, which was designed, among other things, to provide for a voluntary transaction in which stockholders of the Company may or may not participate in the Offer and, if they elect to so participate, they could receive cash consideration for their Shares at a substantial premium over current market prices at the earliest practicable time without any brokerage fees;

          e. other potential alternatives to the Company, such as a reverse stock split and a spinoff; and

          f. the intention of the Remaining Stockholders to continue the business as a going concern, which makes any consideration of liquidation highly unlikely.

     The Board and the Independent Committee evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and considered the opinion and analyses of Advest. In light of the number and variety of factors that the Board and the Independent Committee considered in connection with their evaluation of the Offer, the Board and the Independent Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Board and the Independent Committee did not do so. The Board and the Independent Committee, however, gave significant weight to the factors specified in clauses (a) through
(f), inclusive, above.

     The Independent Committee also determined that the Offer is procedurally fair to the stockholders of the Company because, among other things (i) the Independent Committee was charged with the responsibility of reviewing and evaluating the terms of the Offer on behalf of the stockholders, (ii) the Board retained Advest to render a fairness opinion to the Board and the Independent Committee with respect to the Offer, (iii) the Independent Committee engaged separate legal counsel (Baer Marks & Upham LLP) and were advised by Baer Marks & Upham LLP regarding their duties and responsibilities with respect to the Offer, and (iv) there were deliberations pursuant to which the Independent Committee evaluated the Offer. The Board and the Independent Committee also considered other potential alternatives to the Offer such as a reverse stock split and a spinoff, but such alternatives were believed to be impractical. It should be noted, however, that the Board and the Independent Committee did not consider a sale of the Company to a third party in light of the position of the Remaining Stockholders that they would not be receptive to a sale of their Shares.

     The Offer does not require the approval of a majority of unaffiliated security holders. All directors of the Company, including the Independent Committee who are not employees of the Company, have approved the Offer. The Independent Committee did not retain an unaffiliated representative other than Advest which advised all of the directors including the Independent Committee.

3.  OPINION OF ADVEST, INC.

     On September 9, 1999, Advest rendered its opinion (the "Advest Opinion") to the Board of Directors of the Company and the Independent Committee to the effect that, as of the date of such opinion, the Offer Price of $5.00 per share to be received by the holders of Shares is fair, from a financial point of view, to the Company's stockholders.

     A COPY OF THE ADVEST OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY ADVEST, IS ATTACHED AS SCHEDULE II HERETO. THE ADVEST OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION OF $5.00 PER SHARE TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER. THE ADVEST OPINION WAS PROVIDED AT THE REQUEST AND FOR THE INFORMATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE INDEPENDENT COMMITTEE IN EVALUATING THE OFFER PRICE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER CONCERNING WHETHER TO ELECT TO TENDER SHARES PURSUANT TO THE OFFER. THE SUMMARY OF THE ADVEST OPINION SET FORTH IN THIS OFFER TO PURCHASE DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ADVEST OPINION ATTACHED AS
SCHEDULE II HERETO. STOCKHOLDERS OF THE COMPANY SHOULD READ THE ADVEST OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ADVEST IN REN-

DERING ITS OPINION. ADVEST HAS CONSENTED TO THE REFERENCES TO ADVEST AND THE ADVEST OPINION IN THIS OFFER TO PURCHASE, AND TO THE ATTACHMENT OF THE ADVEST OPINION TO THIS OFFER TO PURCHASE AS A SCHEDULE HERETO.

     In arriving at the Advest Opinion, Advest, among other things: (i) reviewed the Company's audited financial statements, as filed with the Commission, for the fiscal years ended December 31, 1997 and 1998; (ii) reviewed the Company's unaudited financial statements, as filed with the Commission for the quarters ended March 31, 1999 and June 30, 1999; (iii) reviewed audited statutory financial statements of PEG Reinsurance Company, Ltd. (a wholly owned subsidiary of the Company) for the year ended December 31, 1998 (iv) reviewed the Company's final prospectus dated December 23, 1998 regarding the sale of the Shares issuable upon conversion of the Company's 7% convertible subordinated promissory notes due May 2003; (v) reviewed preliminary drafts of the documents that will be filed with the Commission in connection with the Offer, including the
Schedule 13E-3 (Rule 13E-3 Transaction Statement) and the Schedule 13E-4 (Issuer Tender Offer Statement); (vi) reviewed certain interim financial analyses and forecasts prepared by management of the Company; (vii) held discussions with management of the Company regarding the business, operations and prospects of the Company; (viii) performed various financial analyses, as Advest deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) an analysis of premiums paid in public merger and acquisition transactions and a review of the historical trading prices and volume of the Shares on Nasdaq; (b) the application of the public trading multiples of companies, which Advest deemed comparable to the Company, to the financial results of the Company; (c) the application of the multiples reflected in recent public mergers and acquisitions for businesses which Advest deemed comparable to the Company, to the financial results of the Company; and (d) a discounted projected cash flow analysis; and (ix) reviewed such other materials and performed such other financial studies, analyses, inquiries and investigations as Advest deemed appropriate.

     Advest assumed and relied, without independent verification, upon the accuracy and completeness of all the information supplied or otherwise made available to Advest by the Company or from other sources, and upon the assurance of the Company's management that they were not aware of any information or facts that would make the information provided to Advest incomplete or misleading. Advest did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Advest furnished with any such appraisals. With respect to the projected financial statements referenced in the preceding paragraph, Advest was advised by the Company, and assumed without independent investigation, that they were reasonably prepared and reflected the best currently available estimates and judgments of the future results of operations and financial condition at and for the periods specified therein, and Advest expressed no opinion with respect to such financial statements.

     No limitations were imposed by the Company on the scope of Advest's investigation or the procedures to be followed by Advest in rendering the Advest Opinion. The Advest Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Advest on the date of the Advest Opinion. Advest disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Advest Opinion which might come or be brought to Advest's attention after the date of the Advest Opinion. The Advest Opinion did not constitute a recommendation as to any action taken by the Board of Directors or the Company and did not constitute a recommendation to any stockholder with respect to whether to tender any Shares pursuant to the Offer, and should not be relied upon by any stockholder as such. Advest and the Company entered into a letter-form engagement agreement dated September 1, 1999 (the "Engagement Agreement"), pursuant to which Advest was retained to render the Advest Opinion. The Advest Opinion stated Advest's understanding that such opinion would be used by the Company's Board of Directors solely in connection with its consideration of the fairness of the Offer Price to be received in the Offer by the stockholders of the Company and for no other purpose, and that in rendering the Advest Opinion, Advest specifically disclaims being engaged as an agent or fiduciary of the Company's stockholders or any third party.

     By virtue of the foregoing provisions of the Engagement Agreement and the inclusion of such disclaimer in the Advest Opinion, Advest believes that the Company's stockholders cannot rely upon the Advest Opinion to support any claims against Advest arising under applicable state law. The availability of any such defense will, however, be resolved by a court of competent jurisdiction applying applicable state law to the relevant facts, and the resolution of the question of the availability of any such defense will have no effect on the rights and responsibilities of the Company's Board of Directors under applicable state law. Furthermore, the availability of such a state law defense to Advest would have no effect on the rights and responsibilities of either Advest or the Company's Board of Directors under the federal securities laws.

     The Advest Opinion related solely to the fairness, from a financial point of view, of the $5.00 Offer Price per Share to be received by the stockholders pursuant to the Offer, and Advest expressed no opinion as to the structure, terms or effect of any other aspect of the Offer.

     The following is a summary of all of the material financial analyses performed by Advest in arriving at the Advest Opinion and was provided by Advest for inclusion herein.

     STOCK TRADING HISTORY. Advest reviewed the history of the trading prices and trading volume of the Shares since September 5, 1997 and the relative trading price of the Shares over the prior twelve month, six month, three month and one month periods, respectively, in relation to the market prices of (i) the Standard & Poor's Small Cap Healthcare Index (the "S&P Healthcare"), (ii) the Standard & Poor's Insurance Sector (P&C) Index (the "S&P Insurance") and (iii) the Russell 2000 Index (the "Russell 2000"). Such analysis showed that the Shares underperformed the Russell 2000, S&P Healthcare and S&P Insurance over all measurement periods. As noted below, in arriving at its opinion, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered.

     THE PREMIUMS PAID ANALYSIS. The premiums paid analysis performed by Advest was based upon published studies of premiums paid in merger and acquisition transactions including, overall transactions, transactions less than $25.0 million, cash transactions, transactions with stock prices under $10, insurance transactions and health services transactions. These comparisons reflected an implied value of between $2.42 and $4.06 per Share of the Company based upon the price of Shares on September 7, 1999, prior to the public announcement of the Offer. As noted below, in arriving at its opinion, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered.

     SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Advest compared selected financial and operating data of the Company to the corresponding data of a group of publicly traded companies that Advest deemed to be similar to the Company. In determining the appropriate comparable company universe for the Company, Advest considered a variety of factors including market capitalization, revenues, cash flow and business focus. Throughout this analysis, the Company's Market Value of Equity is calculated as the $5.00 Offer Price per Share multiplied by the current shares outstanding and the Company's Total Enterprise Value is calculated at the Company Market Value of Equity plus total debt less unrestricted cash, as calculated by management.

     When evaluating the workers' compensation insurance business, these companies included: Argonaut Group, Donegal Group, Fremont General Corporation, Meadowbrook Insurance Group and Paula Financial (collectively, the "Insurance Comparable Companies"). When evaluating the staffing business, these companies included: Modis Professional Services, CDI Corporation, On Assignment, RCM Technologies, and Westaff (collectively, the "Staffing Comparable Companies"). For the Insurance Comparable Companies, Advest calculated multiples of Market Value of Equity (defined as outstanding shares multiplied by current share price) to the latest twelve months ("LTM") earnings per share ("EPS"). Advest also calculated multiples of Market Value of Equity to book value and to estimated EPS for the year ending December 31, 1999 based on information provided by a variety of sources including analyst research reports and information published by First Call (an on-line data service which compiles estimates developed by research analysts). For the Staffing Comparable Companies, Advest calculated multiples of Enterprise Value (defined as market value plus total debt less cash and cash equivalents), to the LTM revenues and LTM earnings before interest, taxes, depreciation, and amortization ("EBITDA"). Advest also calculated multiples of the Market Value of Equity to book value, LTM EPS, and estimated 1999 EPS based on information provided by a variety of sources including analyst research reports and information published by First Call.

     For the Insurance Comparable Companies, the multiples of LTM EPS ranged from 5.0x to 17.3x with average and median multiples of 10.8x and 10.3x, respectively (as compared to 14.4x for the Company), implying a value of $3.57 per Share for the Company based upon the median of the multiples for the Insurance Comparable Companies. The multiples of estimated 1999 EPS ranged from 6.0x to 18.2x with average and median multiples of 12.4 and 10.1, respectively (as compared to 8.3x for the Company), implying a value of $6.06 per share for the Company based upon the median of the multiples for the Insurance Comparable Companies. The multiples of book value ranged from 0.6x to 0.9x (as compared to 2.2x for the Company) implying a value of $1.90 per share for the Company on a similar basis.

     For the Staffing Comparable Companies, the multiples of LTM revenue ranged from 0.3x to 2.1x, with mean and median multiples of .8x and .7x, respectively (as compared to .7x for the Company), implying a value of $5.00 per share for the Company based upon the median of the multiples for the comparable companies. The multiples of LTM EBITDA ranged from 4.6x to 14.3x, with mean and median multiples of 7.9x and 7.2x, respectively (as compared to 6.8x for the Company), implying a value of $5.34 per share for the Company on a similar basis. The multiples of book value ranged from 1.3x to 5.3x, with mean and median multiples of 2.2x and 1.4x, respectively (as compared to 2.1x for the Company), implying a value of $3.36 per share for the Company on a similar basis. The multiples of LTM EPS ranged from 6.9x to 25.9x, with mean and median multiples of 14.9x and 11.3x, respectively (as compared to 14.4x for the Company), implying a value of $3.91 per share for the Company on a similar basis. The multiples of 1999 EPS ranged from 6.6x to 22.3x, with mean and median multiples of 12.3x and 10.5x, respectively (as compared to 8.3x for the Company), implying a value of $6.30 per share for the Company on a similar basis.

     As noted below, in arriving at the Advest Opinion, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by Advest.

     COMPARABLE TRANSACTION ANALYSIS. Advest considered the terms, to the extent publicly available, of selected merger and acquisition transactions comparable to the Offer, both in the insurance industry (the "Comparable Insurance Transactions") and the staffing industry (the "Comparable Staffing Transactions") and sought to compare the $5.00 Offer Price per Share with the considerations involved in such transactions.

     The Comparable Insurance Transactions were as follows: the completed acquisition of First Reinsurance Co. by Gryphon Holdings Inc., the completed acquisition of Utah Farm Bureau Insurance Co. by Farm Bureau Mutual Insurance Co., the completed acquisition of CAT Ltd. by ACE Ltd., the completed acquisition of Mountbatten Inc. by Zurich Allied AG, the completed acquisition of Summit Holding Southeast Inc. by Liberty Mutual Insurance Co., the completed acquisition of Folksamerica Holding Co. by Fund American Enterprise Holdings, Inc., the completed acquisition of National Information Group by First American Financial Corp., the acquisition of CalFarm Insurance Co. by Nationwide Mutual Insurance Co., and the announced acquisition of Chartwell Re Corp by Trenwick Group Inc. For each of the Insurance Comparable Transactions, Advest reviewed the multiples of (i) Transaction Value (defined as the purchase price paid for the company) to Book Value and (ii) Transaction Value to Net Income. The multiples of Book Value ranged from 0.7x to 4.4x with average and median multiples of 1.9x and 1.3x, respectively (as compared to 2.1x for the Company), implying a value of $3.12 per share for the Company based upon the median of the multiples on a similar basis. The multiples of net income ranged from 6.1x to 50.1x with average and median multiples of 22.6x and 21.2x, respectively (as compared to 14.4x for PEGI), implying a value of $7.34 per share for the Company based upon the median of the multiples on a similar basis.

     The Comparable Staffing Transactions were as follows: the completed acquisition of the staffing business of FPA Medical Management by Coastal Physician Group, the completed acquisition of the Team Health subsidiary of MedPartners by a private investor group, the completed acquisition of Vincam Group by Automatic Data Processing, the completed acquisition of Personnel Management by Linsalata Capital Partners, the completed acquisition of Staffing Edge by ACSYS Inc., the completed acquisition of StarMed Staffing by RehabCare Group, the completed acquisition of Corestaff by Corporate Services Group, the completed acquisition of Source Services Corp. by Romac International and the completed acquisition of Aspen Consulting Group by TEAM America Corp. For each of the Staffing Comparable Transactions, Advest reviewed the multiples of (i) Total Enterprise Value to Revenue and (ii) Total Enterprise Value to EBITDA. The multiples of Revenue ranged from 0.2x to 1.5x with average and median multiples of 10.7x and 0.6x, respectively (as compared to 0.4x for the Company), implying a value of $7.06 per share for the Company based upon the median of the multiples on a similar basis. The multiples of EBITDA ranged from 6.5x to 20.0x with average and median multiples of 14.4x and 9.4x, respectively (as compared to 6.8x for the Company), implying a value of $6.99 per share for the Company based upon the median of the multiples on a similar basis. As noted above and below, however, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by Advest.

     DISCOUNTED CASH FLOW ANALYSIS. Advest performed discounted cash flow analyses of the projected free cash flows of the Company for the third and fourth quarters of 1999 through 2000 based on projections prepared by management. Advest performed separate discounted cash flow analyses for the insurance operations of the Company ("Insurance DCF") and the Staffing operations of the Company ("Staffing DCF").

     The Insurance DCF was determined by adding (a) the present value of the projected free cash flows of the Company's insurance business and (b) the present value of the estimated terminal value of the insurance business at the end of 2000. For the insurance business, the range of estimated terminal values at the end of the five-year period was calculated by applying perpetual growth rates varying from 0.5% to 1.5% to the free cash flow at the end of 2000. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 24.0% to 29.1%. Based on such terminal value assumptions and discount rates, the sum of the present values of projected cash flows resulted in total enterprise value ranges for the insurance operations of between $8.1 million and $10.2 million.

     The Staffing DCF was determined by adding (a) the present value of the projected free cash flows of the Company's staffing business and (b) the present value of the estimated terminal value of the staffing business at the end of 2000. For the staffing business, the range of estimated terminal values at the end of the five-year period was calculated by applying perpetual growth rates varying from 6.0% to 8.0% to the free cash flow at the end of 2000. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 12.2% to 15.8%. Based on such terminal value assumptions and discount rates, the sum of the present values of projected cash flows resulted in total enterprise value ranges for the staffing operations of between $4.9 million and $11.4 million.

     The implied equity value for the Company was determined by (a) summing the total enterprise values from the Insurance DCF and the Staffing DCF and (b) subtracting the current net debt outstanding of the Company. This resulted in a range of equity values of between $12,686,066 and $21,300,375, which imply a range value between $2.42 and $4.06 per share for the Company. As noted above and below, however, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by Advest.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Advest considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it. Subject to the matters set forth in the Advest Opinion, the judgments made by Advest as to its analyses and the factors considered by Advest caused Advest to be of the opinion, as of the date of the Advest Opinion, that the Offer Price was fair, from a financial point of view, to the holders of the Shares. Advest's analyses must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Advest Opinion. In performing its analyses, Advest made numerous assumptions with respect to the industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Advest's analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty.

     Advest is a nationally-recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The extensive experience of Advest's investment banking group in providing corporate finance and advisory services to companies was a significant factor in the Company's decision to select Advest to provide the fairness opinion for the Offer.

     In the ordinary course of business, Advest provides research coverage and actively trades the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or a short position in such securities. In April 1999, Advest issued a "buy" recommendation for the Shares with a target price of $11.00 per Share. In August 1999, Advest issued a "buy" recommendation for the Shares with a target price of $7.00 per Share. In each case, Advest also advised that a purchase of Shares by a prospective investor would involve a "high market risk." Advest's recommendations were based on the Company's projected earnings for 1999 and the year 2000, respectively. Advest may provide investment banking or financial advisory services to the Company in the future.

     Pursuant to the Engagement Letter, the Company paid Advest a fee of $100,000 in connection with its opinion. The Company has also agreed to reimburse Advest for certain of its out-of-pocket expenses incurred by it in connection with its engagement. In addition, the Company has agreed to indemnify Advest against certain expenses and liabilities in connection with its engagement.

4.  INTERESTS OF CERTAIN PERSONS IN THE OFFER

     In considering the recommendation of the Board and the Independent Committee with respect to the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain officers and directors of the Company have interests described below which may present them with certain potential conflicts of interest. As of August 31, the Company's directors and executive officers as a group beneficially owned an aggregate of 2,278,634 Shares, or approximately 34.1% of the outstanding Shares on a fully diluted basis (approximately 36.8% of Shares issued and outstanding). As of August 31, 1999, such ownership includes 2,014,706 Shares, representing approximately 30.1% of the Shares on a fully diluted basis (approximately 36.3% of Shares issued and outstanding) held by Mr. Mel Harris, the Chairman of the Board and Chief Executive Officer of the Company. The Remaining Stockholders, including Mr. Harris, will not be tendering any Shares pursuant to the Offer as they have not been included in the Offer. Consequently, the tendering of Shares pursuant to the Offer will increase the ownership interest of the Remaining Stockholders in the Company in proportion to the reduction of the number of Shares outstanding. If a sufficient number of Shares are tendered pursuant to the Offer, Mr. Harris may become the beneficial owner of in excess of 50% of the outstanding Shares. In such event, Mr. Harris will have effective control of the Company since he will, acting alone, have the ability to elect all of the members of the Board. See "The Tender Offer -- 5. Beneficial Ownership of Shares."

     The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special
Factors -- 2. Recommendation of the Company's Board; Fairness of the Offer."

     Under the Delaware General Corporation Law (the "DGCL"), corporations organized under the laws of the State of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's certificate of incorporation provides that the Company shall indemnify and advance expenses to each director and officer of the Company, to the fullest extent permitted by
Section 145 of the DGCL. As a result, each director and officer of the Company will be indemnified by the Company against, among other things, liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director or officer of the Company or serving any other enterprise as a director or officer at the request of the Company. Under Section 102(b)(7) of the DGCL, the directors of the Company are not personally liable for monetary damages for breach of fiduciary duties other than for, among other things, a breach of any such director's duty of loyalty to the Company or its stockholders or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. The Company has purchased directors' and officers' liability insurance for the benefit of its directors and officers.

     Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except for outstanding Stock Options to purchase Shares granted from time to time over recent years to participants in the Company's 1996 Stock Option Plan, including certain employees, executive officers and directors of the Company, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

5.  BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information, as of August 31, 1999, regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, each director of the Company, the Chief Executive Officer of the Company, the other executive officers of the Company, and all executive officers and Directors of the Company as a group:

                                                                               NUMBER OF
NAME AND ADDRESS OF DIRECTORS AND OFFICERS AND OTHER BENEFICIAL OWNERS(2)  OUTSTANDING SHARES   PERCENTAGE
-------------------------------------------------------------------------  ------------------   ----------
Mel Harris(1)(3).................................................              2,014,706           30.1%
Peter E. Kilissanly(1)(5)........................................                103,177            1.5
William R. Dresback(1)(6)........................................                 50,000              *
Jose Menendez(1)(7)..............................................                  9,000              *
Jack D. Burstein(8)..............................................                 36,250              *
Stuart J. Gordon(9)..............................................                 11,250              *
Alexander M. Haig, Jr.(10).......................................                     --              *
Maxwell M. Rabb(11)..............................................                 11,250              *
All directors and executive officers as a group(9 persons)(12)...              2,278,634           34.1
Howard Odzer(4)..................................................                411,765            6.2
Putnam Investments, Inc.(13).....................................                529,004            7.9

---------------

  *   Represents less than 1% of outstanding Shares.
 (1) The business address of each such person is Preferred Employers Holdings, Inc., 10800 Biscayne Boulevard, Miami, Florida 33161.
 (2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to the Shares beneficially owned by them. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty days from the date of determination upon the exercise of warrants or options. Each beneficial owner's number of Shares and percentage ownership as set forth above is determined by assuming that the convertible securities that are held by such person (but not those held by any other person) which are exercisable within sixty days from the date listed above have been exercised or converted, as the case may be.
 (3) Includes (i) 1,340,000 Shares held of record by Mr. Harris, (ii) 300,000 Shares over which Mr. Harris has shared investment and voting power subject to the Share Escrow Agreement by and among the Company, Mr. Odzer and the escrow agent (the "Share Escrow Agreement"), (iii) 88,235 Shares held of record by Francine Harris, the wife of Mr. Harris, (iv) 88,235 Shares held of record by Ms. Harris, as custodian for Jamie Jo Harris, the daughter of Mr. and Ms. Harris, and (v) options to purchase 110,000 Shares issued pursuant to the 1996 Stock Option Plan which are exercisable within 60 days of August 31, 1999. Mr. Harris may be deemed to have voting control over such Shares and may be deemed to be the beneficial owner thereof. Mr. Harris disclaims beneficial ownership of (a) 88,235 Shares held of record by Ms. Harris, and (b) 88,235 Shares held of record by Ms. Harris, as custodian for Jamie Jo Harris. Does not include options to purchase 165,000 Shares which vest over a three year period ending August 2002 pursuant to the Company's 1996 Stock Option Plan. The Compensation Committee of the Company's Board has investment and voting power over the 300,000 Shares placed in escrow under the Share Escrow Agreement. Mr. Harris is a member of the Company's Compensation Committee.
 (4) Does not include 300,000 Shares held of record by Mr. Odzer, which have been placed in escrow pursuant to the terms of the Share Escrow Agreement. The Compensation Committee of the Company's Board has investment and voting power over the 300,000 Shares placed in escrow under the Share Escrow Agreement. Mr. Harris is a member of the Compensation Committee. Mr. Odzer's address is 1399 N.E. 103rd Street, Miami Shores, Florida 33138.

 (5) Assumes conversion of the outstanding principal balance of $700,000 pursuant to the Company's 7% Convertible Subordinated Notes due May 2003 issued to Mr. Kilissanly in May 1998. Includes (i) 100 Shares held of record by Ms. Odalys Kilissanly, the wife of Mr. Kilissanly, (ii) 100 Shares held of record by Ms. Kilissanly, as custodian for Anthony Kilissanly, the minor son of Mr. and Mrs. Kilissanly, (iii) 100 Shares held of record by Ms. Kilissanly, as custodian for Megan Kilissanly, the minor daughter of Mr. and Ms. Kilissanly, (iv) 100 Shares held of record by Ms. Kilissanly, as custodian for Lauren Ibarria, the minor daughter of Mr. Kilissanly and (v) options to purchase 25,000 Shares. Does not include
      (i) options to purchase an additional 50,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $8.13 per share, vesting equally over a period of two years beginning on March 30, 2000 and
      (ii) options to purchase 75,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $8.50 per share, vesting equally over a period of five years beginning on July 22, 1999. Pursuant to each option agreement, options to purchase one-half of the number of Shares in each year are subject to the Company meeting 80% of its budgeted pre-tax profits in each year.
 (6) Represents (a) options to purchase 25,000 Shares issued pursuant to the Company's 1996 Stock Option Plan and (b) options to purchase 25,000 Shares issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of August 31, 1999. Does not include (a) options to purchase 5,000 Shares pursuant to the Company's 1996 Stock Option Plan which vest in February 2000, and (b) options to purchase 20,000 Shares which were granted in July 1998 and vest over a four year period commencing July 2000 and ending July 2003 pursuant to the Company's 1996 Stock Option Plan.
 (7) Represents options to purchase 9,000 Shares issued pursuant to the Company's 1996 Stock Option Plan exercisable within 60 days of August 31, 1999. Does not include options to purchase 36,000 Shares pursuant to the Company's 1996 Stock Option Plan which were granted in July 1998 and vest over a four year period commencing July 2000 and ending July 2003 pursuant to the Company's 1996 Stock Option Plan.
 (8) Represents (a) options to purchase 5,000 Shares issued pursuant to the Company's 1996 Stock Option Plan, (b) options to purchase 6,250 Shares issued pursuant to the Share Escrow Agreement and (c) warrants to purchase an aggregate of 25,000 Shares issued to Strategica Group, all exercisable within 60 days of August 31, 1999. Mr. Burstein's business address is c/o Strategica Capital Corp., 1221 Brickell Avenue, Suite 2600, Miami, Florida 33131.
 (9) Represents (a) options to purchase 5,000 Shares issued pursuant to the Company's 1996 Stock Option Plan and (b) options to purchase 6,250 Shares issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of August 31, 1999. Mr. Gordon's business address is c/o Duane Morris and Heckscher, 1667 K Street, Suite 700, Washington D.C. 20006.
(10) Does not include (i) options to purchase 100,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $9.25 per share, vesting equally over a period of three years beginning on January 22, 2000, and (ii) options to purchase 25,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $9.25 per share, vesting equally over a period of five years beginning on January 22, 2000. The options to purchase 100,000 Shares were granted to General Haig in connection with his consulting services to the Company. The options to purchase 25,000 Shares were granted to General Haig in connection with his services as a director of the Company. General Haig's business address is World Wide Associates, Inc., 1155 15th Street, N.W., Suite 800, Washington D.C. 20005.
(11) Represents (a) options to purchase 5,000 Shares issued pursuant to the Company's 1996 Stock Option Plan and (b) options to purchase 6,250 Shares issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of August 31, 1999. Mr. Rabb's business address is c/o Kramer, Levin, Naftalis & Frankel, 919 3rd Avenue, 40th Floor, New York, New York 10022.
(12) Includes the beneficial ownership of Shares by all directors and executive officers named in this table, including Shares subject to options, warrants and Notes as specified above. Also includes 25,000 Shares owned by Ms. Nancy Ryan, and options to purchase 8,000 and 10,000 Shares, issued to Ms. Ryan pursuant to the 1996 Stock Option Plan and the Share Escrow Agreement, respectively.
(13) Outstanding Shares includes and assumes the conversion by Putnam Investments, Inc. of $2 million principal amount of the Company's 7% Convertible Subordinated Notes due May 2003. The business address of Putnam Investments, Inc. is 1 Post Office Square, Boston, Massachusetts 02109.

     Share Escrow Agreement. Pursuant to a Share Escrow Agreement dated February 5, 1997, Mr. Odzer placed 300,000 Shares owned by him in escrow for issuance upon the exercise of stock options granted to certain directors, executives and other officers of the Company, as designated by the Compensation Committee of the Company's Board of Directors.. As of August 31, 1999, options to purchase an aggregate of 220,000 Shares were outstanding under the Share Escrow Agreement. The Compensation Committee of the Board of Directors has investment and voting power over the 300,000 Shares placed in escrow under the Share Escrow Agreement.

     NET Healthcare Escrow Agreement. In August 1998, the Company acquired through a "pooling of interests" all of the outstanding capital stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare"). Under the terms of the Stock Purchase Agreement relating to the NET Healthcare acquisition (the "NET Purchase Agreement"), the Sellers (as defined therein) deposited with City National Bank of Florida, as escrow agent, 51,708 Shares as security for the indemnification obligations of the Sellers arising under the NET Purchase Agreement. The Company expects that the Shares held in escrow will be tendered pursuant to the Offer and will be substituted with the cash proceeds therefrom.

6.  FEES AND EXPENSES

     The Company has retained Morrow & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for certain reasonable out-of-pocket expenses, including attorneys' fees.

     No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer to Purchase and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer -- 13. Fees and Expenses."

Legal Fees (including fees of counsel for the Independent
  Committee)................................................  $215,000
Printing and Mailing........................................    25,000
Filing Fees.................................................     3,000
Depositary Fees and Expenses................................     7,500
Information Agent Fees and Expenses.........................     6,500
Investment Bankers' Fees....................................   100,000
Accountants' Fees...........................................     5,000
Financing Fees..............................................    10,000
Miscellaneous...............................................     3,000
                                                              --------
          Total.............................................  $375,000
                                                              ========

     The Company will be responsible for all expenses incurred in connection with the Offer, whether or not the Offer is consummated.

7.  DISSENTERS' RIGHTS

     No dissenters' rights are available to stockholders in connection with the Offer under applicable Delaware law.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "The Tender Offer -- 4. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on October 18, 1999, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer -- 11. Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Tender Offer -- 4. Withdrawal Rights."

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approvals specified in "The Tender Offer -- 12. Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- 11. Certain Conditions of the Offer" and (iii) to waive any condition, extend the offer period or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- 11. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made promptly on the next business day after the previously scheduled Expiration Date.

     If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act.

     If, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list as of September 17, 1999 and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Tender Offer -- 11. Certain Conditions of the Offer." Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer -- 12. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at Depositary Trust Company (hereinafter referred to as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense and without the payment of interest to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Company increases the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not, such Shares were tendered prior to such increase in consideration.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN SUCH DOCUMENTS ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule l7Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          i. such tender is made by or through an Eligible Institution;

          ii. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

          iii. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Company, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Company as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Company. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after November 15, 1999. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. Neither the Company, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares."

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     A sale of Shares by a stockholder pursuant to the Offer will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The Federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. In addition, the Federal income tax consequences described below may not apply to a stockholder subject to special tax rules (including broker-dealers, stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States or foreign corporations).

     Under section 302 of the Code, a sale of Shares for cash pursuant to the Offer will be treated as an exchange, and thus, as described below, as a transaction on which gain or loss is recognized, if the redemption of Shares (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete termination" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of those three tests under section 302 of the Code is satisfied, a stockholder must take into account not only the Shares he actually owns, but also any Shares he is deemed to own pursuant to the constructive ownership rules of section 318 of the Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and any Shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     A sale of Shares pursuant to the Offer will be a "substantially disproportionate" redemption with respect to a stockholder if the percentage of the outstanding Shares that the stockholder actually and constructively owns immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares that the stockholder actually and constructively owns immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). A stockholder should consult his tax adviser with respect to the application of the "substantially disproportionate" test to his particular facts and circumstances.

     A sale of Shares pursuant to the Offer will result in a "complete redemption" of a stockholder's interest in the Company if either (a) all of the Shares that the stockholder actually and constructively owns are sold pursuant to the Offer or otherwise, or (b) all of the Shares that the stockholder actually and constructively owns are sold pursuant to the Offer or otherwise, other than Shares constructively owned by reason of the family attribution rule, and the stockholder is eligible to waive and effectively does waive attribution of all Shares constructively owned by reason of the family attribution rule in accordance with section 302(c)(2) of the Code.

     Even if a stockholder's redemption of Shares pursuant to the Offer fails to satisfy the "substantially disproportionate" test or the "complete termination" test, a sale of Shares pursuant to the Offer nevertheless may satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether a redemption will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate interest in the Company may satisfy this test. For example, the Internal Revenue Service ("IRS") in Revenue Ruling 76-385 concluded that a 3.3% reduction in the proportionate interest of a stockholder whose relative stock interest in a publicly held corporation was minimal (substantially less than 1%) and who exercised no control over corporate affairs constituted a "meaningful reduction." A stockholder expecting to rely upon the "not essentially equivalent to a dividend" test should consult his own tax adviser as to its application in his particular situation.

     If any of the three tests in section 302 of the Code is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash the stockholder receives pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, and will be long-term capital gain or loss if the Shares are held for more than one year. Net capital gain recognized by certain noncorporate taxpayers, that is, the excess of the taxpayer's net long-term capital gain for a taxable year over net short-term capital loss for that year, is subject to Federal income tax at a maximum rate of 20 percent, while capital gain recognized on a disposition of Shares held for one year or less will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporation is not subject to any preferential rate of tax. The deductibility of capital losses is subject to limitations.

     If none of the three tests under section 302 is satisfied, then, to the extent the Company has sufficient earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income (and treated as ordinary income) in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without regard to gain or loss, if any).

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and it may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. However, even if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case the corporate stockholder's tax basis in Shares retained by the stockholder will be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis generally will be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction will reduce the stockholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of the non-taxed portion over basis will be taxable currently as gain on the sale of the Shares. A corporate stockholder should consult its tax adviser as to the availability of a dividends-received deduction and the application of section 1059 of the Code.

     "Backup withholding" at a rate of 31% will apply to payments made to certain stockholders pursuant to the Offer unless the stockholder has furnished his taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified that that number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the stockholder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     Market Information. The Company's common stock is currently listed on the Nasdaq National Market under the trading symbol "PEGI." The Company first listed its common stock on the Nasdaq SmallCap Market in February 1997. During the period from February 1997 to August 1997, the Company's common stock was also listed on the Boston Stock Exchange. In May 1999, the Company listed its common stock on the Nasdaq National Market. The following table sets forth the high and low closing sale prices of its common stock as reported on the Nasdaq SmallCap Market, the Boston Stock Exchange and Nasdaq National Market, respectively, for each calendar quarter commencing in February 1997 through June 30, 1999 (through August 1997 in the case of the Boston Stock Exchange).

                                                                    NASDAQ SMALLCAP MARKET
                                                                      CLOSING SALE PRICES
                                                                    -----------------------
YEAR                             PERIOD                               HIGH            LOW
----                             ------                             --------        -------
1997  First Quarter (Commencing February 6, 1997).................  $  8.875        $ 7.625
      Second Quarter..............................................     7.703          6.00
      Third Quarter...............................................    11.00           7.00
      Fourth Quarter..............................................    10.75           7.00
1998  First Quarter...............................................     8.50           7.00
      Second Quarter..............................................     9.75           7.62
      Third Quarter...............................................     9.25           6.25
      Fourth Quarter..............................................    10.375          5.00
1999  First Quarter...............................................    11.75           8.50
      Second Quarter (through May 6, 1999)........................     9.69           7.38

                                                                    NASDAQ NATIONAL MARKET
                                                                      CLOSING SALE PRICES
                                                                    -----------------------
YEAR                             PERIOD                              HIGH             LOW
----                             ------                             -------         -------
1999  Second Quarter (Commencing May 7, 1999).....................  $8.00           $2.75

                                                                    BOSTON STOCK EXCHANGE
                                                                     CLOSING SALE PRICES
                                                                    ---------------------
YEAR                             PERIOD                              HIGH           LOW
----                             ------                             ------         ------
1997  First Quarter (Commencing February 6, 1997).................  $8.38          $7.13
      Second Quarter..............................................   7.14           6.00
      Third Quarter...............................................   7.75           6.50

     As of August 31, 1999, the closing sale price of the Company's common stock on the Nasdaq National Market was $3.00 per share. As of August 31, 1999, there were approximately 411 holders of record of the Shares. A high percentage of the Shares held of record is registered in the names of brokerage firms and depositaries.

     On September 16, 1999, the last full day of trading prior to the announcement of the Offer, the closing price per Share as reported on the Nasdaq was $2.75 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     Dividend Policy. The Company has never declared nor paid any cash dividends on its common stock and does not anticipate paying cash dividends in respect of its common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, its earnings (if any), financial condition, cash flows, capital requirements and other relevant considerations, including applicable contractual restrictions and governmental regulations with respect to the payment of dividends.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company.

     General. The Company is a Delaware corporation with its principal executive offices located at 10800 Biscayne Boulevard, Miami, Florida 33161. The Company, founded in 1988, provides temporary registered nurses and other professional medical personnel primarily to client hospitals; sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverages, and provides risk management services, including cost containment, safety management and claims management services designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and provides reinsurance for certain workers' compensation and employer's liability insurance policies sold by the Company.

     Recent Developments. For the quarter ended June 30, 1999, the Company's total revenues were $16,334,000 as compared to $14,449,000 for the 1998 comparable period, representing a net increase of $1,885,000. For the quarter ended June 30, 1998, the Company's total revenues were $14,449,000 as compared to total revenues of $6,191,000 for the 1997 comparable period, representing a net increase of $8,258,000. For the quarter ended June 30, 1999, approximately 69%, 29% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the quarter ended June 30, 1998, approximately 62%, 34% and 4% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the quarter ended June 30, 1997, approximately 39%, 53% and 8% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

     For the six months ended June 30, 1999, the Company's total revenues were $31,880,000 compared to $24,506,000 for the 1998 comparable period, representing a net increase of $7,374,000. For the six months ended June 30, 1998, the Company's total revenues were $24,506,000 as compared to total revenues of $11,473,000 for the 1997 comparable period, representing a net increase of $13,033,000. For the six months ended June 30, 1999, approximately 70%, 28% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency business, respectively. For the six months ended June 30, 1998, approximately 61%, 35% and 4% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency business, respectively. For the six months ended June 30, 1997, approximately 41%, 49% and 10% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

     Historically, the Company's employee staffing business has been seasonal with the demand for Travelers being the highest in fourth and first quarters of the calendar year (September through March), due largely to increased demand particularly during the peak tourist and winter home period in Florida.

     Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (the "Form 10-KSB") and the unaudited financial statements contained in the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 1999 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-KSB and Form 10-Q (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedule III attached hereto sets forth the Form 10-KSB and Form 10-Q.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington,

D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the web site of the Commission at "http://www.sec.gov." The information is also available for inspection at the Nasdaq Stock Market, 33 Whitehall Street, New York, New York 10004.

                         SELECTED FINANCIAL INFORMATION

     In March 1998, the Company purchased certain of the assets of HSSI Travel Nurse Operations, Inc. ("Travel Nurse"). In August 1998, the Company acquired NET Healthcare through a business combination that was accounted for as a "pooling of interests." As a result, the income statement data of the Company set forth in this Offer to Purchase includes the accounts and results of operations of (i) Travel Nurse from March 7, 1998 and (ii) NET Healthcare from January 1, 1997.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,         SIX MONTHS
                                                              -------------------   ENDED JUNE 30,
                                                                1998       1997          1999
                                                              --------   --------   ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue:
  Staffing income...........................................  $34,462    $11,594        $22,172
  Insurance income (1)......................................   17,557     14,034          8,605
  Net investment income.....................................    1,821      1,395            892
  Other income..............................................      471        570            211
                                                              -------    -------        -------
          Total revenue.....................................   54,311     27,593         31,880
                                                              -------    -------        -------
Expenses:
  Staffing costs............................................   27,140      9,611         17,061
  Insurance costs (2).......................................   13,052     10,419          6,945
  Other operating expenses..................................    9,814      6,081          6,327
                                                              -------    -------        -------
          Total expenses....................................   50,006     26,111         30,333
                                                              -------    -------        -------
Operating income before income taxes........................    4,305      1,482          1,547
                                                              -------    -------        -------
Interest expense............................................    1,077        664            537
Other nonoperating expenses.................................      649         --            139
                                                              -------    -------        -------
          Total nonoperating expenses.......................    1,726        664            676
                                                              -------    -------        -------
Income before income taxes..................................    2,579        818            871
Income taxes................................................      376        209            149
                                                              -------    -------        -------
Net income..................................................  $ 2,203    $   609        $   722
                                                              =======    =======        =======
Basic earnings per share....................................  $   .42    $   .12        $   .14
                                                              =======    =======        =======
Diluted earnings per share..................................  $   .42    $   .12        $   .14
                                                              =======    =======        =======

                                                               AS OF DECEMBER 31,
                                                              ---------------------   AS OF JUNE 30,
                                                                1998        1997           1999
                                                              ---------   ---------   ---------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets................................................   $56,407     $32,244        $62,991
                                                               =======     =======        =======
Notes Payable...............................................   $12,430     $ 2,440        $11,021
                                                               =======     =======        =======
Shareholders' equity........................................   $12,977     $10,774        $13,744
                                                               =======     =======        =======
Shareholders' equity per basic share outstanding............   $  2.48     $  2.14        $  2.62
                                                               =======     =======        =======

---------------

(1) Includes premiums earned and net commission income.
(2) Includes losses and loss adjustment expenses incurred and amortization of deferred acquisition costs.

     Summary Unaudited Pro Forma Financial Information. The following unaudited pro forma financial information of the Company as of and for the year ended December 31, 1998 and as of and for the six months ended June 30, 1999 give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such financial information. The balance sheet data give effect to the Offer as if it had occurred at the beginning of each relevant period. The pro forma financial information should be read in conjunction with the financial statements and related notes thereto included in the Form 10-KSB and the Forms 10-Q attached as Schedule III hereto. The pro forma financial data may not be indicative of actual results that would have been achieved if the Offer had occurred on the dates indicted or the results that may be realized in the future.

BALANCE SHEET DATA

                                         AS OF DECEMBER 31, 1998                             AS OF JUNE 30, 1999
                             -----------------------------------------------   -----------------------------------------------
                                          DEBIT        CREDIT                               DEBIT        CREDIT
                             ACTUAL    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA   ACTUAL    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                             -------   -----------   -----------   ---------   -------   -----------   -----------   ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            ASSETS
Cash and investments
  (includes restricted cash
  of $13,774 and $12,955 at
  December 31, 1998 and
  June 30, 1999,
  respectively)............  $34,459     $ 7,500(1)    $23,676(2)  $ 16,885    $39,513     $ 7,500(1)    $23,676(2)  $ 22,718
                                             582(3)        750(3)                              487(3)        375(3)
                                                           375(1)                                            375(1)
                                                           855(3)                                            356(3)
Accrued investment
  income...................      409                                    409        471                                    471
Receivables, net...........   11,201                                 11,201     11,899                                 11,899
Deferred policy acquisition
  costs....................    1,808                                  1,808      2,083                                  2,083
Property and equipment,
  net......................      898                                    898        939                                    939
Deposits...................      344                                    344        437                                    437
Goodwill and other
  intangible assets, net...    4,806                                  4,806      4,689                                  4,689
Other assets...............    2,482         375(1)        864(2)     1,918      2,959         375(1)        864(2)     2,433
                                                            75(3)                                             38(3)
                             -------     -------       -------     --------    -------     -------       -------     --------
        Total assets.......  $56,407     $ 8,457       $28,594     $ 38,270    $62,990     $ 8,362       $25,683     $ 45,669
                             =======     =======       =======     ========    =======     =======       =======     ========

                                             LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable............  $12,430     $10,535(2)    $ 7,500(1)  $  9,395    $11,021     $10,535(2)    $ 7,500(1)  $  7,986
  Unpaid losses and loss
    adjustment expenses....   13,879                                 13,879     18,113                                 18,113
  Insurance balances
    payable................    7,176                                  7,176      7,243                                  7,243
  Unearned premiums........    5,463                                  5,463      6,295                                  6,295
  Accounts payable and
    accrued expenses.......    1,588                                  1,588      2,124                                  2,124
  Other liabilities........    2,894         217(3)      1,557(2)     4,234      4,450          25(3)      1,557(2)     5,982
                             -------     -------       -------     --------    -------     -------       -------     --------
    Total liabilities......   43,430      10,752         9,057       41,735     49,246      10,560         9,057       47,743
                             -------     -------       -------     --------    -------     -------       -------     --------
Shareholders' equity:
  Common stock.............       58                                     58         58                                     58
  Additional paid-in
    capital................    9,892                                  9,892      9,937                                  9,937
  Retained earnings........    3,533         881(3)      2,651(2)     5,303      4,255         257(3)      2,651(2)     6,649
                             -------     -------       -------     --------    -------     -------       -------     --------
  Total shareholders'
    equity.................   13,483         881         2,651       15,253     14,250         257         2,651       16,644
  Treasury stock, at
    cost...................     (506)     18,212(2)                 (18,718)      (506)     18,212(2)                 (18,718)
                             -------     -------       -------     --------    -------     -------       -------     --------
  Net shareholders'
    equity.................   12,977      19,092         2,651       (3,465)    13,744      18,469         2,651       (2,074)
                             -------     -------       -------     --------    -------     -------       -------     --------
    Total liabilities and
      shareholders'
      equity...............  $56,407     $29,845       $11,708     $ 38,270    $62,990     $29,029       $11,708     $ 45,669
                             =======     =======       =======     ========    =======     =======       =======     ========
Book value per share.......  $  2.47                               $  (2.16)   $  2.62                               $  (1.29)
                             =======                               ========    =======                               ========

---------------

(1) Records the Debt Financing and expenses related to the Offer of $375,000.
(2) Records purchase of 3,642,379 publicly held Shares and 1,092,778 Shares issuable upon conversion of the Company's 7% Convertible Subordinated Notes due May 2003.
(3) Reflects pro forma operating adjustments.

STATEMENT OF OPERATIONS DATA

                                                        YEAR ENDED DECEMBER 31, 1998       SIX MONTHS ENDED JUNE 30, 1999
                                                      ---------------------------------   ---------------------------------
                                                      ACTUAL    ADJUSTMENTS   PRO FORMA   ACTUAL    ADJUSTMENTS   PRO FORMA
                                                      -------   -----------   ---------   -------   -----------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Total revenues......................................  $54,311     $  (855)(1)  $53,456    $31,880        (356)(1)  $31,524
Total expenses......................................  $50,007     $     0      $50,007    $30,333     $     0      $30,333
                                                      -------     -------      -------    -------     -------      -------
Operating income before income taxes................  $ 4,304     $  (855)     $ 3,449    $ 1,547     $  (356)     $ 1,191
                                                      -------     -------      -------    -------     -------      -------
Interest expense....................................  $ 1,077     $  (582)(2)             $   537     $  (487)(2)
                                                                  $   750(3)   $ 1,245                $   375(3)   $   425
Other non-operating expenses........................  $   649     $    75(4)   $   724        139     $    38(4)   $   177
                                                      -------     -------      -------    -------     -------      -------
        Total non-operating expenses................  $ 1,726     $   243      $ 1,969    $   676     $   (75)     $   602
                                                      -------     -------      -------    -------     -------      -------
Income before income taxes..........................  $ 2,578     $(1,098)     $ 1,480    $   871     $  (282)     $   589
Income taxes........................................  $   376     $  (217)(5)  $   158    $   149     $   (25)(5)  $   124
                                                      -------     -------      -------    -------     -------      -------
Net income before extraordinary item................  $ 2,202     $  (881)     $ 1,322    $   722     $  (257)     $   465
Extraordinary item, net of income tax...............  $     0     $ 2,651(6)   $ 2,651    $     0     $ 2,651(6)   $ 2,651
                                                      -------     -------      -------    -------     -------      -------
Net income..........................................  $ 2,202     $ 1,770      $ 3,973    $   722     $ 2,394      $ 3,116
                                                      =======     =======      =======    =======     =======      =======
Net income before extraordinary item -- basic.......  $ 2,202     $  (881)     $ 1,322    $   722     $  (257)     $   465
Impact of convertible notes.........................  $   407     $  (407)     $     0    $   306     $  (306)     $     0
                                                      -------     -------      -------    -------     -------      -------
Net income before extraordinary item -- diluted.....  $ 2,609     $(1,288)     $ 1,322    $ 1,028     $  (563)     $   465
                                                      =======     =======      =======    =======     =======      =======
Extraordinary item, net of income tax...............  $     0     $ 2,651      $ 2,651    $     0     $ 2,651      $ 2,651
                                                      =======     =======      =======    =======     =======      =======
Weighted average shares outstanding -- basic........    5,242      (3,637)       1,605      5,247      (3,642)       1,605
Impact of convertible notes.........................      737        (737)           0      1,170      (1,170)           0
                                                      -------     -------      -------    -------     -------      -------
Weighted average shares outstanding -- diluted......    5,979      (4,374)       1,605      6,417      (4,812)       1,605
                                                      =======     =======      =======    =======     =======      =======
Net basic earnings per share before extraordinary
  item..............................................  $  0.42                  $  0.82    $  0.14                  $  0.29
                                                      =======                  =======    =======                  =======
Net diluted earnings per share before extraordinary
  item..............................................  $  0.42                  $  0.82    $  0.14                  $  0.29
                                                      =======                  =======    =======                  =======
Extraordinary item earnings per share -- basic......  $  0.00                  $  1.65    $  0.00                  $  1.65
                                                      =======                  =======    =======                  =======
Extraordinary item earnings per share -- diluted....  $  0.00                  $  1.65    $  0.00                  $  1.65
                                                      =======                  =======    =======                  =======
Ratio of earnings to fixed charges..................     3.39                     2.19       2.62                     2.39
                                                      =======                  =======    =======                  =======

---------------

(1) Reflects reduction of net investment income related to use of Company funds in connection with the Offer.
(2) Eliminates interest expense related to 7% Subordinated Convertible Notes. Assumes conversion of all unaffiliated outstanding 7% Subordinated Convertible Notes at or prior to the expiration of the Offer.
(3) Records interest expense associated with the Debt Financing.
(4) Records amortization of estimated expenses associated with the Offer and the Debt Financing.
(5) Records income tax effects on the above adjustments.
(6) Records gain on conversion of 7% Subordinated Convertible Notes, net of income tax effects.

     Forward-Looking Statements. This Offer to Purchase and certain documents referenced herein includes forward-looking statements. The Company has based these forward-looking statements largely on its expectations. Forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond its control. Actual results could differ materially from those anticipated as a result of numerous factors, including among other things: (1) economic, business and competitive conditions in the employee staffing and insurance industry and the economy in general and innovations of new insurance products; (2) the enactment of new laws and regulations, and the amendment of existing laws and regulations which could affect the Company's business; (3) changes in the Company's business strategy or development plan; (4) the Company's ability to obtain financing on acceptable terms when needed; (5) the Company's ability to continue to attract and retain personnel qualified to meet the staffing requirements of clients; and (6) the Company's ability to identify appropriate acquisition candidates, complete such acquisitions and successfully integrate acquired businesses.

     The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of risks and uncertainties, the forward-looking events and circumstances discussed in this Offer to Purchase and any documents referenced herein might not occur.

8. FINANCING OF THE OFFER

     The total amount of funds required by the Company to consummate the Offer (and to pay related fees and expenses estimated to be approximately $375,000), assuming that all of the Shares held by the stockholders of the Company, other than the Remaining Stockholders, or 3,642,379 Shares in the aggregate, and all of the Shares underlying the Notes, or 1,092,778 Shares in the aggregate, are validly tendered and not withdrawn, is approximately $24 million. City National has provided the Company with a commitment to provide a portion of the funds necessary to consummate the Offer (the "Debt Financing") in the form of a commitment letter dated September 10, 1999 (the "Commitment Letter"). The Commitment Letter proposes to provide a $7.5 million revolving credit facility. City National's commitment to furnish the Debt Financing is subject to completion, including City National's analysis of the Company's financial statements and other due diligence review. The Company expects to utilize up to $16.5 million of its unrestricted cash to consummate the Offer. For the six months ended June 30, 1999, after giving effect to the Offer, assuming all of the Shares other than Shares held by the Remaining Stockholders and all of the unaffiliated Shares issuable upon the conversion of the Notes are tendered, the Company had an unrestricted cash balance of approximately $9.8 million.

     It is expected that the Debt Financing will have the following features:
(i) $7.5 million of revolving loan facility; (ii) term of one year; (iii) interest rate equal to City National's Base Rate from time to time in effect, calculated on a daily basis on the principal balance from time to time outstanding; (iv) interest on borrowings payable on a monthly basis and principal due at maturity; (v) secured by a perfected security interest in all accounts receivable of Preferred Healthcare Staffing, Inc., a Delaware corporation and one of the Company's wholly-owned subsidiaries; (vi) customary representations and warranties; and (vii) subject the Company to customary covenants, including, without limitation, delivery of financial statements, tax returns, inspection of books and assets, further assurances and limitations on liens and other indebtedness, sale of accounts receivable, continuation of business, compliance with laws, payment of dividends and guarantee obligations.

     Definitive agreements for the issuance of the Debt Financing have not been completed. Accordingly, the terms of the arrangements described above may change.

     City National is not required to fund the Debt Financing unless certain objective and subjective conditions precedent have been satisfied. There can be no assurance that such conditions will be satisfied or that the Debt Financing will be consummated.

9. DIVIDENDS AND DISTRIBUTIONS

     If, on or after September 17, 1999, the Company declares or pays any dividend on the Shares or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer -- 11. Certain Conditions of the Offer," (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and
(ii) any non-cash dividend, distribution or right will be received and held by the tendering stockholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer. The Company does not anticipate declaring or paying any such dividends or making any such distributions.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; QUOTATION AND EXCHANGE ACT REGISTRATION

     The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of record of the Shares, which could materially and adversely affect the liquidity and market value of the remaining Shares held by the public. If consummated, the Offer would also result in a change in the capitalization of the Company. The Shares are currently traded and listed on Nasdaq. As of August 31, 1999, there were 5,247,085 Shares issued and outstanding and approximately 411 holders of record of the outstanding Shares. Pursuant to Nasdaq's published guidelines, shares of common stock are not eligible to be included for listing if, among other things, the number of shares publicly held falls below 750,000, the number of record holders falls below 400 or the aggregate market value of such publicly held shares is less than $5 million. As a result, a delisting of the Shares may occur if even a small number of stockholders tender pursuant to the Offer.

     In addition, under Section 12(g) of the Exchange Act, registration under the Exchange Act may be terminated by an issuer if there are fewer than 300 holders of record of a class of security. The consummation of the Offer may result in (a) delisting of the Shares from Nasdaq because of the Company's failure to meet the maintenance requirements and (b) the termination of registration of the Shares under the Exchange Act. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 10% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer listed on Nasdaq, price quotations might still be available from other sources, including the OTC Electronic Bulletin Board of the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of record holders of the Shares after the consummation of the Offer, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the consummation of the Offer, the Shares will no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, Shares could no longer be used as collateral for margin loans made by brokers.

     The Shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company has no present intention or plans to apply to the Commission to suspend its duty to file periodic reports after the completion of the Offer. However, registration of the Shares under the Exchange Act will likely be terminated upon application by the Company to the Commission if the Shares are at any time not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent stockholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of the Company's equity securities within any six-month period may be recaptured by the Company. In addition, the liquidity and market value of the remaining Shares held by the public will be materially and adversely affected and the ability of "affiliates" of the Company and other persons to dispose of Shares which are "restricted securities" under Rule 144 under the Securities Act may be materially impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on Nasdaq.

     Except for the Offer and as otherwise described in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any other material change in the Company's corporate structure or business or the composition of management, or (v) any change in the Company's certificate of incorporation, by-laws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person. However, the Company will continue to review its business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions.

     The Board of Directors has in the past considered and evaluated a possible sale of all or a significant part of its insurance business. Although the Company has determined not to pursue such a sale at this time, there can be no assurance given that the Company will not consider such a sale, or consummate any transaction involving a significant part of its insurance business, following the consummation of the Offer.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer as described herein, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered if, prior to the Expiration Date, any of the following conditions exist:

          a. the Company shall not have received the proceeds from the Debt Financing sufficient to finance a portion of the Offer; or

          b. there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which:
     (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (2) in the Company's reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

          c. there shall have been any claim, action or proceeding threatened, pending or taken, or any consent, license, authorization, permit or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer or the Company, by or before any court or any government or governmental, regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, could or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit the consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (iv) materially impair the contemplated benefits of the Offer to the Company; or

          d. there shall have occurred any of the following events: (i) the commencement of any state of war, international crisis or national emergency; (ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States; (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States;
     (iv) any significant adverse change in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect upon the trading of the Shares; (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration or worsening effect thereof; or (vi) any decline in either the Dow Jones Industrial Average or the

     Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on September 10, 1999; or

          e. a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares (other than as a result of the Offer), or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

          f. there shall have occurred any event which, in the reasonable judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Shares; and, in the reasonable judgment of the Company, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for any Shares; or

          g. the Company shall have agreed that it shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Tender Offer -- Section
11. Certain Conditions of the Offer."

     The consummation of the Offer may result in a delisting of the Shares from Nasdaq and in the termination of the Company's reporting obligations under the Exchange Act. See "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     Litigation. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer since September 17, 1999, the date of the announcement by the Company that it proposed to acquire the Shares pursuant to the Offer.

13.  FEES AND EXPENSES

     Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Company has retained Morrow & Co., Inc., as the Information Agent, and American Stock Transfer & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Morrow & Co., Inc. will be paid estimated fees and expenses of approximately $6,500. The Information Agent will also be reimbursed for certain of its out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. The Company has estimated that it will pay the Depositary fees and expenses of approximately $7,500 for its services in connection with the Offer, plus reimbursement for its out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

14.  MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission Schedule 13E-3 and Schedule 13E-4 together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer -- 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          PREFERRED EMPLOYERS HOLDINGS, INC.
                                          September 17, 1999

                                   SCHEDULE I

    EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY; REMAINING STOCKHOLDERS

EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the executive officers of the Company as of August 31, 1999 and the year in which they were first elected. Each executive officer of the Company serves at the pleasure of the Board of Directors. The business address for each executive officer is 10800 Biscayne Boulevard, Miami, Florida 33161. Each individual listed below is a citizen of the United States.

                                                                                      YEAR FIRST
                 NAME                   AGE                  POSITION                  ELECTED
                 ----                   ---                  --------                 ----------
Mel Harris............................  58    Chairman of the Board and                  1988
                                              Chief Executive Officer                    1993
Peter E. Kilissanly...................  52    President, Chief Operating Officer         1999
                                              and Director
William R. Dresback...................  51    Chief Financial Officer and                1993
                                              Senior Vice President                      1997
Jose Menendez.........................  38    Vice President, General Counsel and        1998
                                              Assistant Secretary                        1999
Nancy Ryan............................  43    Secretary and                              1999
                                              Vice President                             1992

DIRECTORS

     The following sets forth the names and ages of the members of the Board of Directors as of August 31, 1999 and the year in which they were first elected directors of the Company. All directors of the Company hold office until the next Annual Meeting of the Stockholders and until the election and qualification of their successors. Each individual listed below is a citizen of the United States.

                      NAME AND ADDRESS                        AGE   YEAR BECAME A DIRECTOR
                      ----------------                        ---   ----------------------
Mel Harris..................................................  58             1988
Peter E. Kilissanly.........................................  52             1999
Jack D. Burstein............................................  53             1997
Stuart J. Gordon............................................  68             1995
Alexander M. Haig, Jr.......................................  74             1999
Maxwell M. Rabb.............................................  88             1997

BIOGRAPHICAL INFORMATION

     Certain information about the executive officers and the directors of the Company is set forth below. This information has been furnished to the Company by the individuals named.

     Mel Harris has been a director of the Company since its inception in 1988 and has been its Chairman of the Board of Directors and Chief Executive Officer since April 1993. From May 1998 to January 1999, Mr. Harris served as the Company's President. Mr. Harris served as Vice Chairman of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, Mr. Harris served as Vice Chairman of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. Mr. Harris currently serves as President of International Insurance Group, Inc., an insurance brokerage company located in Miami, Florida and New York, New York. Mr. Harris is also a director and shareholder of Strategica Capital Corp., a merchant banking firm ("Strategica Capital"). Mr. Jack D. Burstein, a director of the Company, is the President of

Strategica Capital. Mr. Harris has agreed to devote such time as is necessary, and in any event no less than 80% of his business time, to the affairs of the Company.

     Peter E. Kilissanly has been President, Chief Operating Officer and a director of the Company since January 1999 and has been the President, Chief Executive Officer and a director of Preferred Healthcare Staffing, Inc., a wholly-owned subsidiary of the Company ("Preferred Staffing"), since March 1998. Prior to his employment with Preferred Staffing, from December 1986 to September 1997, Mr. Kilissanly served as President and Chief Operating Officer of Physician Corporation of America. In 1986, he served as Senior Vice President of Corporate Marketing and Communications of Equicor Health Plans. From 1984 to 1986, Mr. Kilissanly served as Senior Vice President of Corporate Marketing and Communications of HCA Health Plans.

     William R. Dresback has been the Chief Financial Officer of the Company since May 1993 and a Senior Vice President since February 1997. From May 1993 to January 1999, Mr. Dresback was the Secretary of the Company. From 1986 to 1992, Mr. Dresback served as Chief Financial Officer of Cobb Partners Financial, Inc. (previously a wholly-owned subsidiary of The Walt Disney Company), a national financial services company primarily involved in the mortgage banking, construction and real estate development businesses. From 1981 to 1986, Mr. Dresback served as Senior Vice President and Chief Financial Officer of International Financial Services, Inc. (a subsidiary of The Torchmark Corporation), an international financial services company primarily involved in the financial planning, life insurance and securities brokerage businesses. From 1969 to 1981, Mr. Dresback was employed by KPMG, LLP where he was responsible for managing the firm's South Florida Insurance Practice.

     Jose Menendez has been Vice President and General Counsel of the Company since joining the Company in April 1998. Mr. Menendez was appointed as Assistant Secretary in January 1999. From 1997 to April 1998, Mr. Menendez was Senior Vice President, General Counsel and Secretary of Physician Corporation of America ("PCA") was responsible for all legal matters of PCA and its subsidiaries. From 1991 to 1997, Mr. Menendez was Vice President of Legal Affairs for PCA.

     Nancy Ryan has been a Vice President of the Company since July 1992 and in January 1999 Ms. Ryan was appointed as Secretary of the Company. From July 1992 to January 1999, Ms. Ryan was an Assistant Secretary of the Company. Ms. Ryan has over 12 years of experience in the commercial insurance industry. Ms. Ryan served as a Vice President of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, she served as a Vice President of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. Since 1984, Ms. Ryan has also served as a Vice President of International Insurance Group, Inc. Ms. Ryan has agreed to devote at least 80% of her business time to the affairs of the Company.

     Jack D. Burstein has been a director of the Company since January 1997. Mr. Burstein has been the Chairman and President of each of Strategica Group, Inc., a merchant bank ("Strategica Group") and Strategica Capital, an affiliate of Strategica Group and a merchant bank, since 1992. Mr. Harris, the Company's Chairman of the Board and Chief Executive Officer, is a director and shareholder of Strategica Capital. From 1984 to present, Mr. Burstein has served as Chief Executive Officer and President of American Capital Corp., a savings and loan holding corporation, and as Chief Executive Officer of TransCapital Financial Corporation, a savings and loan holding corporation. Prior to such time, Mr. Burstein was a senior partner and employee, respectively, in the accounting firms of Schecter Beame Burstein Price & Co. and Seidman & Seidman.

     Stuart J. Gordon has been a director of the Company since 1995. From March 1997 until August 1999, Mr. Gordon was of counsel to the law firm of Duane, Morris and Heckscher since March 1997. From 1989 until March 1997, Mr. Gordon was a partner at the law firm of Metzger, Hollis, Gordon & Alprin. Previously, Mr. Gordon served as the Special Assistant to the Comptroller of the Currency, Deputy Chairman and Treasurer of the United States Senate campaign of Daniel Patrick Moynihan, the First Administrative Assistant and Chief of Staff to Senator Moynihan (in Washington, D.C.) and Deputy Finance Chairman of the presidential campaign of Senator John Glenn. Mr. Gordon was appointed by the Governor of the State of Maryland to the Foster Care Review Board and served as a member of the Board of Governors of Daytop

Village. Mr. Gordon serves as a member of the Board of Advisors of the Independent College Fund of New York.

     Alexander M. Haig, Jr. has been a director of the Company since January 1999. Since August 1982, General Haig has been Chairman and President of Worldwide Associates, Inc., a business adviser to both U.S. and foreign companies in connection with international marketing and venture capital activities. From January 1981 until July 1982, General Haig served as Secretary of State of the United States. From December 1979 until January 1981, General Haig was President and Chief Operating Officer of United Technologies Corp. and is currently a senior consultant to such corporation. From 1974 through 1979, General Haig was the Supreme Allied Commander of NATO. Prior to that, he was White House Chief of Staff under the Nixon and Ford Administrations. General Haig currently serves on the Board of Directors of America Online, Inc., Interneuron Pharmaceuticals, Inc., MGM Grand, Inc. and Metro Goldwyn Mayer Inc.

     Maxwell M. Rabb has been a director of the Company since January 1997. Mr. Rabb has been of counsel to the law firm of Kramer, Levin, Naftalis & Frankel since 1991 and was a partner in the law firm of Stroock, Stroock & Lavan from 1958 to 1981 and from 1989 to 1991. Mr. Rabb served as the United States Ambassador to Italy from 1981 to 1989. In addition, Mr. Rabb serves as a director of the Sterling National Bank, MIC Industries, Inc., Liberty Cable Company, Inc., Black Hole Technologies, Inc., Data Software and Systems, Inc. and CompuTower.

     All of the Company's directors serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of the Company's officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment with the Company. There are no family relationships among the Company's directors and executive officers.

                                  SCHEDULE II

                            ADVEST FAIRNESS OPINION

                                  SCHEDULE III

                  ANNUAL REPORT ON FORM 10-KSB OF THE COMPANY
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                 QUARTERLY REPORTS ON FORM 10-Q OF THE COMPANY
        FOR THE QUARTERLY PERIODS ENDED MARCH 31, 1999 AND JUNE 30, 1999

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

             By Mail/Overnight Delivery:                                   By Hand Only:
             40 Wall Street, 46th Floor                                  6201 15th Avenue
              New York, New York 10005                               Brooklyn, New York 11219

                           By Facsimile Transmission:
                          (Eligible Institutions Only)
                                 (718) 234-5001

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                                445 Park Avenue
                                  Fifth Floor
                            New York, New York 10022
                                 (212) 754-8000

                                 Call Toll Free
                                 (800) 662-5200

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   FORM 10-KSB

  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

FOR THE YEAR ENDED DECEMBER 31, 1998              COMMISSION FILE NO. 001-12677

                              --------------------

                       PREFERRED EMPLOYERS HOLDINGS, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                                    65-0698-799
 (State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)                   Identification No.)

          10800 BISCAYNE BOULEVARD                     33161
               MIAMI, FLORIDA                        (Zip Code)
(Address of Issuer's principal executive offices)

                                 (305) 893-4040
                           (Issuer's telephone number)


      SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE EXCHANGE ACT


                          Common Stock, $.01 Par Value
                          ----------------------------
                                (Title of Class)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X] No [ ]

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

      The issuer's revenues for the year ended December 31, 1998 were $54,311,000.

     The aggregate market value of the registrant's voting common equity (i.e., the Common Stock) held by non-affiliates as of March 26, 1999 was $32,801,431, using the closing sale price of $9.5625 per share on such date, as reported by the Nasdaq SmallCap Market(R).

     The number of outstanding shares of the registrant's Common Stock as of March 26, 1999 was 5,247,085.

Transitional Small Business Disclosure Format. Yes [ ] No [X]

DOCUMENTS INCORPORATED BY REFERENCE: None.

A list of Exhibits to this Annual Report on Form 10-KSB begins on Page 31.

================================================================================

                               TABLE OF CONTENTS


PART I
Item 1. Description of Business.................................................     1
Item 2. Description of Property.................................................    12
Item 3. Legal Proceedings ......................................................    12
Item 4. Submission of Matters to a Vote of Security Holders.....................    12

PART II
Item 5. Market for Common Equity and Related Stockholder Matters ...............    13
Item 6. Management's Discussion and Analysis of Financial Condition and
         Results of Operations .................................................    14
Item 7. Financial Statements ...................................................    19
Item 8. Changes In and Disagreements With Accountants on
         Accounting and Financial Disclosure...................................     19

PART III
Item 9.  Directors, Executive Officers, Promoters and Control Persons; Compliance
          with Section 16(a) of the Exchange Act................................    20
Item 10. Executive Compensation ................................................    23
Item 11. Security Ownership of Certain Beneficial Owners and Management ........    27
Item 12. Certain Relationships and Related Transactions.........................    29
Item 13. Exhibits and Reports on Form 8-K.......................................    31

                             ----------------------


         The Company's principal executive offices are located at 10800 Biscayne Boulevard, Miami, Florida 33161, and our telephone number is (305) 893-4040.

                             ----------------------


FORWARD-LOOKING STATEMENTS

         This Annual Report on Form 10-KSB includes forward-looking statements, including statements regarding, among other things, the Company's:

         o anticipated growth strategies, and

         o its intention to introduce new products.

         The Company has based these forward-looking statements largely on its expectations. Forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond its control. Actual results could differ materially from those anticipated as a result of numerous factors, including among other things: (1) economic, business and competitive conditions in the employee staffing and insurance industry and the economy in general and innovations of new insurance products; (2) the enactment of new laws and regulations, and the amendment of existing laws and regulations which could affect the Company's business; (3) changes in the Company's business strategy or development plan; (4) the Company's ability to obtain financing on acceptable terms when needed; (5) the Company's ability to continue to attract and retain personnel qualified to meet the staffing requirements of clients; and (6) the Company's ability to identify appropriate acquisition candidates, complete such acquisitions and successfully integrate acquired businesses.

         The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of risks and uncertainties, the forward-looking events and circumstances discussed in this Annual Report on Form 10-KSB might not occur.

                             ----------------------

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

INTRODUCTION

We engage in the following activities:

         o we provide temporary registered nurses and other professional medical personnel primarily to client hospitals;

         o we sell, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverage, and provide risk management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and

         o we provide reinsurance for certain workers' compensation and employer's liability insurance policies we sell.

         EMPLOYEE STAFFING. In March and August of 1998, we acquired businesses providing temporary registered nurses and other professional medical personnel (often referred to as "Travelers") mainly to client hospitals. Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff. We believe that the ability of Travelers to function as permanent staff improves the continuity and consistency of patient care and reduces our clients' overall administration, orientation and supervisory requirements relating to permanent staff, as well as reducing turnover of their temporary staff.

         INSURANCE. Since 1988, we have been engaged in the sale of insurance products designed to provide clients with cost savings and reduce the time otherwise spent in managing insurance needs and related costs. We offer clients competitive rates and provide risk management services, including cost containment, safety management and claims management programs. We believe that our innovative approach to cost containment helps clients achieve lower claims costs.

         REINSURANCE. In 1997, we began operating as a reinsurer for certain workers' compensation and employer's liability insurance policies sold by us. Although we assume risks associated with being a reinsurer, our reinsurance agreement (i) limits our liability for losses and certain expenses to the first $300,000 per occurrence and (ii) limits our total liability for all coverage to a maximum of 70% of the total premiums written for each underwriting year.

         For the year ended December 31, 1998, the Company's total revenues were $54,311,000 as compared to $27,593,000 for the year ended December 31, 1997, representing a net increase of $26,718,000 and for the year ended December 31, 1997, the Company's total revenues were $27,593,000 as compared to total revenues of $5,955,000 for the year ended December 31, 1996, representing a net increase of $21,638,000. Approximately 63%, 33% and 4%, respectively, of the Company's total revenues for the year ended December 31, 1998 were derived from our staffing, reinsurance captive and general agency businesses and approximately 42%, 49% and 9%, respectively, of the Company's total revenues for the year ended December 31, 1997 were derived from our staffing, reinsurance captive and general agency businesses, respectively.

      UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, (I) THE FINANCIAL STATEMENTS OF THE COMPANY GIVE RETROACTIVE EFFECT TO THE CONSUMMATION OF THE MERGER OF NATIONAL EXPLORERS AND TRAVELERS HEALTHCARE, INC. ("NET HEALTHCARE") WITH AND INTO PREFERRED HEALTHCARE STAFFING, INC., WHICH OCCURRED IN AUGUST 1998 AND WAS ACCOUNTED FOR AS A "POOLING OF INTERESTS" AND (II) THE TERMS THE "COMPANY," OUR "COMPANY" OR WORDS OF SIMILAR IMPORT MEAN PREFERRED EMPLOYERS HOLDINGS, INC., TOGETHER WITH ITS WHOLLY-OWNED SUBSIDIARIES AS
FOLLOWS: PREFERRED EMPLOYERS GROUP, INC., P.E.G. REINSURANCE COMPANY, LTD. AND PREFERRED HEALTHCARE STAFFING, INC.

INDUSTRY OVERVIEW

         EMPLOYEE STAFFING. One of our subsidiaries, Preferred Healthcare Staffing, Inc. ("Preferred Staffing"), is engaged in the employee staffing business. Employee staffing generally is a contractual arrangement through which a business obtains human resources from a firm specializing in these functions. The staffing firm typically provides health, unemployment, and workers' compensation insurance, and other benefits, while the work site employer retains full operational control over the employee's activities. In March and August of 1998, we acquired businesses providing temporary registered nurses and other professional medical personnel, primarily to client hospitals. These Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff.

         The staffing industry has experienced rapid growth in recent years. Initially thought of as a short-term solution for peak production periods and as a temporary replacement for full-time personnel, the staffing industry is now considered as an effective tool for helping companies manage their investment in human resources. Contract personnel allows companies to expand and contract employee levels based on current needs, thus converting fixed labor costs into controllable variable costs while still maintaining a high degree of employee skill level. Temporary staffing may also reduce costs associated with recruiting and terminating employees. In addition, changing government regulations concerning such matters as employee benefits, health insurance and retirement plans have significantly increased employment costs related to permanent employees. In response, an increasing number of companies are turning to temporary staffing as a method of maintaining high employee skill levels while controlling labor costs.

         The staffing industry is highly competitive and fragmented. The industry is currently experiencing a trend toward consolidation as large companies seek to reduce the number of vendors and look to staffing companies that offer a wider range of services over a broader geographic area. As employers find it more difficult to locate full-time candidates with special skills, they increasingly turn to temporary staffing companies to fill these needs.

         INSURANCE. One of our subsidiaries, Preferred Employers Group, Inc. ("Preferred Group"), sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of business coverage, and provides risk management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores). All fifty States and the District of Columbia have promulgated statutes, rules and regulations that require employers to provide wage replacement and medical benefits to work accident victims regardless of fault. As a result of these mandates, virtually all employers must either (i) purchase workers' compensation insurance from a private insurance carrier, (ii) obtain coverage from a state managed fund, or
(iii) be self-insured, if permitted, by the state in which the business is conducted.

         We believe that franchises often are the safest segment of a particular industry. Most franchises use standardized operations based upon models with demonstrated success. These businesses typically have standard operating procedures and standard plant and equipment with standardized safety programs. The design and construction of most franchises take into account safety engineering of the workplace. For example, in a fast food restaurant, chairs and tables are set a certain distance apart to allow for adequate walking space, and the cooking equipment used must conform to certain safety standards. The franchisor and the franchisee have a shared interest to maintain safe, clean and uniform environments for their customers and employees. Consequently, we believe that, in general, workers' compensation cost of claims for franchise businesses are lower than non-franchise operations.

         Franchises are often subject to the same workers' compensation premium rating system that the insurance industry uses for any comparable business. As a result, fast food franchise restaurants may pay the same rates as bars and taverns which generally are open until later in the evening, as fine dining restaurants where staff often carry heavy trays, or as "mom and pop" restaurants without safety-engineered facilities or formal safety programs. Although these businesses may be charged the same workers' compensation rates, their claims experience is typically significantly higher. Consequently, we believe most franchise companies in many industries generally suffer premium "redundancy" or an "overcharge" in their insurance premiums. In effect, we believe franchise businesses subsidize the higher workers' compensation claims costs of non-franchise operations. We seek to offer our clients the opportunity to effectively lower their cost of claims.

         REINSURANCE. One of our subsidiaries, P.E.G. Reinsurance Company, Ltd. ("Preferred Reinsurance"), acts as a reinsurer with respect to certain workers' compensation and employer's liability insurance policies sold by us. Reinsurance is an arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance company, the ceding company, against all or a portion of the insurance risks underwritten by the ceding company under one or more insurance policies. The two basic types of reinsurance arrangements are treaty and facultative reinsurance. In treaty reinsurance, the ceding company is obligated to cede, and the reinsurer is obligated to assume, a specified portion of a type or category of risk insured by the ceding company. In facultative reinsurance, the ceding company cedes and the reinsurer generally assumes all or part of the risk under a single insurance policy.

         Both treaty and facultative reinsurance can be written on either a pro-rata (also known as quota share or proportional) basis or an excess of loss basis. For reinsurance written on a pro-rata basis, the reinsurer, in return for a predetermined portion or share of the insurance premium charged by the ceding company, indemnifies the ceding company against a predetermined portion of the losses and the allocated portion of loss adjustment expenses ("ALAE") of the ceding company under the covered insurance policy or policies. For reinsurance written on an excess of loss basis, the reinsurer generally indemnifies the ceding company against all or a specified portion of losses and ALAE on underlying insurance policies in excess of a specified dollar amount, known as the ceding company's retention or attachment point, subject to a negotiated limit. Preferred Reinsurance is a facultative reinsurance company.

BUSINESS STRATEGY

         We believe that we have substantial opportunities for growth which include leveraging our capabilities and expertise in workers' compensation and risk management in employee staffing and related businesses. In particular, we believe that by combining our existing expertise in insurance matters with strategic acquisitions of employee staffing businesses we can reduce the operating expenses typically associated with these operations and increase the products we offer to our existing clients and staffing employees.

         Our current strategy for growth includes:

         o seeking to enter additional segments of the staffing industry through selective acquisitions of employee staffing operations;

         o utilizing our core competencies to improve the efficiency and profitability of staffing companies we acquire;

         o focusing our employee staffing operations on industry specific segments without regard to geographic boundaries;

         o continuing to capitalize on our business of selling business insurance and providing risk management services to franchise and related companies; and

         o growing our existing insurance business by offering workers' compensation and other business insurance products, along with risk management services, to select industries.

         With regard to our employee staffing business, we are not seeking to become staffing generalists. We are seeking to provide highly compensated professionals to target industries which are not sensitive to significant changes in economic conditions, where professionals serving the industry are more highly compensated, where there is a shortage of technical professionals to fill high demand, where the industry imbalance of supply and demand is expected to continue into the future and where we can manage workers' compensation and healthcare risks at a profitable rate.

PRODUCTS AND SERVICES

         EMPLOYEE STAFFING. In March 1998, we purchased substantially all of the assets of HSSI Travel Nurse Operations, Inc. ("Travel Nurse") for an aggregate purchase price of $5.0 million in cash. In August 1998, we acquired through a "pooling of interests" all of the outstanding capital stock of Net Healthcare for an aggregate of 517,085 shares of our common stock. In October 1998, we merged the two healthcare staffing companies and now the operations of Travel Nurse and Net Healthcare are conducted through Preferred Staffing.

         For the years ended December 31, 1998 and 1997, approximately 63% and 42%, respectively, of our total revenues were derived from our employee staffing operations. Our employee staffing operations provide registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals on a contractual basis for periods generally ranging from 8 to 52 weeks, with the average being approximately 17 weeks (standard assignments are usually for durations of thirteen or twenty-six weeks). Generally, clients utilize our Travelers to provide cost effective interim staff to meet predictable fluctuations in staffing requirements. In addition, unlike daily or other very short-term supplemental staff, Travelers generally serve for a long enough period to function essentially as permanent hospital staff. We believe that the ability of Travelers to function essentially as permanent staff improves the continuity and consistency of patient care and reduces the overall administration, orientation and supervisory requirements of the clients' permanent staff. Travelers are typically employed on a full-time basis for the period of each assignment. Each Traveler is generally provided with housing and utilities (or a housing subsidy) while on assignment, travel allowance, and other employee benefits, including malpractice, group health and dental insurance.

         Preferred Staffing currently recruits personnel through its in-house recruiting department. Recruiting methods historically have included national and local advertising, attendance at national and regional conventions, personal and professional referrals and the sponsoring of local seminars in selected cities throughout the United States and Canada.

         As of March 26, 1999, Preferred Staffing had more than 750 nurses, surgical technologists and therapists under contract, providing services to over 300 client hospitals. As of March 26, 1999, Preferred Staffing had approximately 3,000 unfilled requests for Travelers, of which 100 were recently received from the United Kingdom.

         INSURANCE. We provide workers' compensation and business insurance programs and risk management services to segments of the American franchise industry. Our insurance programs are designed specifically to reduce the impact of premium redundancy on franchise businesses while also emphasizing loss control and cost containment. By taking advantage of this business segment's good safety records and by providing risk management services, including loss control, safety management and claims management, we seek to offer our clients the opportunity to effectively lower their cost of claims. We have developed proprietary information and claims analyses systems and custom-designed loss reports which explain the claims procedure and assist client management in seeking to promote safety and control claims expense. For the years ended December 31, 1998 and 1997, respectively, approximately 4% and 9%, respectively, of our total revenues were derived from our insurance business.

         Our insurance programs are custom designed to be offered only through nationally recognized carriers with the highest industry ratings. We work with these carriers to establish competitive rates, while being mindful of the carrier's need to maintain profitability and remain viable in the marketplace. Additionally, we offer services designed to enable our clients to realize savings in their workers' compensation costs while reducing the time required to manage this element of their business. Specifically, we provide clients with potential savings by offering competitive rates and cost containment programs which assist our clients in managing their workers' compensation and other business insurance costs.

         Using early intervention techniques, we seek to limit the number of disputes with injured employees. Through a third-party administrator, we provide our clients with access to national "toll-free" telephone numbers so that their claims can be reported quickly, 24 hours-per-day, seven days-per-week. The third-party administrator has trained medical staff available for four party contact among the claimant, the employer, the adjuster and the treating physician. This process helps to provide prompt and competent medical care for the employee and management of the claim. We believe in the prompt settlement of meritorious claims, but we aggressively advise to defend against non-meritorious claims. We attempt to resolve cases prior to litigation and, if litigation ensues, seek to settle reasonable claims.

         In addition to these cost containing activities, our client services staff seeks to maintain communication with our clients. Our loss control department provides advice to clients on how to control the frequency and severity of claims. We seek to persuade clients that safety is not just an issue of good management, rather it can have a significant impact on the financial success of their businesses.

         We believe we have created a new, innovative, comprehensive and aggressive approach to safety/loss control, blending old and new prevention techniques to develop safety programs specific to each industry we serve. While the primary thrust of our programs is safety for employees and customers, emphasis is also placed on motivating client management to implement safety programs as a means of improving profitability. We conduct workshops to demonstrate the benefits of using our loss control safety programs at no additional cost to our clients. Proprietary, custom-designed loss management information is communicated by mail and telephoned to our clients at no additional cost.

         We believe our safety programs help reduce workers' compensation claims costs. The basic elements of our safety programs, as recommended to our clients, include:

         o a written safety policy with safety rules;

         o regularly scheduled safety meetings;

         o new employee hiring practices and training of new and transferred employees;

         o supervisor responsibility and accountability;

         o a regular self-inspection program administered by identified supervisors;

         o an incentive program that rewards safety awareness;

         o a team safety committee program;

         o a timely accident reporting and investigation program;

         o a monitored record-keeping system for accidents;

         o a policy to implement corrective action for unsafe conditions and acts; and

         o a monthly review of programs and their implementation.

         Many states have allowed a reduction in workers' compensation insurance premiums when an employer implements an approved safety program. Our safety programs meet the requirements of most states that have approved safety programs. Such workers' compensation safety program discounts are authorized on a state-by-state basis and, therefore, guidelines are state specific. We deal only with those able to the voluntary market, not the assigned risk market. Certain states make safety program discounts available to all insureds while others make them available only to those insureds with high experience modification factors or based on the size of their premium. Some states require state certification of the safety program on a risk-by-risk basis. We evaluate requirements in the states where such discounts are available and provide employers with manuals, record keeping tools and recommendations which assist the employer in obtaining certification.

         REINSURANCE. In December 1996, we formed Preferred Reinsurance under the laws of Bermuda. Preferred Reinsurance acts as the reinsurer with respect to certain workers' compensation and employer's liability insurance policies sold by us. Although Preferred Reinsurance assumes the risks associated with being a reinsurer, its liabilities are limited for losses and certain defined expenses to the first $300,000 per occurrence and its aggregate liability is limited for all coverage to an amount not to exceed 70% of the gross written premiums for each individual underwriting year. The reinsurance arrangements are governed by the terms of a reinsurance agreement between Preferred Reinsurance and insurance companies affiliated with the American International Group of Companies ("AIG"). The reinsurance agreement with Preferred Reinsurance is terminable by either party upon the occurrence of certain events. For the years ended December 31, 1998 and 1997, approximately 33% and 49%, respectively, of our total revenues were derived from our reinsurance business.

         The purchase of excess and aggregate reinsurance from affiliates of AIG and the stated aggregate limit of liability in the reinsurance agreement limits the liability of Preferred Reinsurance for losses and loss adjustment expenses and permits it to quantify its aggregate maximum loss exposure. By contrast, maximum liability under pro-rata or quota share reinsurance contracts can be more difficult to quantify. Quantification of loss exposure is fundamental to the ability of Preferred Reinsurance to manage its losses.

         Pursuant to the terms of the reinsurance agreement, affiliates of AIG are obligated to cede to Preferred Reinsurance 100% of the net written premium less certain expenses and commissions associated with the policies covered thereby. The affiliates retain a commission allowance, which was 27.09% in 1998 and 28.83% in 1997, based on the net written premiums, and Preferred Reinsurance retains the premiums ceded by the AIG affiliates to Preferred Reinsurance together with the risks and potential for underwriting profits associated therewith. Accordingly, we believe that the operations of Preferred Reinsurance provide us with the opportunity to retain the underwriting profitability that was previously retained by affiliates of AIG, while creating a relatively limited risk exposure under the reinsurance agreement.

         Preferred Reinsurance is required to provide affiliates of AIG, as security for the payment of losses, a combination of cash, United States government securities and/or an irrevocable letter of credit in an aggregate amount equal to 51.5% of the net written premiums ceded to Preferred Reinsurance pursuant to the reinsurance agreement less the amount of losses paid. Our results of operations depend, in part, on the income derived from the investment of premiums by Preferred Reinsurance. Increases in interest rates or events or conditions which negatively affect the financial markets or the general economy may result in losses, both realized and unrealized, on our investments.

CUSTOMERS

         EMPLOYEE STAFFING. As of March 26, 1999, active clients of Preferred Staffing consisted of over 300 hospitals and other clients located in approximately 40 states and the U.S. Virgin Islands. Travelers serve both for-profit and not-for-profit entities which range from small rural hospitals to major teaching and research institutions. A typical client is a hospital with approximately 250 beds which is located in or near a major metropolitan area.

         INSURANCE. We market our insurance programs primarily to the franchise industry both directly and through a network of broker/agents. Our customers typically are owners of multiple unit franchises who understand the importance of cost containment and safety features. While we focus our efforts on large, national franchisees operating multiple outlets, we also serve smaller, regional franchise operators.

SALES AND MARKETING

         EMPLOYEE STAFFING. Our subsidiary, Preferred Staffing, currently markets its Travelers program principally through in-house sales personnel. Historically, marketing activities have been conducted primarily by telephone contact, direct mail, attendance at national and regional conventions, seminars, and direct contact with providers of healthcare services. Additionally, we advertise in a variety of local and national media, including the Yellow Pages, local and national newspapers and trade publications. We also have a Web Page on the Internet in order to provide both prospective clients and prospective Travelers with information about our company and our services as well as employment opportunities.

         Preferred Staffing has developed an extensive computer database of available, qualified personnel, which we believe should enhance our ability to match personnel with client needs. To attract qualified personnel, we use sophisticated direct mail techniques followed by calls from our telemarketing teams. Interested prospective Travelers are turned over to professional recruiters to assist them in finding the right assignment to suit their specific goals. Our marketing plan includes a continual review of our clients' anticipated future staffing needs to enable us to respond to changes in their demands. We seek to develop and maintain strong interactive relationships by anticipating and focusing on our clients' needs.

         INSURANCE. Our insurance sales and marketing programs are varied. We engage in multiple targeted direct mail programs each year. These direct mail programs, designed to introduce our products and services to franchise owners and insurance agents, are complimented by extensive telemarketing efforts. We utilize multiple databases of franchises and insurance agents in our direct mail and telemarketing efforts. Our marketing programs identify prospective clients, clients' agents and new agents to represent us.

         Our marketing programs are designed to generate new prospects for both high revenue broker/agents (those whose client bases produce workers' compensation annual premiums in excess of $2 million) as well as smaller broker/agents who operate in small towns. Generally, we target agents that have the ability to produce $300,000 in annualized workers' compensation premiums to receive a contract to represent us.

         Our programs relieve the broker/agent of administrative and claims tasks as we and/or the insurance carrier bills and collects premiums directly from the insured, remits the commission earned to the broker/ agent, deals directly with the insured in connection with any problems experienced by the insured and serves as a clearinghouse, together with the third-party administrator, with respect to reporting, processing, reviewing and evaluating claims. As a result of the foregoing, we believe the broker/agent can earn more revenue by focusing its efforts on selling products. Other benefits provided to the broker/agent include the following:

         o increasing the geographic area in which the broker/agent can generate business;

         o reducing the likelihood of the broker/agent losing larger multiple store and multiple state franchisees because the broker/agent will have many more states in which it is able to write business;

         o providing the broker/agent with the option of offering other property and casualty products to its clients; and

         o providing the broker/agent's clients with the benefit of our loss control and cost containment programs to reduce its clients' losses.

         Client franchisees are provided with a personal client service representative who is knowledgeable and available throughout the work day. A 1-800 "hot line" is also available to reach the manager of client services should any issue need immediate attention. We believe that these client support services distinguish us from our competition.

POLICY RENEWALS

         Client policy renewals are critical to our insurance operations. We seek to maintain favorable renewal rates by (i) providing our clients with quality service, (ii) ensuring that all insurance policy, endorsement and audit documents are distributed to each client on a timely basis, and (iii) ensuring that all documents distributed to clients are complete and accurate. We seek to communicate with each client several times each year in order to maintain a close relationship and learn of any real or perceived problems and concerns on a timely basis. We believe that our quality service is a major factor in our client retention rate, which as of December 31, 1998 was approximately 62%, and as of December 31, 1997 was approximately 70%.

         Our underwriting department reviews prospects to identify risks that appear undesirable from a historical viewpoint and to recognize those prospects dedicated to significant improvement in their loss history, which thereby makes them a valuable addition to our customer base and to a carrier's portfolio. Our underwriting department also evaluates each client for renewal purposes. This evaluation determines whether the particular client is eligible to receive a decrease or other form of modification to its renewal premium. If the client has responded to loss control recommendations and its loss history reflects improvement, a reduction in its renewal premium rate may be implemented. The department also identifies clients whose experience has deteriorated and who have not responded to loss control guidance and recommendations. If the deterioration is significant enough and the client has not demonstrated a sincere commitment to improvement in loss experience, our underwriting department may make a recommendation not to renew the policy.

DATA MANAGEMENT

         EMPLOYEE STAFFING. Our success in the employee staffing business is dependent, in part, upon our ability to effectively and efficiently match skilled personnel with specific customer assignments. As a result of continuous recruiting efforts, we have established an extensive national resume database of prospective Travelers.

         Preferred Staffing's current database contains information on pre-screened personnel classified by skill, experience, and choice and availability for assignments. The database is updated on a regular basis. When called upon to fill an assignment, our recruiters can access this database to match a client's staffing needs with available personnel. Nurses and other medical personnel listed in the database generally do not work exclusively for any one employer. We continuously update our proprietary database to reflect changes in personnel skill levels and availability. Upon receipt of assignment specifications, we search our database to identify suitable personnel. Once a prospective Traveler's skills are matched to the specifications, we consider other selection criteria such as availability and geographic preferences to ensure there is a proper fit between a prospective Traveler and the assignment being staffed. The system also allows for the addition of new information as acquired companies and databases are integrated. Our database is protected by a multilevel security system.

         INSURANCE. Our insurance management information systems include, among other things, a central database to keep us abreast of market trends, current premium rates, rate filings, renewal dates and information on our competition. These systems constitute an integral part of our business operations. We utilize the systems to process insurance applications, control the issuance of policies and endorsements, audit medical fees, pay broker/agent commissions, manage claims, provide reports to our clients, provide accounting statements and financial reports, and analyze claims data. We believe these systems give us the ability to write more effective and competitive policies and result in a higher rate of policy renewals.

COMPETITION

         EMPLOYEE STAFFING. The staffing industry is highly competitive and fragmented. There are limited barriers to entry and new competitors frequently enter the market. We face substantial competition from local and national staffing companies, and certain of our competitors have more established and significantly larger operations and greater financial, marketing, human and other resources. We compete with other staffing companies as well as our clients and other employers for qualified personnel, and we compete with other staffing companies for suitable acquisition candidates. In addition, during any given year a number of our staffing employees may terminate employment with us in order to accept employment with our clients. In the future, we may encounter difficulty in recruiting a sufficient number of staffing employees of the caliber that we are committed to provide to our customers.

         During periods of higher employment, we may incur increased expenses associated with recruiting qualified staffing employees. We believe there is a shortage of, and significant competition for, professional medical personnel who possess the technical skills and expertise necessary to deliver services and that such professionals are likely to remain a limited resource for the foreseeable future. We believe that the availability and quality of candidates, the level of service, the effective monitoring of job performance, and the price of service are the principal elements of competition in the staffing industry. In order to attract staffing candidates, we place emphasis upon our ability to provide long-term placement opportunities, competitive compensation, quality and varied assignments, and scheduling flexibility. In order to meet the challenge of retaining qualified personnel, we provide what we believe to be a competitive benefits package. Our years of expertise in risk management has permitted us to earn a commission in workers' compensation and healthcare benefits, and we are able to reinvest a portion of such commissions into better benefit packages for our staffing employees.

         INSURANCE. The business insurance industry is highly competitive. We compete with other general agents, numerous large insurance companies, managed health care companies, state sponsored insurance pools, risk management consultants and affiliated broker/agents, many of which have significantly larger operations and greater financial, marketing, human and other resources than us. Competitors may have material advantages over us such as with respect to the forms of insurance and services they offer in addition to workers' compensation products and services. Competitive factors include product lines, premium rates, personalized service and effective cost containment measures.

         Consumers of insurance products have traditionally focused on price rather than cost containment. They have come to expect little or no customer service. We believe we can favorably compete by tailoring our products for each niche market, providing quality customer service and, most importantly, providing loss control and cost containment services.

REGULATIONS

         EMPLOYEE STAFFING. We currently conduct our employee staffing business in 42 states, and are subject to regulation by various state agencies pertaining to a wide variety of employment-related laws. Many of these regulations were enacted prior to the emergence of the employee staffing industry and do not specifically address non-traditional employers. While many states do not explicitly regulate staffing providers, a number of states have passed laws that have licensing, registration or compliance requirements for staffing providers, and other states consider enacting similar regulations from time to time.

         Laws regulating the staffing industry vary from state to state. While we believe we are currently qualified to conduct our staffing business in substantially all of the states, there can be no assurance that we will be able to satisfy any new licensing requirements or other applicable regulations of any particular state. In addition, there can be no assurance that we will be able to renew our licenses in the states in which we currently operate upon the expiration of our licenses.

         Numerous Federal and state laws and regulations involving employment matters, benefit plans and taxes affect our operations. Many of these laws (such as the Employee Retirement Income Security Act and Federal and state employment tax laws) do not specifically address the obligations and responsibilities of non-traditional employers such as staffing providers, and do not have a uniform definition of "employer." Many Of the states in which we operate have not addressed the staffing relationship for purposes of complying with applicable state laws governing the employer/employee relationship. In addition, from time to time, states have considered, and may in the future consider, imposing certain taxes on gross revenues or service fees of staffing companies. If these Federal or state laws are adopted or applied in a manner unfavorable to us, such adoption or application could have a material adverse effect on our results of operations and financial condition.

         In providing staffing services to our clients, we have the obligation to pay the salaries, wages and related benefit costs and payroll taxes of our staffing employees. We pay the (i) salaries and wages for work performed by staffing employees and (ii) payroll withholding taxes, Federal and state unemployment taxes, and taxes due under the Federal Insurance Contributions Act
(FICA). We are obligated to make these payments whether or not our clients make timely payment, or if our clients default in their payment to us of staffing revenue owed to us. In the event of substantial client default, there can be no assurance that our ultimate liability for staffing employee payroll and related tax costs will not have a material adverse effect on our results of operations or financial condition.

         INSURANCE. As a general agent, we are subject to the regulations of the various states in which we sell insurance. These regulations vary from state to state, and may include such matters as licensing requirements, bonding requirements, requirements regarding our agreements with insurance carriers for which we act as a general agent, and certain other requirements. Penalties may be imposed for violations of such regulations.

         Under the workers' compensation system, employer insurance or self-funded coverage is governed by individual laws in each of the fifty states and by certain federal laws. Changes in the federal law or state regulations concerning workers' compensation or managed healthcare may create a greater or lesser demand for some or all of our services, or require us to develop new or modified services in order to meet the needs of the marketplace and compete effectively in that marketplace.

         REINSURANCE. Preferred Reinsurance is registered as a Class 3 insurer in Bermuda and, accordingly, is subject to the provisions of the Bermuda Insurance Act of 1978, as amended, and the regulations promulgated thereunder. The Bermuda Insurance Act provides that no person shall carry on insurance business in or from within Bermuda unless registered as an insurer under the Bermuda Insurance Act by Bermuda's Minister of Finance. The Minister of Finance has broad discretion to act in the public's interest. The Minister of Finance is required by the Bermuda Insurance Act to ascertain whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister of Finance may impose conditions relating to the writing of certain types of insurance business.

         The Bermuda Insurance Act imposes on Bermuda insurance companies, such as our subsidiary Preferred Reinsurance, solvency and liquidity standards and auditing and reporting requirements and grants to the Minister of Finance powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework include those set forth below:

         o Preferred Reinsurance is required to maintain a principal office in Bermuda and appoint and maintain a principal representative in Bermuda. The Bermuda Insurance Act places a duty on the principal representative to report to the Minister of Finance the occurrence of certain events, including but not limited to, the failure by the insurer for which he or she acts to comply with a condition imposed by the Minister of Finance relating to a solvency margin or a liquidity or other ratio with respect to any other such condition. Without a reason acceptable to the Minister of Finance, Preferred Reinsurance may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' advance notice in writing to the Minister of Finance is given of the intention to do so.

         o Preferred Reinsurance is required to appoint an independent auditor to conduct an annual audit of its statutory-based financial statements.

         o Preferred Reinsurance is required to maintain share capital (the aggregate par value of issued shares) of at least $120,000.

         o Preferred Reinsurance must maintain statutory capital and surplus exceeding the greater of the following three criteria: (a) $1,000,000; (b) 20% of the net premiums where the net premiums in the current financial year do not exceed $6,000,000, or where the net premiums exceed $6,000,000, $1,200,000 plus 15% of the net premiums which exceed $6,000,000 (The net premium is the gross premium after deduction for any premium ceded for reinsurance.); and (c) 15% of reserves for losses and loss expenses.

         o Preferred Reinsurance is required to maintain liquid assets at a level equal to or greater than 75% of its net relevant (insurance) liabilities. For this purpose, liquid assets include cash and time deposits, quoted (publicly traded) investments, unquoted bonds and debentures, mortgage loans backed by first liens on real estate, accrued investment income, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding companies.

         o Preferred Reinsurance is required to obtain the approval of the Minister of Finance before reducing by 15% or more its total statutory capital (comprised of share capital, contributed surplus and any other fixed capital) as set out in its previous year's financial statements.

         o Preferred Reinsurance may declare and pay dividends or make distributions out of contributed surplus or other assets legally available for distribution provided that after the payment of any such dividend or distribution it will continue to maintain the required statutory capital and surplus and liquid assets as summarized above.

         o Preferred Reinsurance is required to have a copy of its statutory financial statements available at its principal office for production to the Registrar of Companies and to file the statutory financial statements and a statutory financial return within four months after the end of each financial year (or such longer period, not exceeding seven months, as the Registrar of Companies, on application, may allow).

         o Preferred Reinsurance is required to include in its annual statutory financial statements the opinion of a loss reserve specialist in respect of its loss and loss adjustment expense reserves.

         o The Minister of Finance may appoint an inspector with extensive powers to investigate the affairs of an insurer or reinsurer if the Minister of Finance believes that an investigation is required in the interest of the insurer's or reinsurer's policyholders or persons who may become policyholders. To verify or supplement information otherwise provided to him, the Minister of Finance may direct an insurer or reinsurer to produce documents or information relating to matters connected with the insurer's or reinsurer's business.

         Under current Bermuda law, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our company with respect to Preferred Reinsurance. Preferred Reinsurance is not subject to stamp or other similar duty on the issue, transfer or redemption of its shares of common stock.

         We have obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act of 1966 that if any legislation is enacted in Bermuda imposing tax on profits or income, or on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to our operations, or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any real property or leasehold interests in Bermuda owned by us. As an exempted company, we are liable to pay a registration fee in Bermuda based upon our authorized capital and the premium on our issued shares of common stock at a rate not exceeding $25,000 per annum.

         PREMIUM RATE RESTRICTIONS. State regulations governing the workers' compensation system impose restrictions and limitations that affect the business operations of Preferred Reinsurance. State laws regulate what workers' compensation benefits must be paid to injured workers. Additionally, most states must approve the workers' compensation premium rates that may be charged. As a consequence, the ability of Preferred Reinsurance to pay insured workers' compensation claims out of the premium revenue generated from Preferred Reinsurance's assumption of such insurance is dependent on the level of benefits and premium rates approved by the various states. In this regard, it is significant that the state regulatory agency that regulates workers' compensation benefits is often not the same agency that regulates workers' compensation insurance premium rates.

         POSSIBLE FUTURE REGULATIONS. The federal government and several state legislatures have considered and are considering a number of cost containment and health care reform proposals. No assurance can be given that the federal government or any state will not adopt future regulations that could have a material adverse effect on us.

EMPLOYEES

         As of March 26, 1999, we had approximately 856 full-time employees, of whom 6 were executive officers, 20 were managers, 59 were sales personnel and 58 were accounting, clerical, loss control or underwriting staff and approximately 713 were Travelers. Our Travelers do not necessarily work full-time shifts. As the employer of the Travelers, we are responsible for the general payroll expenses and employer's share of social security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance and other direct labor costs relating to employees. We offer a package of benefits for our Travelers which we believe to be competitive, including housing and utilities (or a housing subsidy), travel allowance, 401(k) retirement plan and malpractice, health and dental insurance. None of our employees are subject to a collective bargaining agreement. We believe that our relationships with our employees are good.

ITEM 2. DESCRIPTION OF PROPERTY

         We lease approximately 16,500 square feet of office space in Miami, Florida for use as our corporate headquarters. Our initial lease term expires in 2002, but we have two five-year renewal options. Preferred Staffing leases premises in Fort Lauderdale, Florida, consisting of approximately 20,000 square feet. The lease will expire in 2005, subject to one five-year renewal option. We anticipate that our existing leases will be renegotiated as they expire or that alternative properties can be leased on acceptable terms. We believe that our present facilities are in good condition and are suitable for our needs for the foreseeable future.

ITEM 3. LEGAL PROCEEDINGS

         We are involved in various legal proceedings arising in the ordinary course of business. As of March 26, 1999, we are not a party to any legal proceeding which, if adversely determined, would have a material adverse effect on our results of operations or financial condition.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         During the fourth quarter of the year ended December 31, 1998, no matters were submitted by the Company to a vote of its stockholders.

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         MARKET INFORMATION. The Company's common stock is currently listed on the Nasdaq SmallCap Market under the trading symbol "PEGI." The Company first listed its common stock on the Nasdaq SmallCap Market in February 1997. During the period from February 1997 to August 1997, the Company's common stock was also listed on the Boston Stock Exchange. The following table sets forth the high and low closing sale prices of its common stock as reported on the Nasdaq SmallCap Market and the Boston Stock Exchange for each calendar quarter commencing in February 1997 through December 31, 1999 (through August 1997 in the case of the Boston Stock Exchange).

                                                                                     NASDAQ SMALLCAP
                                                                                          MARKET
                                                                                   -------------------
                                                                                   CLOSING SALE PRICES
                                                                                   -------------------
YEAR                                    PERIOD                                      HIGH           LOW
----                                    ------                                      ----           ---
1997    First Quarter (Commencing February 6, 1997) ............................  $ 8.875         $7.625
        Second Quarter .........................................................    7.703           6.00
        Third Quarter...........................................................    11.00           7.00
        Fourth Quarter..........................................................    10.75           7.00
1998    First Quarter ..........................................................     8.50           7.00
        Second Quarter .........................................................     9.75           7.62
        Third Quarter...........................................................     9.25           6.25
        Fourth Quarter..........................................................   10.375           5.00
1999    First Quarter (through March 25, 1999)..................................    11.75           8.50

                                                                                       BOSTON STOCK
                                                                                         EXCHANGE
                                                                                   -------------------
                                                                                   CLOSING SALE PRICES
                                                                                   -------------------
YEAR                                    PERIOD                                      HIGH           LOW
----                                    ------                                      ----           ---
1997    First Quarter (Commencing February 6, 1997)............................. $  8.38         $  7.13
        Second Quarter..........................................................    7.14            6.00
        Third Quarter (Ending August 9, 1997)...................................    7.75            6.50

         As of March 26, 1999, the closing sale price of the Company's common stock on the Nasdaq SmallCap Market was $9.5625 per share. As of March 26, 1999, there were approximately 410 holders of record for our common stock. A high percentage of the Company's common stock held of record is registered in the names of brokerage firms and depositaries.

         DIVIDEND POLICY. The Company has never declared nor paid any cash dividends on its common stock and does not anticipate paying cash dividends in respect of its common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, its earnings (if any), financial condition, cash flows, capital requirements and other relevant considerations, including applicable contractual restrictions and governmental regulations with respect to the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Company's audited consolidated financial statements and notes related thereto contained elsewhere in this Annual Report on Form 10-KSB. In August 1998, the Company consummated the merger of Net Healthcare with and into one of the Company's wholly-owned subsidiaries, and in connection therewith issued 517,085 shares of common stock in exchange for all the outstanding common stock of Net Healthcare. The business combination was accounted for as a "pooling-of-interests" and, accordingly, our consolidated financial statements for applicable periods prior to the combination have been restated to include the accounts and results of operations of NET Healthcare.

GENERAL

         The Company engages in the following activities:

         o it provides temporary registered nurses and other professional medical personnel primarily to client hospitals;

         o it sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverage, and provides risk management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and

         o it provides reinsurance for certain workers' compensation and employer's liability insurance policies it sells.

         EMPLOYEE STAFFING. In March and August of 1998, the Company acquired businesses providing temporary registered nurses and other professional medical personnel (often referred to as "Travelers") mainly to client hospitals. Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff. The Company believes that the ability of Travelers to function as permanent staff improves the continuity and consistency of patient care and reduces its clients' overall administration, orientation and supervisory requirements relating to permanent staff, as well as reducing turnover of their temporary staff.

         Staffing income is recognized at the time the staffing services are provided. In most instances, the staffing company's temporary healthcare professionals are considered employees of the staffing company while under assignment and costs of employment are the responsibility of the staffing company and are included in the accompanying statements of operations.

         INSURANCE. The Company is engaged in the property and casualty insurance business and has conducted business as a general agent on behalf of AIG, General Accident Insurance Company ("General Accident") and the Kemper Insurance Companies ("Kemper") and as a reinsurer for certain workers' compensation insurance policies written by the Company on behalf of affiliates of AIG. Pursuant to our general agency agreements, the Company is authorized to solicit and bind insurance contracts on behalf of the insurers, collect and account for premiums on business it writes, and request cancellation or nonrenewal of any policy it places. The Company receives, as compensation pursuant to the terms of these general agency agreements, gross commissions on its business at rates which range from approximately 5% to 20%. The Company has written workers' compensation insurance since its inception in 1988 and in late 1995 began writing other forms of property and casualty insurance (such other forms of insurance being hereinafter referred to as "Package") for family style and fast food restaurants as a general agent for General Accident. In June 1996, General Accident advised the Company that it would no longer accept Package insurance risks for fast food restaurants. As a result, the Company became a general agent for Kemper during March 1997, through which it wrote Package as well as other forms of property and casualty insurance and workers' compensation insurance. In September 1998, Kemper advised the Company that it would no longer accept Package insurance risks for fast food restaurants but retained its contract with the Company to serve as a program administrator for certain risks.

         REINSURANCE. In December 1996, the Company formed Preferred Reinsurance and entered into a reinsurance agreement with affiliates of AIG pursuant to which Preferred Reinsurance acts as a reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force with policy inception dates as of January 1, 1996 and subsequent which are written by the Company on behalf of affiliates of AIG. Preferred Reinsurance is required to provide affiliates of AIG, as security for the payment of losses, a combination of cash, United States government securities and/or an irrevocable letter of credit in an aggregate amount equal to 51.5% of the net written premiums ceded to Preferred Reinsurance pursuant to the insurance agreement less the amount of losses paid. Preferred Reinsurance receives, as compensation pursuant to the terms of the reinsurance agreement, the related net written premiums less certain program expenses and commissions and the losses paid associated with the business. Although Preferred Reinsurance assumes the risks associated with being a reinsurer, the reinsurance agreement limits the liability of Preferred Reinsurance for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the reinsurance agreement limits the aggregate liability of Preferred Reinsurance for all coverage to an amount not to exceed 70% of the gross written premiums for each individual underwriting year. Because the reinsurance agreement is effective for all business written on or after January 1, 1996, the policies written prior to the execution of the contract and formation of Preferred Reinsurance were accounted for as retroactive reinsurance. The reinsurance agreement with Preferred Reinsurance is terminable by either party upon the occurrence of certain events. In the event the Company's reinsurance agreement is terminated, the Company, in all likelihood, would be materially and adversely affected.

         The Company collects workers' compensation premiums from the insureds and remits the ceding commission (net of its commission) and reinsurance charge to affiliates of AIG and remits the net premium to Preferred Reinsurance. Commission income on workers' compensation business is recognized as income when premiums are collected. Package insurance premiums are principally collected by the insurance carrier. The package insurance carrier remits commissions to us monthly on package premiums it collects. Commission income on package business is recognized as income when premiums are due. Reinsurance premiums received by Preferred Group are earned on a pro-rata basis over the term of the related coverage.

         For the year ended December 31, 1998, the Company's total revenues were $54,311,000 as compared to $27,593,000 for the year ended December 31, 1997, representing a net increase of $26,718,000. For the year ended December 31, 1997, the Company's total revenues were $27,593,000 as compared to total revenues of $5,955,000 for the year ended December 31, 1996, representing a net increase of $21,638,000. For the year ended December 31, 1998, approximately, 63%, 33% and 4% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the year ended December 31, 1997, approximately 42%, 49% and 9% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

         Historically, our employee staffing business has been seasonal, with the demand for Travelers being the highest in the first and fourth quarters of the calendar year (September through March), due largely to increased demand particularly during the peak tourist and winter home period in Florida.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

         TOTAL REVENUES. Total revenues for the year ended December 31,1998 were $54,311,000 compared to $27,593,000 for the year ended December 31, 1997, representing a net increase of $26,718,000 or 96.8%.

         The following table provides a comparison of revenues for the years ended December 31, 1998 and 1997 by category:


                                                                                             NET      PERCENTAGE
                                                                 1998         1997         CHANGE       CHANGE
                                                             -----------   ----------    ----------   ----------
 Staffing income ..........................................  $34,462,000   11,594,000    22,868,000     197.2 %
 Premiums earned ..........................................   15,594,000   11,675,000     3,919,000      33.6 %
 Net commission income:
   Workers' compensation ..................................    1,399,000    1,529,000      (130,000)     (8.5)%
   Package ................................................      416,000      483,000       (67,000)    (13.9)%
   Other, net .............................................      148,000      347,000      (199,000)    (57.4)%
                                                             -----------   ----------    ----------   ----------
     Total net commission income ..........................    1,963,000    2,359,000      (396,000)    (16.8)%
 Net investment income ....................................    1,821,000    1,395,000       426,000      30.5 %
 Other income .............................................      471,000      570,000       (99,000)    (17.4)%
                                                             -----------   ----------    ----------   ----------
   Total revenues .........................................  $54,311,000   27,593,000    26,718,000      96.8 %
                                                             ===========   ==========    ==========   ==========
 Workers' compensation:
   Premiums collected .....................................  $14,431,000   14,929,000
   Ratio of net commission income/premiums
       collected ..........................................          9.7%       10.2%
                                                             ===========   =========

         Staffing income increased $22,868,000 as a result of the acquisition of certain of the assets of Travel Nurse (acquired in March 1998) and the increase in business related to the acquisition of Net Healthcare. Premiums earned increased $3,919,000 or 33.6% for the year ended December 31, 1998 as compared to the prior year as a result of new business and renewals of the prior year business and increased retention. Workers' compensation commission income decreased $130,000 or 8.5% for the year ended December 31, 1998 as compared to the prior year as a result of the decrease in premiums collected of $498,000, which is attributable to the decrease in the workers' compensation book of business. Package commission income decreased $67,000 or 13.9% for the year ended December 31, 1998 as compared to the prior year as a result of a reduction in the business written for fast food restaurants. Other net commission income decreased $199,000 or 57.4% for the year ended December 31, 1998 as compared to the prior year as a result of the reduction in volume of audit and small business plan premiums collected. Net investment income increased $426,000 or 30.5% for the year ended December 31, 1998 as compared to the prior year as a result of premiums received and invested by Preferred Reinsurance and the income earned on the net proceeds received from the sale of the Company's convertible subordinated notes in May 1998. Other income decreased $99,000 or 17.4% as a result of the effects of the retroactive insurance accounting treatment of Preferred Reinsurance as discussed more fully in Note 1(c) to the Company's consolidated financial statements included in this Annual Report.

         TOTAL OPERATING EXPENSES. Total operating expenses for the year ended December 31, 1998 were $50,006,000 compared to $26,111,000 for the 1997 comparable period, representing an increase of $23,895,000 or 91.5%. The following table provides a comparison of total expenses for the years ended December 31, 1998 and 1997 by category:


                                                                                             NET      PERCENTAGE
                                                                 1998          1997         CHANGE       CHANGE
                                                             -----------    ----------    ----------   ----------
  Staffing costs ...........................................  $27,140,000    9,611,000    17,529,000     182.4%
  Losses and loss adjustment expenses incurred .............    8,052,000    6,257,000     1,795,000      28.7%
  Amortization of deferred acquisition costs ...............    5,000,000    4,162,000       838,000      20.1%
  Other operating expenses .................................    9,814,000    6,081,000     3,733,000      61.4%
                                                              -----------   ----------    ----------   ----------
  Total operating expenses .................................  $50,006,000   26,111,000    23,895,000      91.5%
                                                              ===========   ==========    ==========   ==========


     Staffing costs increased $17,529,000 consistent with the increase in staffing revenues for 1998 as discussed above. Losses and loss adjustment expenses increased $1,795,000 or 28.7% which is consistent with the increase in premiums earned in 1998 as discussed above. Amortization of deferred acquisition costs increased $838,000 or 20.1% which is also consistent with the increase in premiums earned in 1998 as discussed above. Other operating expenses increased $3,733,000 or 61.4%. The following table provides a comparison of other operating expenses for the years ended December 31, 1998 and 1997 by category:


                                                                                             NET      PERCENTAGE
                                                                 1998         1997         CHANGE       CHANGE
                                                             -----------   ----------    ----------   ----------
 Personnel costs ...........................................  $5,827,000    3,546,000     2,281,000      64.3%
 Occupancy costs ...........................................     609,000      457,000       152,000      33.3%
 Professional fees .........................................     926,000      372,000       554,000     148.9%
 Other operating expenses ..................................   2,452,000    1,706,000       746,000      43.7%
                                                              ----------    ---------     ---------   ----------
   Total other operating expenses ..........................  $9,814,000    6,081,000     3,733,000      61.4%
                                                              ==========    =========     =========   ==========

         Personnel expenses increased $2,281,000 or 64.3% as a result of the hiring of four marketing employees, one marketing executive, and three corporate executives with aggregate annual compensation of $537,000 together with the increased staff related to the acquisition of the assets of Travel Nurse and the growth in the business of Net Healthcare. Occupancy expenses increased $152,000 or 33.3% principally as a result of the acquisition of Travel Nurse. Professional fees increased $554,000 principally as a result of increased legal and accounting fees associated with various corporate and acquisition matters. Other operating expenses increased $746,000 or 43.7% primarily related to the following: (i) increased insurance expense of $102,000, (ii) increased corporate fees and services of $225,000, (iii) increased investment and service fees of $120,000, and (iv) increased travel expenses of $124,000. Insurance expense increased as a result of the purchase of additional coverages (i.e., directors and officers liability insurance) and increased premiums due to increased limits. Corporate fees and services, travel expenses, and investment and service fees increased as a result of the expansion of the business of Net Healthcare and the acquisition of the assets of Travel Nurse.

         TOTAL NON-OPERATING EXPENSES. Total non-operating expenses for the year ended December 31, 1998 were $1,726,000 compared to $664,000 for the 1997 comparable period. Interest expense increased $413,000 as a result of the Company's private placement in May 1998 of 7% convertible subordinated notes in the aggregate principal amount of $10,580,000 and borrowings under a revolving line of credit. Amortization of intangible assets and other non-operating expenses increased $649,000 consistent with the acquisitions as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

         GENERAL. Our principal source of cash is the collection of staffing revenues from client hospitals and workers' compensation insurance premiums from our insureds. In February 1997, we consummated an initial public offering of 1,725,000 shares of Common Stock (including the underwriters' over-allotment option) and received gross cash proceeds of approximately $12,506,000. In May 1998, we consummated a $10,580,000 private placement of 7% convertible subordinated notes due May 2003.

         At December 31, 1998, net cash and investments were $32,755,000 (net of premiums payable of $1,703,000). Net cash provided by operating activities decreased to $3,258,000 in 1998 from $10,506,000 in 1997, a decrease of $7,248,000. This decrease resulted primarily from increases in accounts receivable, unpaid losses and loss adjustment and unearned premiums of $10,779,000, $1,863,000 and $2,009,000, respectively. The increase in accounts receivable is primarily associated with the acquisition of certain of the assets of Travel Nurse and the increase in billings by the merged staffing companies during 1998 of $3,350,000, and an increase of $7,399,000 related to reinsurance premiums receivable. The increase in unpaid losses and loss adjustment expenses is consistent with the increase in premiums earned during the year. The increase in unearned premiums is consistent with the increase in reinsurance premiums receivable as discussed above.

         Cash flows used in investing activities decreased to $13,180,000 for the year ended December 31, 1998 from $23,252,000 for the year ended December 31, 1997, a decrease of $10,072,000. This decrease resulted primarily from the reduction of security purchases of $15,223,000 and the acquisition of certain of the assets of Travel Nurse for $5,000,000 in cash as discussed in the Note 1(b) to our consolidated financial statements included in this Annual Report.

         Cash flows from financing activities for the year ended December 31, 1998 reflects the net proceeds received from the Company's private placement of 7% convertible subordinated notes of $9,622,000, borrowings under a revolving line of credit of $2,000,000 and repayment of lines of credit related to Net Healthcare of $2,440,000, compared to the net proceeds received from the Company's initial public offering of $10,384,000 and borrowings under a revolving line of credit of $1,115,000 related to Net Healthcare for the comparable period in 1997.

         FINANCINGS. In May 1998, Preferred Staffing entered into a $3,000,000 unsecured revolving line of credit with a bank (the "Credit Facility"). Outstanding borrowings under the Credit Facility bear interest at the bank's base rate of interest. Interest under the Credit Facility is due and payable monthly and all unpaid principal and interest is due on May 2, 1999. The Company expects to renew the Credit Facility for an additional one year term. Outstanding borrowings under the Credit Facility are secured by our guarantee. As of December 31, 1998, there was approximately $1,850,000 in outstanding borrowings under the Credit Facility, which borrowings bore interest at the rate of 7 3/4% per annum. As of March 29, 1999, outstanding borrowings under the Credit Facility were approximately $1,150,000 and bore interest at the rate of 7 3/4% per annum.

         In May 1998, we also consummated a $10,580,000 private placement of 7% convertible subordinated notes due May 2003. The principal amount of the notes is convertible at the option of the holder into shares of our common stock, at a conversion price of $9.00 per share, at any time prior to the earlier of May 12, 2003 or ten business days after the receipt of a termination notice (as defined in the notes). The notes generally prohibit or restrict, among other things, our ability to incur liens and indebtedness, make certain fundamental corporate changes and specified investments and conduct certain transactions with affiliates.

         We believe that our existing cash balances and cash flows from activities will be adequate to meet our current operations, including expected capital expenditures, for at least the next twelve months. In connection with our current business strategy of making strategic acquisitions, we may seek additional funds through equity and/or debt financings. There can be no assurance that any such additional debt or equity financings will be available to us, or if available, will be on favorable terms to us.

YEAR 2000

         The Year 2000 presents potential concerns for businesses. The consequences of this issue may include system failures and business process interruption. In addition to the well-known calculation problems with the use of 2-digit date formats as the year changes from 1999 to 2000, the Year 2000 is a special case leap year which may cause similar problems in many systems unless remediated.

         We have developed a plan with respect to evaluating and upgrading our core information technology systems so that they are Year 2000 compliant. Two vendors primarily supply software to us for use in our operations. One vendor supplies the software used by our insurance operations and one vendor supplies the software used by our staffing operations. The vendors have each advised us that the latest upgrades of the software used in our operations are Year 2000 compliant. We intend to implement these software upgrades, and test the upgraded software for Year 2000 compliancy during the first half of 1999. The historical and currently projected costs relating to these upgrades and Year 2000 compliance are not material.

         We are in the process of developing a plan with respect to evaluating and upgrading our non-core information technology systems and other systems using embedded technology so that they will be Year 2000 compliant. We expect to complete and implement that plan during the second quarter of 1999.

         We also intend to make inquiries of other third parties supplying us with products and services to receive assurances that they are Year 2000 compliant. We believe that we will complete that review by the end of the second quarter of 1999.

         We have not developed a "worst case" scenario with respect to Year 2000 issues. Although we have not done a cost analysis, we believe that no material adverse effect on our business will occur if our non-core technology systems are not Year 2000 compliant. We anticipate that the costs related to such non-compliance, if any, will not be material.

         Although we do not have a Year 2000 contingency plan, we are developing such a plan, which we expect to complete by the end of the second quarter of 1999.

         If we or third parties with which we have relationships were to cease or not successfully complete Year 2000 remediation efforts, we could encounter disruptions to our business. However, we could be materially and adversely impacted by widespread economic or financial market disruption, or by Year 2000 computer system failures of third parties, that may generally occur as a result of the Year 2000 issues.

         Certain statements relating to the Year 2000 issues are forward-looking statements and have been made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.

ITEM 7. FINANCIAL STATEMENTS

         The Company's audited consolidated financial statements for the years ended December 31, 1998 and 1997, respectively, are set forth at the end of this Annual Report on Form 10-KSB and begin on page F-1.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information, as of March 26, 1999, concerning our directors and executive officers:

Name                                                  Age             Positions With Our Company
----                                                  ---             --------------------------
 Mel Harris ........................................  58    Chairman of the Board of Directors and Chief
                                                            Executive Officer
 Peter E. Kilissanly ...............................  51    President, Chief Operating Officer and
                                                            Director
 D. Mark Olson .....................................  50    Executive Vice President
 William R. Dresback ...............................  51    Senior Vice President and Chief Financial
                                                            Officer
 Jose Menendez .....................................  37    Vice President, General Counsel and Assistant
                                                            Secretary
 Nancy Ryan ........................................  43    Vice President and Secretary
 Jack D. Burstein ..................................  53    Director
 Stuart J. Gordon ..................................  68    Director
 Alexander M. Haig, Jr .............................  74    Director
 Maxwell M. Rabb ...................................  88    Director


         The business experience of each of the persons listed above for at least the last five years is as follows:

         MEL HARRIS has been a director of our company since its inception in 1988 and has been our Chairman of the Board of Directors and Chief Executive Officer since April 1993. From May 1998 to January 1999, Mr. Harris served as our President. Mr. Harris served as Vice Chairman of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, Mr. Harris served as Vice Chairman of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. Mr. Harris currently serves as President of International Insurance Group, Inc., an insurance brokerage company located in Miami, Florida and New York, New York. Mr. Harris is also a director and shareholder of Strategica Capital Corp., a merchant banking firm ("Strategica Capital"). Mr. Jack D. Burstein, a director of our company, is the President of Strategica Capital. Mr. Harris has agreed to devote such time as is necessary, and in any event no less than 80% of his business time, to the affairs of our company.

         PETER E. KILISSANLY has been President, Chief Operating Officer and a director of our company since January 1999 and has been the President, Chief Executive Officer and a director of Preferred Healthcare Staffing, Inc., a wholly-owned subsidiary of our company, since March 1998. Prior to his employment with Preferred Staffing, from December 1986 to September 1997, Mr. Kilissanly served as President and Chief Operating Officer of Physician Corporation of America. In 1986, he served as Senior Vice President of Corporate Marketing and Communications of Equicor Health Plans. From 1984 to 1986, Mr. Kilissanly served as Senior Vice President of Corporate Marketing and Communications of HCA Health Plans.

         D. MARK OLSON has been an Executive Vice President of our company since January 1999 and has been the President and Chief Executive Officer of Preferred Employers Group, Inc., a wholly-owned subsidiary of our company, since June 1998. Mr. Olson was the Chief Operating Officer of our company from July 1997 to June 1998. Prior to his employment with Preferred Group, from March 1996 to July 1997, Mr. Olson served as President, Chief Executive Officer and a director of PCA Solutions, Inc., a workers' compensation third party administration company. From 1987 to 1993, Mr. Olson served as national director of sales for Kemper Financial Services and later as Chairman, President and Chief Executive Officer of Invest Financial Corporation, a Kemper Financial Services subsidiary. From November 1993 to March 1996, he served as a consultant to several of the nation's largest insurance and asset management companies.

         WILLIAM R. DRESBACK has been our Chief Financial Officer since May 1993 and a Senior Vice President since February 1997. From May 1993 to January 1999, Mr. Dresback was the Secretary of our company. From 1986 to 1992, Mr. Dresback served as Chief Financial Officer of Cobb Partners Financial, Inc. (previously a wholly-owned subsidiary of The Walt Disney Company), a national financial services company primarily involved in the mortgage banking, construction and real estate development businesses. From 1981 to 1986, Mr. Dresback served as Senior Vice President and Chief Financial Officer of International Financial Services, Inc. (a subsidiary of The Torchmark Corporation), an international financial services company primarily involved in the financial planning, life insurance and securities brokerage businesses. From 1969 to 1981, Mr. Dresback was employed by KPMG, LLP where he was responsible for managing the firm's South Florida Insurance Practice.

         JOSE MENENDEZ has been Vice President and General Counsel of our company since joining our company in April 1998. Mr. Menendez was appointed as Assistant Secretary in January 1999. From 1997 to April 1998, Mr. Menendez was Senior Vice President, General Counsel and Secretary of Physician Corporation of America ("PCA") and was responsible for all legal matters of PCA and its subsidiaries. From 1991 to 1997, Mr. Menendez was Vice President of Legal Affairs for PCA.

         NANCY RYAN has been a Vice President of our company since July 1992 and in January 1999 Ms. Ryan was appointed as Secretary. From July 1992 to January 1999, Ms. Ryan was an Assistant Secretary of our company. Ms. Ryan has over 12 years of experience in the commercial insurance industry. Ms. Ryan served as a Vice President of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, she served as a Vice President of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. Since 1984, Ms. Ryan has also served as a Vice President of International Insurance Group, Inc. Ms. Ryan has agreed to devote at least 80% of her business time to the affairs of our company.

         JACK D. BURSTEIN has been a director of our company since January 1997. Mr. Burstein has been the Chairman and President of each of Strategica Group, Inc., a merchant bank ("Strategica Group"), and Strategica Capital, an affiliate of Strategica Group and a merchant bank, since 1992. Mr. Harris, the Company's Chairman of the Board and Chief Executive Officer, is a director and shareholder of Strategica Capital. From 1984 to present, Mr. Burstein has served as Chief Executive Officer and President of American Capital Corp., a savings and loan holding corporation, and as Chief Executive Officer of TransCapital Financial Corporation, a savings and loan holding corporation. Prior to such time, Mr. Burstein was a senior partner and employee, respectively, in the accounting firms of Schecter Beame Burstein Price & Co. and Seidman & Seidman.

         STUART J. GORDON has been a director of our company since 1995. Mr. Gordon has been of counsel to the law firm of Duane, Morris and Heckscher since March 1997. From 1989 until March 1997, Mr. Gordon was a partner at the law firm of Metzger, Hollis, Gordon & Alprin. Previously, Mr. Gordon served as the Special Assistant to the Comptroller of the Currency, Deputy Chairman and Treasurer of the United States Senate campaign of Daniel Patrick Moynihan, the First Administrative Assistant and Chief of Staff to Senator Moynihan (in Washington, D.C.) and Deputy Finance Chairman of the presidential campaign of Senator John Glenn. Mr. Gordon was appointed by the Governor of the State of Maryland to the Foster

Care Review Board and served as a member of the Board of Governors of Daytop Village. Mr. Gordon serves as a member of the Board of Advisors of the Independent College Fund of New York.

         ALEXANDER M. HAIG, A has been a director of our company since January 1999. Since August 1982, General Haig has been Chairman and President of Worldwide Associates, Inc., a business adviser to both U.S. and foreign companies in connection with international marketing and venture capital activities. From January 1981 until July 1982, General Haig served as Secretary of State of the United States. From December 1979 until January 1981, General Haig was President and Chief Operating Officer of United Technologies Corp. and is currently a senior consultant to such corporation. From 1974 through 1979, General Haig was the Supreme Allied Commander of NATO. Prior to that, he was White House Chief of Staff under the Nixon and Ford Administrations. General Haig currently serves on the Board of Directors of America Online, Inc., Interneuron Pharmaceuticals, Inc., MGM Grand, Inc. and Metro Goldwyn Mayer Inc.

         MAXWELL M. RABB has been a director of our company since January 1997. Mr. Rabb has been of counsel to the law firm of Kramer, Levin, Naftalis & Frankel since 1991 and was a partner in the law firm of Stroock, Stroock & Lavan from 1958 to 1981 and from 1989 to 1991. Mr. Rabb served as the United States Ambassador to Italy from 1981 to 1989. In addition, Mr. Rabb serves as a director of the Sterling National Bank, MIC Industries, Inc., Liberty Cable Company, Inc., Black Hole Technologies, Inc., Data Software and Systems, Inc. and CompuTower.

         All of our directors serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of our officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment with us. See "Executive Compensation--Employment Agreements." There are no family relationships among our directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that are filed with the SEC. Based solely on a review of copies of such forms received by the Company, and written representations received by the Company from certain reporting persons, the Company believes that for the year ended December 31, 1998 all
Section 16(a) reports required to be filed by the Company's executive officers, directors and 10% stockholders were filed on a timely basis.

ITEM 10. EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the aggregate compensation paid to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers for the three years ended December 31, 1998 whose total annual salary and bonus exceeded $100,000 for 1998 (collectively the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                           Long-term
                                                                                           Compensation
                                                 Annual Compensation                     ----------------
                                     -----------------------------------------------        Securities
                                                                      Other Annual          Underlying          All Other
Name and Principal Position          Year     Salary($)    Bonus($)  Compensation($)     Options/SARs(#)      Compensation
---------------------------          ----     ---------    -------   --------------      ---------------      ------------
 Mel Harris(1)(2) .................  1998     $ 50,000        --          --                        --            2,470(6)
   Chairman of the Board and         1997     $116,729        --          --                   275,000              775(6)
   Chief Executive Officer           1996     $ 50,000        --          --                        --               --

 Peter E. Kilissanly(l)(3) ........  1998     $100,000        --          --                   150,000               --
   President and Chief
   Operating Officer

 D. Mark Olson(l)(4) ..............  1998     $250,000    50,000          --                        --               --
   Executive Vice President          1997     $120,000        --          --                   150,000               --

 William R. Dresback(1) ...........  1998     $150,000        --          --                    25,000            3,361(7)
   Senior Vice President and         1997     $150,000        --          --                    50,000            1,666(7)
   Chief Financial Officer           1996     $125,000        --          --                        --              891(7)

 Jose Menendez(1)(5) ..............  1998     $ 85,385        --          --                    45,000               --
   Vice President and General Counsel

----------------
(1) In January 1999, Messrs. Harris, Kilissanly, Olson, Dresback and Menendez entered into employment agreements with our company. See "--Employment Agreements."
(2) In July 1997, Mr. Harris voluntarily reduced his salary from $150,000 per annum to $52,000 per annum.
(3) Mr. Kilissanly was appointed as President and Chief Operating Officer of the Company in January 1999 and has been President and Chief Executive Officer of Preferred Staffing since March 1998.
(4) Mr. Olson was appointed Executive Vice President of the Company in January 1999 and has been President and Chief Executive Officer of Preferred Group since June 1998.
(5) Mr. Menendez has been Vice President and General Counsel of the Company since April 1998.
(6) Represents contributions by the Company to its 401(K) plan on behalf of Mr. Harris.
(7) Represents (i) insurance premiums paid by the Company in the amount of $891 for each of 1996, 1997 and 1998 for a term life insurance policy for the benefit of Mr. Dresback and (ii) contributions by the Company to its 401(K) plan on behalf of Mr. Dresback for 1997 and 1998.

                              OPTION GRANTS IN 1998

         The following table sets forth certain information concerning the grant of stock options in 1998 to each of the Named Executive Officers.


                                                                  Percentage to Total
                                               Number of           Options Granted
                                         Securities Underlying       to Employees         Exercise Price
 Name                                       Options Granted             in 1998              ($/Share)          Expiration Date
 ----                                    ---------------------    -------------------     --------------        ---------------
 Mel Harris ...............................         --                     --                     --                      --
 Peter E. Kilissanly(l) ...................     75,000                   23.4%                 $8.13                 3/30/08
 Peter E. Kilissanly(2) ...................     75,000                   23.4%                 $8.50                 7/22/08
 D. Mark Olson ............................         --                     --                     --                      --
 William R. Dresback(3)....................     25,000                    7.8%                 $8.50                 7/22/08
 Jose Menendez(4) .........................     45,000                   14.1%                 $8.50                 7/22/08

---------------------
(1) One-third of such options vest each year beginning on March 30, 1999. The vesting of one-half of such options each year is also subject to the Company meeting certain performance objectives.
(2) One-fifth of such options vest each year beginning on July 22, 1999. The vesting of one-half of such options each year is also subject to the Company meeting certain performance objectives.
(3)  One-fifth of such options vest each year beginning on July 22, 1999.
(4)  One-fifth of such options vest each year beginning on July 22, 1999.

       AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

         The following table sets forth certain information concerning the Named Executive Officers with respect to the number of shares covered by exercisable and unexercisable stock options at December 31, 1998 and the aggregate value of exercisable and unexercisable "in-the-money" options at December 31, 1998. No options were exercised by the Named Executive Officers in 1998.


                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                    OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)
           NAME                                      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----                                     --------------------------   -------------------------
           Mel Harris ..................................  55,000/220,000            $103,125/$412,500
           Peter E. Kilissanly .........................      --/150,000                  --/$196,500
           D. Mark Olson ...............................  15,000/120,000            $ 39,375/$315,000
           William R. Dresback .........................   30,000/45,000            $ 71,250/$ 75,625
           Jose Menendez ...............................       --/45,000                  --/$ 50,625

------------------
(1) The value of unexercised "in-the-money" options is equal to the difference between the closing sale price of the common stock on the Nasdaq SmallCap Market as of December 31, 1998 ($9.625) and the option exercise price per share, multiplied by the number of shares subject to options.

DIRECTOR COMPENSATION

         Our directors do not receive compensation for their services as directors, but are reimbursed for all reasonable out-of-pocket expenses incurred in connection with each Board of Directors meeting attended. In addition, all of our directors are eligible for grants of stock options pursuant to the 1996 Stock Option Plan and the Share Escrow Agreement dated February 5, 1997 by and among the Company, Mr. Howard Odzer and the escrow agent named therein (the "Share Escrow Agreement"). See "--Share Escrow Agreement." In 1998, no director other than Mr. Peter Kilissanly, the Company's President and Chief Operating Officer, received options. See "Executive Compensation." However, Mr. Jack Burstein, one of the Company's directors, did receive a warrant to purchase 25,000 shares of common stock in connection with consulting services. See "Certain Relationships and Related Transactions."

         In January 1999, we entered into a three-year consulting agreement with General Alexander M. Haig, Jr. The agreement is subject to automatic one-year extensions upon notice from the Company. Pursuant to the agreement, General Haig is to render consulting services to the Company, including introducing the Company to third parties in connection with potential business relationships. As full compensation for his services, General Haig received options to purchase 100,000 shares of the Company's common stock at an exercise price of $9.25, which options will vest equally over a three-year period beginning January 22, 2000. In addition, in January 1999, the Company granted to General Haig options to purchase 25,000 shares of common stock at an exercise price of $9.25 per share in connection with his services as a director of the Company. One-fifth of such options vest each year beginning on January 22, 2000.

EMPLOYMENT AGREEMENTS

         In January 1999, we entered into a five-year employment agreement with Mr. Harris pursuant to which he agreed to serve as Chairman of our Board of Directors and Chief Executive Officer. The agreement is subject to automatic one-year extensions, unless it is otherwise terminated by either party. Pursuant to the agreement, Mr. Harris is entitled to receive an annual salary of $300,000, reimbursement for all related business expenses and benefits and perquisites similar to those made available to other senior executives. If Mr. Harris' employment with the Company is terminated (i) by the Company without cause (as defined in the agreement) or (ii) by the Company without cause or by Mr. Harris for good reason (as defined in the agreement) within 6 months following a change of control (as defined in the agreement), then the Company shall pay to Mr. Harris (x) in a lump sum his base salary at the rate then in effect for the remainder of the term (or for 90 days whichever is greater) plus
(y) on an annual basis for the remainder of the term the amount of bonus he would have been entitled to receive under the Company's Executive Bonus Compensation Plan (the "Bonus Plan") as if he were still employed by the Company on the date of determination. In addition, all options granted to Mr. Harris by the Company automatically vest upon a change of control, whether or not Mr. Harris is terminated. Mr. Harris has agreed to devote such time as is necessary, and in any event no less than 80% of his business time, to the affairs of our company. The agreement contains, among other things, customary non-compete and non-solicitation provisions.

         In January 1999, we entered into one-year employment agreements with Mr. Kilissanly, Mr. Olson, Mr. Dresback, Mr. Menendez and Ms. Ryan. Pursuant to the agreements, Mr. Kilissanly agreed to serve as our President and Chief Operating Officer (and President and Chief Executive Officer of Preferred Staffing) for a salary of $275,000 per annum, Mr. Olson agreed to serve as our Executive Vice President (and President and Chief Executive Officer of Preferred Group) for a salary of $250,000 per annum, Mr. Dresback agreed to serve as our Senior Vice President and Chief Financial Officer for a salary of $175,000 per annum, Mr. Menendez agreed to serve as our Vice President, General Counsel and Assistant Secretary for a salary of $135,000 per annum, and Ms. Ryan agreed to serve as our Vice President and Secretary for a salary of $90,000 per annum.

         The agreements are subject to automatic one-year extensions, unless they are otherwise terminated by either party. All of the executives are entitled to receive benefits similar to benefits made available to our other senior executives and reimbursement for all related business expenses. If their employment with the Company is terminated (i) by the Company without cause (as defined in the agreement) or (ii) by the Company without cause or by the officer for good reason (as defined in the agreement) within 6 months following a change of control (as defined in the agreement), then the Company shall pay to the officer (x) in a lump sum his or her base salary at the rate then in effect for the remainder of the term (or for 90 days whichever is greater) plus (y) the amount of bonus he or she would have been entitled to under the Bonus Plan as if he or she were still employed by the Company on the date of determination on a pro-rata basis. In addition, all options granted to the officer by the Company automatically vest upon a change of control, whether or not the officer is terminated. The agreement contains, among other things, customary non-compete and non-solicitation provisions.

EXECUTIVE BONUS COMPENSATION PLAN

         In January 1999, the Company adopted an Executive Bonus Compensation Plan (the "Bonus Plan") pursuant to which key management employees of the Company, who are recommended by the Company's Chief Executive Officer and approved by the Compensation Committee of the Board of Directors (the "Committee"), are eligible to receive a bonus based upon the Company's operating results. The Bonus Plan will be in effect each fiscal year beginning with the fiscal year ending December 31, 1999, and will continue until it is otherwise terminated by the Board of Directors. Pursuant to the Bonus Plan, the Chief Executive Officer of the Company will recommend to the Committee on an annual basis those employees of the Company who should be entitled to participate in the Bonus Plan and each participant's percentage allocation of the "bonus pool." Individuals who are then approved by the Committee will receive an award based on an amount of the percentage of the "bonus pool" approved by the Committee for each participant. No individual award to any participant may exceed two times the individual's base compensation. Pursuant to the Bonus Plan, the "bonus pool" will be an amount equal to 25% of the amount by which the Company's consolidated pre-tax profits in a fiscal year exceeds the Company's budgeted consolidated pre-tax profits for such fiscal year; provided, however, that $200,000 will be contributed to the "bonus pool" in each fiscal year in which the Bonus Plan is maintained if the Company's consolidated pre-tax profits in such fiscal year equals 80% or more of the Company's budgeted consolidated pre-tax profits for such fiscal year. Pursuant to the Bonus Plan, for the fiscal year ending December 31, 1999, Messrs. Harris, Kilissanly, Olson, Dresback and Menendez will receive 25%, 22.5%, 20%, 17.5% and 15%, respectively, of the "bonus pool."

1996 EMPLOYEE STOCK OPTION PLAN

         In 1997, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant to participants (including our officers and directors) of options to purchase shares of our common stock. In September 1998, we increased the total number of shares of common stock reserved for issuance under the Plan, upon the exercise of stock options granted or which may be granted, from 300,000 to 1,000,000 shares.

         The Plan may be administered by the Board of Directors or the Compensation Committee (the "Committee"). The Committee has the discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the Plan. Options granted under the Plan may or may not be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, depending upon the terms established by the Committee at the time of grant, but the exercise price of options granted as incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (or 110% of the fair market value if the grant is an incentive stock option to an employee who owns more than 10% of the outstanding voting power of our company). Incentive stock options may not be exercised after 10 years from the grant date (five years if the grant is an incentive stock option to an employee who owns more than 10% of the outstanding voting power of our company). Options granted under the Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors, or administrators in the event of death. Under the Plan, shares subject to cancelled or terminated options may be available for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment under the Plan in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. As of March 26, 1999, options to purchase an aggregate of 978,000 shares of common stock were outstanding under the Plan.

SHARE ESCROW AGREEMENT

         Pursuant to the Share Escrow Agreement by and among Mr. Howard Odzer, the escrow agent, and our company, Mr. Odzer placed 300,000 shares of common stock beneficially owned by him in escrow for issuance upon the exercise of stock options granted to certain executives, officers and directors of the Company as designated by the Compensation Committee, in its sole discretion (the "Escrow Options"). Mr. Odzer will receive all proceeds from any exercise of the Escrow Options. The Escrow Options expire in February 2002. After such date, the balance of the shares of common stock held in escrow pursuant to the Share Escrow Agreement, if any, shall revert to Mr. Odzer. As of March 26, 1999, options to purchase an aggregate of 300,000 shares of common stock were outstanding under the Share Escrow Agreement. See "Certain Relationships and Related Transactions."

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 26, 1999 with respect to the beneficial ownership of (i) any person known to us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of the Named Executive Officers (i.e., those officers named in the Summary Compensation Table of this Annual Report under the heading "Executive Compensation") and (iv) all of our directors and executive officers as a group (10 persons).


           Name and Address of Beneficial Owner                  Number of Shares(2)  Percent of Class(2)
           ------------------------------------                  -------------------  -------------------
           Mel Harris(1)(3) .....................................    1,871,470              35.3%
           Howard Odzer(4) ......................................      711,765              13.6%
           Peter E. Kilissanly(1)(5) ............................      103,177               2.0%
           D. Mark Olson(6) .....................................       15,000                 *
           William R. Dresback(1)(7) ............................       40,000                 *
           Jose Menendez(1) .....................................           --                --
           Jack D. Burstein(8) ..................................       35,000                 *
           Stuart J. Gordon(9) ..................................       10,000                 *
           Alexander M. Haig, Jr.(10) ...........................           --                 *
           Maxwell M. Rabb(11) ..................................       10,000                 *
           All directors and executive officers as a group
             (10 persons)(12)....................................    2,125,647              39.0%

--------------------
 *   Less than 1%.

(1) The business address of each such person is Preferred Employers Holdings, Inc., 10800 Biscayne Boulevard, Miami, Florida 33161.

(2) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty days from the date of determination upon the exercise of warrants or options. Each beneficial owner's number of shares and percentage ownership as set forth above is determined by assuming that options or warrants that are held by such person (but not those held by any other person) which are exercisable within sixty days from the date listed above have been exercised. See "Certain Relationships and Related Transactions."

(3) Includes (i) 1,340,000 shares held of record by Mr. Harris, (ii) 300,000 shares over which Mr. Harris has shared investment and voting power subject to the Share Escrow Agreement by and among the Company, Mr. Odzer and the escrow agent, (iii) 88,235 shares held of record by Francine Harris, the wife of Mr. Harris, (iv) 88,235 shares held of record by Ms. Harris, as custodian for Jamie Jo Harris, the daughter of Mr. and Ms. Harris, and (v) options to purchase 55,000 shares of common stock issued pursuant to the 1996 Stock Option Plan which are exercisable within 60 days of March 26, 1999. Mr. Harris may be deemed to have voting control over such shares and may be deemed to be the beneficial owner thereof. Mr. Harris disclaims beneficial ownership of (a) 88,235 shares held of record by Ms. Harris, and (b) 88,235 shares held of record by Ms. Harris, as custodian for Jamie Jo Harris. Does not include options to purchase 220,000 shares of common stock which vest over a three year period ending August 2002 pursuant to our 1996 Stock Option Plan. The Compensation Committee of our Board of Directors has investment and voting power over the 300,000 shares placed in escrow under the Share Escrow Agreement. Mr. Harris is a member of the Compensation Committee. See "Certain Relationships and Related Transactions."

(4) Of the 711,765 shares held of record by Mr. Odzer, 300,000 shares have been placed in escrow pursuant to the terms of the Share Escrow Agreement. The Compensation Committee of our Board of Directors has investment and voting power over the 300,000 shares placed in escrow under the Share Escrow Agreement. Mr. Harris is a member of the Compensation Committee. See "Certain Relationships and Related Transactions." Effective May 30, 1998, Mr. Odzer resigned from his positions as President of Preferred Group and a director of our company. Mr. Odzer's address is 1399 N.E. 103rd Street, Miami Shores, Florida 33138.

(5) Assumes conversion of the outstanding principal balance of $700,000 pursuant to the Company's 7% Convertible Subordinated Note due May 2003 issued to Mr. Kilissanly in May 1998. Includes (i) 100 shares held of record by Ms. Odalys Kilissanly, the wife of Mr. Kilissanly, (ii) 100 shares held of record by Ms. Kilissanly, as custodian for Anthony Kilissanly, the minor son of Mr. and Ms. Kilissanly, (iii) 100 shares held of record by Ms. Kilissanly, as custodian for Megan Kilissanly, the minor daughter of Mr. and Ms. Kilissanly, (iv) 100 shares held of record by Ms. Kilissanly, as custodian for Lauren Ibarria, the minor daughter of Mr. Kilissanly and (iv) options to purchase 25,000 shares of common stock. Does not include (i) options to purchase an additional 50,000 shares of the Company's common stock, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $8.13 per share, vesting equally over a period of two years beginning on March 30, 2000 and (ii) options to purchase 75,000 shares of the Company's common stock, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $8.50 per share, vesting equally over a period of five years beginning on July 22, 1999. Pursuant to each option agreement, options to purchase one-half of the number of shares in each year are subject to the Company meeting 80% of its budgeted pre-tax profits in each year.

(6) Includes options to purchase 15,000 shares of common stock which vested on July 7, 1998. Does not include: (i) options to purchase 34,875 shares of the Company's common stock pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $7.00 per share, of which options to purchase 2,625, 2,250, 15,000 and 15,000 shares of common stock will vest on July 7, 1999, 2000, 2001 and 2002, respectively (one-half of the number of shares covered by such option in each year are also subject to the Company meeting 80% of its budgeted pre-tax profits in such year); (ii) options to purchase 34,875 shares of the Company's common stock pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $7.00 per share, of which options to purchase 2,625, 2,250, 15,000 and 15,000 shares, respectively, will vest on each of July 7, 1999, 2000, 2001 and 2002, respectively; (iii) options to purchase 25,125 shares of common stock, pursuant to the Share Escrow Agreement, at an exercise price of $7.00 per share, of which options to purchase 12,375 and 12,750 shares of the Company's common stock will vest on July 7, 1999 and July 7, 2000, respectively (one-half of the number of shares covered by such year are also subject to the Company's meeting 80% of its budgeted pre-tax profits in each year); (iv) options to purchase 25,000 shares of common stock pursuant to the Share Escrow Agreement, at an exercise price of $7.00 per share, of which options to purchase 12,375 shares of common stock will vest on July 1, 1999 and options to purchase 12,750 shares of common stock will vest on July 7, 2000 and (v) options to purchase 15,000 shares of the Company's common stock pursuant to the Company's 1996 Stock Option Plan at an exercise price of $7.00 per share, of which options to purchase 7,500 will vest on January 22, 2000 and on January 21, 2001, respectively, subject to the Company meeting 80% of its budgeted pre-tax profits in each year.

(7) Represents (a) options to purchase 20,000 shares of common stock issued pursuant to our 1996 Stock Option Plan and (b) options to purchase 20,000 shares of common stock issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of March 26, 1999. Does not include (a) options to purchase 5,000 shares of common stock pursuant to the Company's 1996 Stock Option Plan which vest in February 2000, (b) options to purchase 5,000 shares of common stock pursuant to the Share Escrow Agreement which vest in February 2000 and (c) options to purchase 25,000 shares of common stock which were granted in July 1998 and vest over a five year period commencing July 1999 and ending July 2003 pursuant to the Company's 1996 Stock Option Plan.

(8) Represents (a) options to purchase 5,000 shares of common stock issued pursuant to our 1996 Stock Option Plan, (b) options to purchase 5,000 shares of common stock issued pursuant to the Share Escrow Agreement and
     (c) warrants to purchase an aggregate of 25,000 shares of common stock issued to Strategica Group, all exercisable within 60 days of March 26, 1999. Mr. Burstein's business address is c/o Strategica Capital Corp., 1221 Brickell Avenue, Suite 2600, Miami, Florida 33131. See "Certain Relationships and Related Transactions."

(9) Represents (a) options to purchase 5,000 shares of common stock issued pursuant to our 1996 Stock Option Plan and (b) options to purchase 5,000 shares of common stock issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of March 26, 1999. Mr. Gordon's business address is c/o Duane Morris and Heckscher, 1667 K Street, Suite 700, Washington, D.C. 20006.

(10) Does not include (i) options to purchase 100,000 shares of the Company's common stock, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $9.25 per share, vesting equally over a period of three years beginning on January 22, 2000, and (ii) options to purchase 25,000 shares of Common Stock, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $9.25 per share, vesting equally over a period of five years beginning on January 22, 2000. The options to purchase 100,000 shares of common stock were granted to General Haig in connection with his consulting services to the Company. The options to purchase 25,000 shares of common stock were granted to General Haig in connection with his services as a director of the Company. See "Executive Compensation." General Haig's business address is World Wide Associates, Inc., 1155 15th Street, N.W., Suite 800, Washington, D.C. 20005.

(11) Represents (a) options to purchase 5,000 shares of common stock issued pursuant to our 1996 Stock Option Plan and (b) options to purchase 5,000 shares of common stock issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of March 26, 1999. Mr. Rabb's business address is c/o Kramer, Levin, Naftalis & Frankel, 919 3rd Avenue, 40th Floor, New York, New York 10022.

(12) Includes the beneficial ownership of shares of common stock by all directors and executive officers named in this table, including shares subject to options and warrants as specified above. Also includes 25,000 shares owned by Ms. Nancy Ryan, and options to purchase 16,000 shares issued to Ms. Ryan pursuant to the 1996 Stock Option Plan and the Share Escrow Agreement.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         STRATEGICA. Mr. Burstein, a director of our company, is the Chairman and President of Strategica Group and Strategica Capital. Mr. Harris, the Chairman of the Board and Chief Executive Officer of our company, is a director and shareholder of Strategica Capital, an affiliate of Strategica Group. In March 1997, we paid Strategica Group a fee of $50,000 as compensation for its financial advisory and planning services provided in connection with our initial public offering of 1,725,000 shares of common stock (which was consummated in February 1997). In April 1998, we paid Strategica Group a fee of $150,000 as compensation for its financial advisory and planning services provided in connection with the acquisition of substantially all of the assets used or pertaining to the business of Travel Nurse. In August 1998, we paid Strategica Group a fee of $148,000 in connection with services provided to us relating to the acquisition of the outstanding capital stock of Net Healthcare. In July 1998, we issued Strategica Group a warrant to purchase an aggregate of 25,000 shares of common stock at an exercise price of $7.88 per share for consulting services. The warrant expires on June 30, 2003. The warrant has standard anti-dilution and adjustment provisions.

         EXCHANGE. In February 1997, the then existing stockholders (the "Exchanging Stockholders") of Preferred Group, a corporation which conducted certain of our insurance operations, effected a recapitalization whereby we exchanged 17,647.06 shares of common stock for each share of common stock of Preferred Group held by the Exchanging Stockholders (the "Exchange"). As a result of the Exchange, Preferred Group became a wholly-owned subsidiary of our company. Pursuant to the Exchange, Mr. Harris, Mr. Odzer (the former President of Preferred Group) and Ms. Ryan, a Vice President and Secretary of our company, received 1,450,000, 1,111,765 and 25,000 shares of common stock, respectively.

         SHAREHOLDERS' AGREEMENT. In February 1997, our company, Mr. Harris and Mr. Odzer entered into a Shareholders Agreement which provided for certain arrangements regarding restrictions on the transferability of shares owned by them (or by members of their respective families) and other matters. Under the Shareholders Agreement, the parties agreed to rights of first refusal under certain circumstances with respect to the disposition of shares of common stock held by Messrs. Harris and Odzer and certain registration and indemnification rights. The Shareholders Agreement also reaffirmed the irrevocable proxy granted to Mr. Harris to vote all of the shares held of record by Mr. Odzer which was granted by Mr. Odzer to Mr. Harris in May 1995. Under the Shareholders Agreement, the proxy would expire when Mr. Odzer owned less than fifteen percent of the outstanding common stock of our company. As of March 26,1999, Mr. Odzer owned approximately 13.6% of the outstanding common stock of our company, and accordingly, the proxy and certain sections of the Shareholders Agreement have been terminated, and other provisions of the Shareholders Agreement will expire on May 30, 2004.

         SHARE ESCROW AGREEMENT. Pursuant to a Share Escrow Agreement dated February 5, 1997, Mr. Odzer placed 300,000 shares of our common stock beneficially owned by him in escrow for issuance upon the exercise of stock options granted to certain directors, executives and other officers of our company, as designated by the Compensation Committee. As of March 26, 1999, options to purchase an aggregate of 300,000 shares of common stock were outstanding under the Share Escrow Agreement. See "Executive Compensation."

         IIG. In January 1996, we entered into a Cost Sharing Agreement with International Insurance Group, Inc. ("IIG"), pursuant to which we provide office space, equipment and other administrative services to IIG. IIG is an insurance brokerage company which is wholly-owned by Mr. Harris, the Chairman of the Board and Chief Executive Officer of our company. Under the Cost Sharing Agreement, we are entitled to receive from IIG approximately $9,300 per month for rendering such services. Prior to January 1996, we provided these services without reimbursement.

         CONVERTIBLE NOTES. In May 1998, Mr. Kilissanly, the Company's President and Chief Operating Officer, purchased a 7% Convertible Subordinated Note due May 2003 in the aggregate principal amount of $700,000.

         We are also a party to certain employment, stock option and other arrangements with our directors and executive officers. See "Executive Compensation."

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

     Unless otherwise indicated, the following is a list of Exhibits filed as a part of this Annual Report on Form 10-KSB:


Exhibits                    Description of Document                                      Page
--------                    -----------------------                                      ----
  3.1     Certificate of Incorporation of Preferred (Incorporated herein by reference to Exhibit 3.1 to Preferred's Registration Statement on Form
          SB-2, No. 333-14103).

  3.2 By-Laws of Preferred (Incorporated herein by reference to Exhibit 3.2 to Preferred's Registration Statement on Form SB-2, No. 333-14103).

  4.1 Form of Representative Warrants (Incorporated herein by reference to Exhibit 4.1 to Preferred's Registration Statement on Form SB-2, No.
          333-14103).

  4.2     Specimen Common Stock Certificate (Incorporated herein by reference to
          Exhibit 4.2 to Preferred's Registration Statement on Form SB-2, No.
          333-14103).

  4.3 Form of 7% Convertible Subordinated Note (Incorporated herein by reference to Exhibit 4.1 to Preferred's Current Report on Form 8-K, dated May 4, 1998 (filed on June 2, 1998)).

  4.4     Form of Agent's Warrant (Incorporated herein by reference to Exhibit
          4.2 to Preferred's Current Report on Form 8-K, dated May 4, 1998
          (filed on June 2, 1998)).

  10.1 Form of Preferred's 1996 Employee Stock Option Agreement (Incorporated herein by reference to Exhibit 10.1 to Preferred's Registration
          Statement on Form SB-2, No. 333-14103).

  10.2 Form of Share Escrow Agreement among Preferred, Baer Marks & Upham LLP and Howard Odzer together with the Letter Agreement Regarding
          Additional Terms (Incorporated herein by reference to Exhibit 10.2 to Preferred's Registration Statement on Form SB-2, No. 333-14103).

  10.3    Employment Agreement, dated May 15, 1995, between Preferred and Howard
          Odzer (Incorporated herein by reference to Exhibit 10.3 to Preferred's
          Registration Statement on Form SB-2, No. 333-14103).

  10.4    Form of Employment Agreement between Preferred and Mel Harris
          (Incorporated herein by reference to Exhibit 10.4 to Preferred's
          Registration Statement on Form SB-2, No. 333-14103).

  10.5    Letter dated October 21, 1996, from Preferred to New Hampshire
          Insurance Company regarding the Reinsurance Agreement among P.E.G.
          Reinsurance Company, Ltd., The Insurance Company of the State of
          Pennsylvania and other AIG Affiliates and Form of Reinsurance
          Agreement (Incorporated herein by reference to Exhibit 10.5 to Preferred's Registration Statement on Form SB-2, No. 333-14103).

  10.6 Office Space Lease Agreement, dated August 1, 1994, between Preferred and K/B Opportunity Fund I, LP and PEGI (Incorporated herein by reference to Exhibit 10.6 to Preferred's Registration Statement on
          Form SB-2, No. 333-14103).

  10.7    Form of Advisory Services Letter Agreement between Preferred and the
          Representative (Incorporated herein by reference to Exhibit 10.7 to Preferred's Registration Statement on Form SB-2, No. 333-14103).


Exhibits                    Description of Document                                      Page
--------                    -----------------------                                      ----
  10.8    Stock Repurchase Agreement dated as of May 15, 1995, among Preferred,
          Howard Odzer and Ronald Rothstein (Incorporated herein by reference to
          Exhibit 10.8 to Preferred's Registration Statement on Form SB-2, No.
          333-14103).

  10.9    Cost Sharing Agreement dated January 3, 1996, between Preferred and
          International Insurance Group, Inc. (Incorporated herein by reference to Exhibit 10.9 to Preferred's Registration Statement on Form SB-2,
          No. 333-14103).

  10.10 Form of Share Exchange Agreement among Preferred and certain stockholders of PEGI listed therein (Incorporated herein by reference to Exhibit 10.10 to Preferred's Registration Statement on Form SB-2,
          No. 333-14103).

  10.11 Amended and Restated Shareholders Agreement dated as of May 15, 1995, among Preferred, Howard Odzer and Mel Harris (Incorporated herein by reference to Exhibit 10.11 to Preferred's Registration Statement on
          Form SB-2, No. 333-14103).

  10.12   Form of Employment Agreement between Preferred and Howard Odzer
          (Incorporated herein by reference to Exhibit 10.12 to Preferred's
          Registration Statement on Form SB-2, No. 333-14103).

  10.13   Agency Agreement dated September 1, 1994, among Preferred, General
          Accident Insurance Company of America ("GAIC") and certain affiliates of GAIC (Incorporated herein by reference to Exhibit 10.13 to Preferred's Registration Statement on Form SB-2, No. 333-14103).

  10.14   General Agency Agreement dated January 1, 1993, among Preferred, The
          Insurance Company of the State of Pennsylvania and certain affiliates of AIG (Incorporated herein by reference to Exhibit 10.14 to Preferred's Registration Statement on Form SB-2, No. 333-14103).

  10.15   Preferred's 1996 Stock Option Plan (Incorporated by reference to
          Preferred's Annual Report on Form 10-KSB for the year ended December
          31, 1997).

  10.16   Employment Agreement dated July 7, 1997, between Preferred and D. Mark
          Olson (Incorporated herein by reference to Preferred's Current Report on Form 8-& dated July 7, 1997 (filed on July 9, 1997)).

  10.17   Asset Purchase Agreement dated as of January 21, 1998, among HSSI
          Travel Nurse Operations, Inc., Hospital Staffing Services, Inc. and
          Preferred Employers Acquisition Corp. (Incorporated herein by reference to Preferred's Current Report on Form 8-K dated March 6,
          1998 (filed on March 16, 1998)).

  10.18   Shareholders Agreement dated as of February 11, 1997, among Preferred,
          Howard Odzer and Mel Harris (Incorporated hereby by reference to the Company's Annual Report on Form 10-KSB/A No. 1 for the year ended
          December 31, 1997).

  10.19   Loan Agreement, dated May 4, 1998, between Preferred Healthcare
          Staffing, Inc. and City National Bank of Florida (Incorporated herein by reference to Exhibit 10.1 to Preferred's Current Report on Form 8-K dated May 4, 1998 (filed on June 2, 1998)).

  10.20   Promissory Note and Security Agreement dated April 27, 1998, by
          Preferred Healthcare Staffing, Inc. to City National Bank of Florida
          (Incorporated herein by reference to Exhibit 10.2 to Preferred's
          Current Report on Form 8-K dated May 4, 1998 (filed on June 2, 1998)).


Exhibits                    Description of Document                                      Page
--------                    -----------------------                                      ----
  10.21   Continuous Guaranty, dated May 5, 1998, by Preferred to City National
          Bank of Florida (Incorporated herein by reference to Exhibit 10.3 to
          Preferred's Current Report on Form 8-K, dated May 4, 1998 (filed on
          June 2, 1998)).

  10.22   Stock Purchase Agreement, dated July 10, 1998, by and among Preferred
          Healthcare Staffing, Inc., Debbie Bender-Balazich, Steven Barth,
          Steven Jones and Stephen M. McLaughlin (Incorporated herein by reference to Exhibit 10.1 to Preferred's Current Report on Form 8-K, dated July 10, 1998 (filed on July 28, 1998)).

  10.23   Employment Agreement, made as of August 10, 1998, between Preferred
          Healthcare Staffing, Inc. and Debbie Bender-Balazich. (Incorporated herein by reference to Exhibit 10.1 to Preferred's Current Report on Form 8-K, dated August 19, 1998 (filed on August 20, 1998)).

  10.24 Stock Option Agreement, dated as of August 10, 1998, between Preferred and Debbie Bender-Balazich. (Incorporated herein by reference to Exhibit 10.2 to Preferred's Current Report on Form 8-K, dated August
          19, 1998 (filed on August 20, 1998)).

  10.25   Employment Agreement, dated as of August 10, 1998, between Preferred
          Healthcare Staffing, Inc. and Stephen M. McLaughlin. (Incorporated herein by reference to Exhibit 10.3 to Preferred's Current Report on Form 8-K, dated August 19, 1998 (filed on August 20, 1998)).

  10.26 Stock Option Agreement, dated as of August 10, 1998, between Preferred and Stephen M. McLaughlin. (Incorporated herein by reference to Exhibit 10.4 to Preferred's Current Report on Form 8-K dated August
          19, 1998 (filed on August 20, 1998)).

  10.27 Registration Rights Agreement, dated as of August 10, 1998, by and among Preferred and Debbie Bender-Balazich, Steven Barth, Steven Jones and Stephen M. McLaughlin. (Incorporated herein by reference to Exhibit 10.5 to Preferred's Current Report on Form 8-K, dated August
          19, 1998 (filed on August 20, 1998)).

  *10.28  Executive Compensation Bonus Plan.

  *10.29  Employment Agreement between Preferred and Mel Harris.

  *10.30  Employment Agreement between Preferred and Peter E. Kilissanly.

  *10.31  Employment Agreement between Preferred and D. Mark Olson.

   10.32  Employment Agreement between Preferred and William R. Dresback.

  *10.33  Employment Agreement between Preferred and Jose Menendez.

  *10.34  Employment Agreement between Preferred and Nancy Ryan.

  *10.35  Consulting Agreement between Preferred and Alexander M. Haig, Jr.

   10.36  Amendment to Preferred's 1996 Stock Option Plan.

    21.1 Subsidiaries of the Company (Incorporated herein by reference to Exhibit 21.1 to Preferred's Annual Report on Form 10-KSB for the year ended December 31, 1997).

   *27.1  Financial Data Schedule.

------------------------
*    Filed herewith.

                                    SIGNATURE

         In accordance with Section 13 or 15(d) of the Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 30, 1999.


                                       PREFERRED EMPLOYERS HOLDINGS, INC.



                                       By:           /s/ MEL HARRIS
                                           ------------------------------------
                                                         Mel Harris
                                           Chairman and Chief Executive Officer

         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           Signature                                  Title                            Date
           ----------                                 -----                            ----

       /s/ MEL HARRIS                        Chairman of the Board and            March 30, 1999
---------------------------------------        Chief Executive Officer
           Mel Harris                          (Principal Executive
                                               Officer)


    /s/ PETER E. KILISSANLY                  President, Chief Operating           March 30, 1999
---------------------------------------        Officer and Director
        Peter E. Kilissanly



   /s/ WILLIAM R. DRESBACK                   Senior Vice President and            March 30, 1999
---------------------------------------        Chief Financial Officer
       William R. Dresback                     (Principal Financial and
                                               Accounting Officer)



     /s/ JACK D. BURSTEIN                    Director                             March 30, 1999
---------------------------------------
         Jack D. Burstein



    /s/ STUART J. GORDON                     Director                             March 30, 1999
---------------------------------------
        Stuart J. Gordon



  /s/ ALEXANDER M. HAIG, JR.                 Director                             March 30, 1999
---------------------------------------
      Alexander M. Haig, Jr.



     /s/ MAXWELL M. RABB                     Director                             March 30, 1999
---------------------------------------
         Maxwell M. Rabb


                        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report ..............................................  F-2

Report of Independent Accountants .........................................  F-3

Consolidated Balance Sheets as of December 31, 1998 and 1997 ..............  F-4

Consolidated Statements of Operations for the years ended
   December 31, 1998 and 1997 .............................................  F-5

Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1998 and 1997 .............................................. F-6

Consolidated Statements of Cash Flows for the years ended
   December 31, 1998 and 1997 .............................................. F-7

Notes to Consolidated Financial Statements ................................. F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Preferred Employers Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Preferred Employers Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the two years then ended. The consolidated financial statements give retroactive effect to the merger of Preferred Employers Holdings, Inc. and subsidiaries and National Explorers and Travelers Healthcare, Inc. on August 10, 1998, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of National Explorers and Travelers Healthcare, Inc. as of December 31, 1997, which statements reflect total assets constituting approximately 8% of the restated consolidated balance sheet totals as of December 31, 1997, and which reflect net losses constituting approximately 98% of the restated consolidated statements of operations totals for the year ended December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for National Explorers and Travelers Healthcare, Inc. is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Preferred Employers Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and cash flows for the years then ended.



                                         /s/ KPMG LLP


Miami, Florida
March 25, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
National Explorers and Travelers Health Care, Inc.
(d/b/a NET Healthcare, Inc.)
Fort Lauderdale, Florida

     In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' deficiency and of cash flows present fairly, in all material respects, the financial position of National Explorers and Travelers Health Care, Inc. (d/b/a NET Healthcare, Inc.) (the "Company") at December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     Since the date of completion of our audit of the above referenced financial statements and the initial issuance of our report dated June 22, 1998, which contained an explanatory paragraph regarding the Company's ability to continue as a going concern and an emphasis of a matter paragraph regarding the pending sale of the Company, the shareholders of the Company, as discussed in Note 1 (d), have sold their shares of the common stock of the Company to Preferred Healthcare Staffing, Inc., a subsidiary of Preferred Employers Holdings, Inc. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
June 22, 1998, except for the information in
Note 1(d), for which the date is August 10, 1998

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS DECEMBER 31,
                            1998 AND 1997 (RESTATED)

                                                                                              1998          1997
                                                                                           -----------   ----------
                                                                                                         (restated)
                                                ASSETS
Investments:
  Held-to-maturity securities, at amortized cost (fair value of $15,692,019
    in 1998 and $8,237,669 in 1997) ....................................................  $15,454,481     8,015,105
  Held-to-maturity securities, at amortized cost-restricted (fair value of
    $8,388,009 in 1998 and $7,947,981 in 1997) .........................................    8,257,053     7,877,444
  Short-term investments ...............................................................    7,032,027     7,090,550
                                                                                          -----------    ----------
     Total investments .................................................................   30,743,561    22,983,099
Cash ...................................................................................    3,714,883     4,125,271
Accrued investment and interest income .................................................      408,538       311,934
Accounts, commissions and premiums receivable, net .....................................   11,200,923     2,699,657
Deferred acquisition costs .............................................................    1,807,841       903,880
Property and equipment, net ............................................................      897,625       709,800
Deferred tax assets ....................................................................      447,878       252,837
Deposits ...............................................................................      344,165       154,787
Goodwill and other intangible assets, net ..............................................    4,805,560            --
Other assets ...........................................................................    2,036,453       102,556
                                                                                          -----------    ----------
     Total assets ......................................................................  $56,407,427    32,243,821
                                                                                          ===========    ==========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable ........................................................................  $12,430,000     2,440,000
  Unpaid losses and loss adjustment expenses ...........................................   13,878,892     6,107,613
  Premiums, commissions and other insurance balances payable ...........................    7,175,659     8,189,169
  Unearned premiums ....................................................................    5,463,405     2,671,831
  Accounts payable and accrued expenses ................................................    1,588,326     1,360,613
  Other liabilities ....................................................................    2,894,283       700,356
                                                                                          -----------    ----------
     Total liabilities .................................................................   43,430,565    21,469,582
                                                                                          -----------    ----------
Shareholders' equity:
  Common stock, $0.01 par value; authorized 20,000,000 shares; issued
    5,771,497 shares ...................................................................       57,715        57,715
  Additional paid-in capital ...........................................................    9,891,562     9,147,730
  Retained earnings ....................................................................    3,533,142     2,074,351
                                                                                          -----------    ----------
     Total shareholders' equity ........................................................   13,482,419    11,279,796
  Treasury stock, at cost, 529,412 shares ..............................................     (505,557)     (505,557)
                                                                                          -----------    ----------
     Net shareholders' equity ..........................................................   12,976,862    10,774,239
                                                                                          -----------    ----------
     Total liabilities and shareholders' equity ........................................  $56,407,427    32,243,821
                                                                                          ===========    ==========


          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               Years Ended December 31, 1998 and 1997 (restated)

                                                                                              1998          1997
                                                                                          ------------   ----------
                                                                                                         (restated)
Revenues:
  Staffing income ......................................................................   $34,461,735    11,594,300
  Premiums earned ......................................................................    15,594,070    11,674,659
  Net commission income ................................................................     1,963,005     2,359,445
  Net investment income ................................................................     1,820,843     1,394,544
  Other income .........................................................................       471,327       570,464
                                                                                           -----------    ----------
  Total revenues .......................................................................    54,310,980    27,593,412
                                                                                           -----------    ----------
Expenses:
  Staffing costs .......................................................................    27,140,355     9,610,778
  Losses and loss adjustment expenses incurred .........................................     8,051,866     6,257,095
  Amortization of deferred acquisition costs ...........................................     4,999,956     4,161,884
  Other operating expenses .............................................................     9,814,401     6,080,808
                                                                                           -----------    ----------
Total operating expenses ...............................................................    50,006,578    26,110,565
                                                                                           -----------    ----------
Operating income before income taxes ...................................................     4,304,402     1,482,487
                                                                                           -----------    ----------
Interest expense .......................................................................     1,076,947       663,909
Amortization of intangible assets and other non-operating expenses .....................       649,265            --
                                                                                           -----------    ----------
Total non-operating expenses ...........................................................     1,726,212       663,909
                                                                                           -----------    ----------
Income before income taxes .............................................................     2,578,190       818,938
Income taxes ...........................................................................       375,565       208,980
                                                                                           -----------    ----------
Net income .............................................................................   $ 2,202,625       609,958
                                                                                           ===========    ==========
Net income -- basic ....................................................................   $ 2,202,625       609,958
Impact of potential common shares -- convertible notes .................................       407,496            --
                                                                                           -----------    ----------
Net income -- diluted ..................................................................   $ 2,610,121       609,958
                                                                                           ===========    ==========
Weighted average outstanding shares -- basic ...........................................     5,242,085     5,030,647
Impact of potential common shares -- convertible notes .................................       737,192            --
                                                                                           -----------    ----------
Common shares and common share equivalents used in computing net earnings per
  share -- diluted .....................................................................     5,979,277     5,030,647
                                                                                           ===========    ==========
Net basic earnings per share ...........................................................   $       .42           .12
                                                                                           ===========    ==========
Net diluted earnings per share .........................................................   $       .42           .12
                                                                                           ===========    ==========
Pro forma information (Unaudited) (Note 5):
Historical income before income taxes ..................................................   $ 2,578,190       818,938
Pro forma income tax provision (benefit) ...............................................       843,485      (250,336)
                                                                                           -----------    ----------
Pro forma net income ...................................................................   $ 1,734,705     1,069,274
                                                                                           ===========    ==========
Pro forma net income -- basic ..........................................................   $ 1,734,705     1,069,274
Impact of potential common shares -- convertible notes .................................       407,496            --
                                                                                           -----------    ----------
Pro forma net income -- diluted ........................................................   $ 2,142,201     1,069,274
                                                                                           ===========    ==========
Weighted average shares outstanding -- basic ...........................................     5,242,085     5,030,647
Impact of potential common shares -- convertible notes .................................       737,192            --
                                                                                           -----------    ----------
Weighted average shares outstanding -- diluted .........................................     5,979,277     5,030,647
                                                                                           ===========    ==========
Pro forma net basic earnings per share .................................................   $       .33           .21
                                                                                           ===========    ==========
Pro forma net diluted earnings per share ...............................................   $       .33           .21
                                                                                           ===========    ==========



          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               YEARS ENDED DECEMBER 31, 1998 AND 1997 (RESTATED)

                                                                                              1998          1997
                                                                                           -----------   ----------
                                                                                                         (restated)
COMMON STOCK -- NUMBER OF SHARES:
Balance at beginning of period .........................................................     5,771,497     3,529,412
Exchange of common shares ..............................................................            --       517,085
Issuance of common shares ..............................................................            --     1,725,000
                                                                                           -----------    ----------
Balance at end of period ...............................................................     5,771,497     5,771,497
                                                                                           ===========    ==========
COMMON STOCK:
Balance at beginning of period .........................................................   $    57,715        35,294
Exchange of common shares ..............................................................            --         5,171
Issuance of common shares ..............................................................            --        17,250
                                                                                           -----------    ----------
Balance at end of period ...............................................................   $    57,715        57,715
                                                                                           ===========    ==========
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period .........................................................   $ 9,147,730            --
Exchange of common shares ..............................................................            --    (1,224,173)
Issuance of common shares ..............................................................            --    10,371,903
S Corporation undistributed income .....................................................       743,832            --
                                                                                           -----------    ----------
Balance at end of period ...............................................................   $ 9,891,562     9,147,730
                                                                                           ===========    ==========
RETAINED EARNINGS:
Balance at beginning of period .........................................................   $ 2,074,351       864,933
Net income .............................................................................     2,202,625     1,209,418
S Corporation undistributed income .....................................................      (743,834)           --
                                                                                           -----------    ----------
Balance at end of period ...............................................................   $ 3,533,142     2,074,351
                                                                                           ===========    ==========
TREASURY STOCK:
Balance at end of period................................................................      (505,557)     (505,557)
                                                                                           -----------    ----------
TOTAL SHAREHOLDERS' EQUITY .............................................................   $12,976,862    10,774,239
                                                                                           ===========    ==========


          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1998 AND 1997 (RESTATED)

                                                                                              1998          1997
                                                                                           -----------   ----------
                                                                                                         (restated)
Cash flow from operating activities:
  Net income ...........................................................................  $  2,202,625       609,958
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .......................................................     1,032,627       202,312
   Amortization of deferred acquisition costs ..........................................     4,999,956     4,161,884
   Deferred income taxes ...............................................................      (195,041)     (252,837)
   Provision for uncollectible accounts ................................................       (29,313)      106,367

Change in:
   Accrued investment and interest income ..............................................       (96,604)     (311,934)
   Accounts, commissions and premiums receivable .......................................    (8,471,953)    2,307,487
   Deferred acquisition costs ..........................................................    (5,903,917)   (4,161,884)
   Unpaid losses and loss adjustment expenses ..........................................     7,771,279     5,908,223
   Unearned premiums ...................................................................     2,791,574       782,854
   Premiums, commissions and other insurance balances payable ..........................    (1,013,510)    2,759,821
   Accounts payable and accrued expenses ...............................................       227,713       696,852
   Other, net ..........................................................................       (57,305)   (2,303,141)
                                                                                          ------------   -----------
      Net cash provided by operating activities ........................................     3,258,131    10,505,962
                                                                                          ------------   -----------
Cash flow from investing activities:
   Purchases of securities .............................................................    (8,346,495)  (15,892,549)
   Purchase of subsidiary ..............................................................    (5,000,000)           --
   Sale (purchase) of short-term investments, net ......................................       586,033    (7,090,550)
   Purchase of property and equipment ..................................................      (419,690)     (268,470)
                                                                                          ------------   -----------
      Net cash used in investing activities ............................................   (13,180,152)  (23,251,569)
                                                                                          ------------   -----------
Cash flow from financing activities:
   Proceeds from sale of common stock ..................................................            --    10,384,324
   Repayment of shareholder loan .......................................................            --      (300,000)
   Proceeds from subordinated convertible notes payable ................................     9,621,914            --
   Borrowings from revolving line of credit, net .......................................     2,000,000     1,114,779
   Repayment of lines of credit ........................................................    (2,590,000)           --
   Other, net ..........................................................................       479,719        27,008
                                                                                          ------------   -----------
      Net cash provided by financing activities ........................................     9,511,633    11,226,111
                                                                                          ------------   -----------
Net decrease in cash ...................................................................      (410,388)   (1,519,496)
Cash at beginning of period ............................................................     4,125,271     5,644,767
                                                                                          ------------   -----------
Cash at end of period ..................................................................  $  3,714,883     4,125,271
                                                                                          ============   ===========
Supplemental disclosure of cash flow information:
   Income taxes paid ...................................................................  $    953,500       202,300
                                                                                          ============   ===========
   Interest paid .......................................................................  $    788,217        38,235
                                                                                          ============   ===========

          See accompanying notes to consolidated financial statements.

                  PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation

     The accompanying consolidated financial statements of Preferred Employers Holdings, Inc. (the "Company") and its subsidiaries, as described below, are prepared in accordance with generally accepted accounting principles. These principles vary in certain respects from statutory accounting practices prescribed or permitted by regulatory authorities. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, based on the best information available, in recording transactions resulting from business operations. The balance sheet amounts that involve a greater extent of accounting estimates and actuarial determinations subject to future changes are the Company's liabilities for unpaid losses and loss adjustment expenses. As additional information becomes available (or actual amounts are determinable), the recorded estimates may be revised and reflected in operating results. While management believes that the liability for unpaid losses and loss adjustment expenses is adequate to cover the ultimate liability, such estimates may be more or less than the amounts actually paid when claims are settled.

      (b) Organization

     Preferred Employers Holdings, Inc. (the "Company") is the successor company to Preferred Employers Group, Inc. ("PEGI"). In February, 1997, the Company completed an initial public offering of 1,725,000 shares of common stock (including the underwriter's over-allotment option) at a price of $7.25 per share. Immediately prior to the Company's initial public offering, the Company and the stockholders of PEGI (the "Exchanging Stockholders") effected a recapitalization whereby the Company exchanged 17,647.06 shares of common stock for each share of common stock of PEGI held by the Exchanging Stockholders (the "Exchange"). As a result of the Exchange, PEGI became a wholly-owned subsidiary of the Company. Except as otherwise specified or when the context otherwise requires, references to the Company herein include Preferred Employers Holdings, Inc. and PEGI, through which the Company conducts certain of its business.

     In March 1998, the Company, through a wholly-owned subsidiary, consummated the purchase of substantially all the assets of HSSI Travel Nurse Operations, Inc. ("Travel Nurse"), a wholly owned subsidiary of Hospital Staffing Services, Inc., for $5.0 million in cash. Based in Fort Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks. During 1997, Travel Nurse placed in excess of 700 nurses.

      In August 1998, the Company issued 517,085 shares of its common stock in exchange for all the outstanding common stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare"), an employee staffing company and provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. This business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's consolidated financial statements for applicable periods prior to the combination have been restated to include the accounts and results of operations of NET Healthcare.

     The Company was appointed as a general agent ("GA") by the American International Group of Companies ("AIG"), a major group of international insurance carriers, on January 1, 1993. In this regard,

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the Company is authorized to write workers' compensation as well as other forms of "property and casualty" business (such other forms of insurance being hereinafter referred to as "Package") on behalf of AIG. In addition, the Company was appointed as a GA by General Accident Insurance Company of America ("GAIC") on September 1, 1994, with the authority to write all forms of commercial property and casualty business for family style and fast-food restaurants. On June 11, 1996, GAIC advised the Company that it would no longer write Package insurance for fast-food restaurants; however, on March 20, 1997, the Company was appointed as a GA by the Kemper Group of Insurance Companies with the authority to write workers' compensation and other forms of commercial property and casualty business for family style and fast-food restaurants and convenience stores. In September 1998, Kemper advised the Company that they would no longer accept Package insurance risks for fast food restaurants, but retained its contract with the Company to serve as a program administrator for certain risks.

      (c) Insurance Operations

     In 1996, the Company formed a Bermuda licensed reinsurance subsidiary (the "Reinsurer") and entered into a reinsurance agreement (the "Agreement") with AIG affiliates during the fourth quarter of 1996. The Agreement provides that the Reinsurer assumes certain workers' compensation and employer's liability insurance policies from AIG with policy inception dates as of January 1, 1996 and subsequent. Although the Reinsurer assumes the risks associated with being a reinsurer, the Agreement limits the liability of the Reinsurer for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the Agreement limits the aggregate liability of the Reinsurer for all coverage to an amount not to exceed 70 percent of the gross written premium for each individual underwriting year.

     Because the Agreement is effective for all business written on or after January 1, 1996, the policies written prior to the execution of the Agreement and formation of the Reinsurer are accounted for as retroactive reinsurance.
The principal difference between the accounting for retroactive and prospective reinsurance is that revenue and costs of retroactive reinsurance are deferred and accreted into income over the claim-settlement period, rather than over the period for which contractual coverage is provided, as would be the case under prospective reinsurance. Retroactive insurance accounting does not change the amount of income to be recognized, but rather extends the period of recognition from one year--the period of coverage, to six years--the period over which claims liabilities from the business are expected to be settled. Cash flows from the reinsurance transactions are not affected by the accounting treatment.

     The accompanying financial statements reflect a composite retroactive/prospective accounting treatment with business written prior to October 1, 1996 being accounted for as retroactive and business written subsequent thereto accounted for as prospective.

     The effects of prospective and retroactive reinsurance accounting treatment are illustrated below. The prospective method assumed that the Agreement incepted on January 1, 1996, and provides for a loss ratio of 51.5%, acquisition costs of 33.83%, aggregate net premiums written of approximately $15 million ($12,600,000 relating to the period January 1 through September 30, 1996) and an investment yield of 6.5% on net cash flows. The retroactive (deposit) method uses the same assumptions except that since the Agreement was not executed until October 1996, any investment income on net cash flows earned for the period from January through September 1996 are deferred and recognized as "other income" over the payment period of the remaining claim liabilities.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Income before income taxes recognized, and estimated to be recognized in the calendar year indicated below is as follows:

                                                                  Composite
                                                    Prospective  Retroactive/
                                                      Method     Prospective
                                                    (pro forma)   (actual)
                                                    -----------  ------------
      1996 ........................................ $1,658,000      324,000
      1997 ........................................  1,288,000    1,372,000
      1998-2001 ...................................  1,314,000    2,564,000
                                                    ---------     ---------
                                                    $4,260,000    4,260,000
                                                    ==========    =========

     It should be noted that the table presented above is for illustrative purposes only to highlight that the basis of accounting used only impacts the timing of the net revenue recognition and not the aggregate economic results. Further, it should be noted that the above table is based on estimates as to the amount and timing of aggregate loss and loss expense payments, available investment yields and acquisition and other costs associated with the provision of insurance protection. Actual results may vary, perhaps materially, from those illustrated above. No assurance is given or may be taken that subsequent revisions of estimates will not have a material impact on the illustration above.

     Prospective reinsurance premiums are earned on a pro-rata basis over the term of the related coverage. The reserve for unearned premiums represents the portion of the net premiums written relating to the unexpired term of coverage.

     Acquisition costs are deferred and amortized over the period in which the related prospective reinsurance premiums are earned.

     Losses and loss adjustment expenses are charged to income as incurred. The reserve for unpaid claims represents the accumulation of estimates for reported losses and includes provisions for losses incurred but not reported. The methods of determining such estimates and establishing resulting reserves are continually reviewed and updated. Adjustments, if any, resulting therefrom are reflected in income, currently. The Company does not discount its loss reserves.

      (d) Staffing Operations

     In March 1998, the Company purchased substantially all of the assets of Travel Nurse for $5.0 million in cash. Based in Fort Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals in the United States and Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks. During 1997, Travel Nurse placed in excess of 700 nurses.

     In August 1998, the Company issued 517,085 shares of its common stock in exchange for all the outstanding common stock of NET Healthcare, an employee staffing company and provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. This business combination was accounted for as a pooling-of-interests combination.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Staffing income is recognized at the time the staffing services are provided. In most instances, the staffing company's temporary healthcare professionals are considered employees of the staffing company while under assignment and costs of employment are the responsibility of the staffing company and are included in the accompanying statements of operations.

     Receivables include amounts due from healthcare organizations for services provided by the staffing company through the placement of healthcare professionals. These receivables are presented net of an estimated allowance for uncollectible accounts based on an evaluation of expected collections resulting from an analysis of current and past due accounts, past collection experience in relation to amounts billed and other relevant information. Concentration of credit risk relating to accounts receivable is limited by number, diversity and geographic dispersion of the healthcare organizations serviced by the staffing company.

     During 1995, NET Healthcare entered into a line of credit with a shareholder to provide a total of $190,000 to fund the working capital requirements of NET Healthcare. The line of credit bore interest at the rate of 5% per annum. In March 1996, NET Healthcare entered into an additional line of credit with a shareholder collateralized by outstanding accounts receivable. Interest was payable at the rate of 2% per month on average outstanding balances. In May 1996, the agreement was amended to allow for additional funding. In May 1997, the agreement was further amended to increase the interest rate by .5% per month on approximately $600,000 of the balance of the line of credit. The amended line of credit, effective April 1, 1998, established a rate of interest of 10% per annum and eliminated restrictive covenants included in the original agreement. The line of credit described above had an aggregate outstanding balance of $2,440,000 at December 31, 1997. Interest expense related to the line of credit amounted to $240,884 and $608,300 for the years ended December 31, 1998 and 1997, respectively. The aggregate outstanding balance together with its related accrued interest expense was paid in full subsequent to the merger of NET Healthcare and the Company.

     The goodwill associated with the Company's acquisition of substantially all of the assets of Travel Nurse is amortized over 21 years.

     The former shareholders of NET Healthcare previously elected to have the company treated as an "S Corporation" under the Internal Revenue Code and, therefore, net income or loss was attributable directly to the former shareholders. Accordingly, no pre-merger benefit for federal or state income taxes has been reflected in the accompanying financial statements. In addition, an adjustment has been made to the restated stockholders' equity of the Company as of December 31, 1998 and 1997 to eliminate the untaxed effects of including NET Healthcare's results of operations in the financial statements of the Company.

      (e) Investments

     Fixed maturity securities which the Company has the positive intent and ability to hold to maturity are classified as "held to maturity" and are reported at amortized cost. Fixed maturity and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading" and are reported at fair value, with unrealized gains and losses included in income. Fixed maturity and equity securities not classified as either held to maturity or trading are classified as "available

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

for sale" and are reported at fair value, with unrealized gains and losses (net of deferred taxes) charged or credited as a separate component of shareholders' equity.

     Investment income is recorded as earned on the accrual basis and includes amortization of premiums and accretion of discounts relating to investments acquired at other than par value. Realized gains or losses on disposal of investments are determined on a specific identification basis and are included in revenues.

     The Company does not own any on-balance sheet or off-balance sheet derivative instruments.

     (f) Property and Equipment, Net

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using an accelerated method of depreciation over the estimated useful lives of the related assets, which ranges from five to seven years. Leasehold improvements are carried at cost less accumulated amortization provided on the straight-line basis over the shorter of the lease term or the estimated useful lives of the improvements.

     (g) Premiums Payable

     Premiums which are collected from insureds are reported as assets of the Company and as corresponding liabilities to the insurance carriers. Premiums received from insureds but not yet remitted to the carriers are held as invested cash in a fiduciary capacity.

     (h) Commission Income

     Commission income is recognized when premiums are received. Any subsequent commission adjustments, including policy cancellations, are recognized upon notification from the insurance carrier or broker.

     (i) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j) Earnings Per Share

     Earnings per common share is based upon the weighted average number of common shares outstanding during each period. On December 31, 1998, the Company adopted SFAS No. 128, Earnings per Share ("SFAS No. 128"). SFAS No. 128 requires specific computations, presentations and disclosures for earnings per share (EPS) amounts in order to make EPS amounts more compatible with international accounting standards. Stock options outstanding at December 31, 1998 and 1997 of 831,500 and 250,000, respectively, had no effect on diluted earnings per share amounts.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 and 1997 (RESTATED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In May 1998, the Company concluded a private placement of 7% convertible subordinated notes due May 12, 2003 in the aggregate principal amount of $10,580,000. The effect on diluted earnings per share amounts is illustrated in the accompanying consolidated statements of operations.

     (k) Accounting Pronouncements

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of shareholders' equity and comprehensive income. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company did not have any items for the years ended December 31, 1998 and 1997 that would require the presentation of comprehensive income in the accompanying financial statements.

     On January 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for disclosing information about an enterprise's operating segments. Operating segments are components of an enterprise (1) that engage in business activities from which revenues may be earned and in which expenses are incurred; (2) whose operating results are reviewed by the enterprise's chief operating decision maker for purposes of making decisions with regard to resource allocation and performance evaluation; and (3) for which discrete financial information is available. In accordance with SFAS No. 131, the Company has disclosed such information in the accompanying financial statements.

     (l) Reclassifications

     Certain items in the Company's 1997 financial statements have been reclassified to conform with the 1998 presentation.

(2) INVESTMENTS

      Net investment income for the years ended December 31, 1998 and 1997 is summarized as follows:

                                                            1998        1997
                                                         ----------   ---------
        Fixed maturities ............................... $1,341,339     973,839
        Short-term investments and cash ................    479,504     420,705
                                                         ----------   ---------
        Net investment income .......................... $1,820,843   1,394,544
                                                         ==========   =========

     At December 31, 1998 and 1997, the Company did not hold fixed-maturity securities which individually exceeded 10% of shareholders' equity except U.S. government and government agency securities.

     Bonds with an amortized cost of $8,257,053 and $7,877,444 were held in a restricted account for the benefit of the ceding company (AIG) as unauthorized reinsurance at December 31, 1998 and 1997, respectively, in accordance with statutory requirements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(2) INVESTMENTS (CONTINUED)

     The amortized cost and estimated fair values of the Company's investments at December 31, 1998 and 1997 are as follows:


                                                                                                       Amount At
                                                                           Gross        Gross         Which Shown
                                               Amortized    Unrealized   Unrealized   Estimated         On the
December 31, 1998                                Cost         Gains        Losses     Fair Value     Balance Sheet
-----------------                             -----------   -----------  ----------   ----------     -------------
Securities held to maturity:
  Fixed maturities:
    Obligations of states and political
      subdivisions .......................... $15,454,481    241,667      (4,129)     15,692,019       15,454,481
    Obligations of states and political
      subdivisions -- restricted ............   8,257,053    130,956                   8,388,009        8,257,053
                                              -----------    -------      ------      ----------       ----------
    Total fixed maturities .................. $23,711,534    372,623      (4,129)     24,080,028       23,711,534
                                              ===========    =======      ======      ==========       ==========


                                                                                                       Amount At
                                                                           Gross        Gross         Which Shown
                                               Amortized    Unrealized   Unrealized   Estimated         On the
December 31, 1997                                Cost         Gains        Losses     Fair Value     Balance Sheet
-----------------                             -----------   -----------  ----------   ----------     -------------
Securities held to maturity:
  Fixed maturities:
    Obligations of states and political
      subdivisions .........................  $ 8,015,105    222,564          --       8,237,669        8,015,105
    Obligations of states and political
      subdivisions -- restricted ...........    7,877,444     70,537          --       7,947,981        7,877,444
                                              -----------    -------      ------      ----------       ----------
    Total fixed maturities .................  $15,892,549    293,101          --      16,185,650       15,892,549
                                              ===========    =======      ======      ==========       ==========

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(2) INVESTMENTS (CONTINUED)

     The amortized cost and fair value of securities at December 31, 1998 and 1997, by contractual maturity date, are presented below:


                                                     December 31, 1998           December 31, 1997
                                                 -------------------------    -------------------------
                                                  Amortized                   Amortized
                                                    Cost        Fair Value      Cost        Fair Value
                                                 -----------   -----------    ----------    -----------
          Fixed maturities
             held-to-maturity:
          Due in one year or less .............  $        --            --            --            --
          Due after one year through
             five years ........................   14,394,846   14,600,179     6,941,072     7,139,209
          Due after one year through
             five years -- restricted ..........    7,197,418    7,296,169     6,803,411     6,849,521
          Due after five years through
             ten years .........................          --            --            --            --
          Due after ten years .................    1,059,635     1,091,840     1,074,033     1,098,460

          Due after ten years -- restricted....    1,059,635     1,091,840     1,074,033     1,098,460
                                                 -----------    ----------    ----------    ----------
                                                  23,711,534    24,080,028    15,892,549    16,185,650

         Short-term investments ................   1,515,347     1,515,347     4,903,714     4,903,714
         Short-term investments -- restricted ..   5,516,681     5,516,681     2,186,836     2,186,836
                                                 -----------    ----------    ----------    ----------
         Total ................................. $30,743,562    31,112,056    22,983,099    23,276,200
                                                 ===========    ==========    ==========    ==========

(3) FINANCIAL INSTRUMENTS

     The carrying amounts for short-term investments, cash, accounts, commissions and premiums receivable, accrued investment and interest income, notes payable, premiums, commissions and other insurance balances payable and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

     Estimated fair values for fixed maturities were provided by outside consultants using market quotations, prices provided by market makers or estimates of fair values obtained from yield data relating to investment securities with similar characteristics. The carrying amount for the Company's 7% convertible subordinated notes is $10,580,000 and the related estimated fair value is $10,280,955 which was determined by management based on available market information and appropriate valuation methodologies.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                     December 31, 1998 and 1997 (restated)

(4) ACCOUNTS, COMMISSIONS AND PREMIUMS RECEIVABLE

     Accounts, commissions and premiums receivable consists of the following at December 31, 1998 and 1997:


                                                                                 1998           1997
                                                                              -----------     ---------
           Staffing accounts receivable -- billed ..........................  $ 5,626,113     1,922,857
           Staffing accounts receivable -- unbilled ........................    1,000,370       317,095
                                                                              -----------     ---------
                                                                                6,626,483     2,239,952
           Less allowance for uncollectible accounts ......................       (96,054)     (125,367)
                                                                              -----------     ---------
           Staffing accounts receivable, net ..............................     6,530,429     2,114,585
           Premiums receivable ............................................     3,652,463
           Commissions receivable .........................................     1,018,031       585,072
                                                                              -----------     ---------
           Total ..........................................................   $11,200,923     2,699,657
                                                                              ===========     =========


      The allowance for uncollectible accounts as of December 31, 1998 and 1997 consists of the following:

                                                                                   1998         1997
                                                                                 ---------    --------
            Beginning balance ................................................   $ 125,367     23,212
            Provision for uncollectible accounts .............................      96,624    106,367
            Write-offs .......................................................    (125,937)    (4,212)
                                                                                 ---------    -------
            Ending balance ...................................................   $  96,054    125,367
                                                                                 =========    =======

(5) STOCKHOLDER LOAN

     In May 1995, the Company entered into a repurchase agreement with stockholders (the "Agreement") whereby the Company agreed to repurchase from them an aggregate of 30 shares of common stock (529,412 shares as adjusted to give effect to the Exchange) (the "Shares") of the Company. The aggregate purchase price for the Shares was $600,000 (including interest) to be paid in 24 installments of $25,000. The closing of the Agreement was subject to the Company's completion of a $600,000 distribution to the stockholders of the Company, pro rata based on the number of shares of common stock of the Company outstanding and paid to the stockholders of record on the Agreement date, without giving effect to the repurchase. The $600,000 distribution was made by the Company on May 26, 1995.

     Pursuant to a subsequent agreement made with the stockholders, the outstanding loan balance at December 31, 1995 was to be repaid in 23 monthly installments of $25,000 (including interest) commencing in February 1996. The outstanding balance of the above-referenced stockholder loan was paid in full during 1997.

                                 [MISSING COPY]

               PREFERRED EMPLOYER HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(6) INCOME TAXES (CONTINUED)

     Deferred income taxes are based upon temporary differences between the Company's financial statements and tax bases of assets and liabilities. The following deferred taxes are recorded for December 31, 1998 and 1997:

                                                                               1998          1997
                                                                             ----------    --------
           Deferred tax assets:
             Unearned premiums ............................................. $  411,176          --
             Reserve for unpaid claims .....................................    971,252     427,414
             Other, net ....................................................     59,105      44,348
                                                                             ----------    --------
                Gross deferred tax assets ..................................  1,441,533     471,762
                                                                             ----------    --------
           Deferred tax liabilities:
             Cash to accrual change ........................................   (284,575)   (218,925)
             Deferred acquisition costs ....................................   (680,291)         --
             Other, net ....................................................    (28,789)         --
                                                                             ----------    --------
                Gross deferred tax liabilities .............................   (993,655)   (218,925)
                                                                             ----------    --------
                   Net deferred tax asset .................................. $  447,878     252,837
                                                                             ==========    ========


     A valuation allowance has not been established as the Company believes it is more likely than not that the deferred tax asset will be realized.

     The Company's reinsurance subsidiary is a Bermuda domiciled corporation. The reinsurance subsidiary is a "controlled foreign corporation" ("CFC") for United States federal income tax purposes. As a result, the Company includes in its gross income for United States federal income tax purposes its pro-rata share of the CFC's "subpart F income" even if such subpart F income is not distributed. Substantially all of the income of the Company's reinsurance subsidiary is subpart F income.

     The Company has elected under section 953(d) of the Internal Revenue Code to tax its reinsurance subsidiary as a domestic corporation for U.S. income tax purposes. The Company does not believe this election has had a material effect on its income tax expense.

(7) STATUTORY SOLVENCY REQUIREMENTS

     The Bermuda Insurance Act of 1978 and related regulations (the "Act") requires the Company to meet a minimum solvency margin. Statutory capital and surplus as of December 31, 1998 and 1997 was $10,533,517 and $7,285,144
respectively, and the amounts required to be maintained by the Company were $3,163,000 for 1998 and $3,300,000 for 1997. In addition, a minimum liquidity ratio must be maintained whereby relevant assets, as defined by the Act, must exceed 75% of relevant liabilities. Once these requirements have been met, there is no restriction on the retained earnings available for distribution. At December 31, 1998 and 1997, the Company was in compliance with this requirement.

               PREFERRED EMPLOYER HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)


(8) LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity with respect to the Company's liability for unpaid losses and loss adjustment expenses is summarized as follows for the years ended December 31, 1998 and 1997:


                                                                                   1998          1997
                                                                                -----------   ---------
         Net unpaid losses and loss adjustment expenses at beginning of
           year ..............................................................  $ 6,107,613     199,390
                                                                                -----------   ---------
         Incurred related to:
           Current year ......................................................    7,614,086   6,257,095
           Prior year ........................................................      437,780          --
                                                                                -----------   ---------
              Total incurred .................................................    8,051,866   6,257,095
                                                                                -----------   ---------
         Paid related to:
           Current year ......................................................      280,587     348,872
           Prior year ........................................................           --          --
              Total paid .....................................................      280,587     348,872
                                                                                -----------   ---------

         Net unpaid losses and loss adjustment expenses at end of year......... $13,878,892   6,107,613
                                                                                ===========   =========


(9) STOCK OPTIONS

     During 1997, the Company adopted the 1996 Stock Option Plan (the "Plan") to provide directors, officers and employees of the Company with the opportunity to receive grants of incentive stock options. The Board of Directors or a committee established by the Board has the sole authority to determine who receives such grants, the type, size and timing of such grants, and specify the terms of any agreements relating to the grants. The aggregate number of shares that may be issued under the Plan is 1,000,000 shares.

     The purchase price of the stock issuable upon the exercise of an option is determined by the Board of Directors or its committee at the time of grant of the option. The exercise price can not be less than 100% of the fair market value of such stock at the time of the grant in the case of incentive stock options, or less than 110% of the fair market value in the case of incentive stock options granted to individuals possessing more than 10% of the total combined voting power of all classes of stock of the Company.

      The following table summarizes stock option activity under the Plan for 1998 and 1997:


                                                                1998                               1997
                                                   --------------------------------   ---------------------------------
                                                                   Weighted Average                    Weighted Average
                                                   Option Shares    Exercise Price    Option Shares     Exercise Price
                                                   -------------   ----------------   -------------    ----------------
  Beginning Balance .............................     511,500           $7.48                 --                --
  Granted .......................................     320,000           $8.44            511,500             $7.48
  Exercised .....................................          --              --                 --                --
  Expired .......................................          --              --                 --                --
                                                      -------           -----            -------             -----
  Ending Balance ................................     831,500           $7.85            511,500             $7.48
                                                      =======           =====            =======             =====

               PREFERRED EMPLOYER HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(9) STOCK OPTIONS (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1998:


                                                  Options Outstanding            Options Exercisable
                                               -------------------------      --------------------------
                                                Weighted
                                                 Average        Weighted                        Weighted
                                                Remaining        Average                         Average
        Range of               Number          Contractual      Exercise        Number          Exercise
      Exercise Prices        Outstanding          Life            Price       Exercisable         Price
      ---------------        -----------       -----------      --------      -----------       ---------
         $7.00                  75,000            8.52           $ 7.00          22,274          $ 7.00
          7.25                 160,000            8.12             7.25          95,152            7.25
          7.75                 276,500            8.65             7.75          75,446            7.75
          8.50                 175,000            9.56             8.50          15,535            8.50
          8.13                  75,000            9.24             8.13          11,342            8.13
          8.625                 70,000            9.61             8.625          5,485            8.625
                               -------            ----           -------        -------          -------
         $7.00-8.625           831,500            8.86           $ 7.85         225,234          $ 7.85
                               =======            ====           =======        =======          =======


     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options as allowed pursuant to FASB Statement No. 123, Accounting for Stock Based Compensation (FASB Statement 123). FASB Statement 123 requires use of option valuation models which include the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards under those plans, consistent with FASB Statement No. 123, the reduction in the Company's 1998 and 1997 net income and net income per share would have been insignificant. The effect of applying the fair method of accounting for stock options on reported net income and net income per share for 1998 and 1997 may not be representative of the effects for future years because outstanding options vest over a period of several years and additional awards are generally made each year.

     The fair value of options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998 and 1997:

                                                            1998        1997
                                                          ---------   --------
       Risk-free interest rate .........................      5.58%      6.46%
       Expected Life ...................................  6.5 years    7 years
       Expected volatility .............................        40%        25%
       Expected dividend yield .........................          0          0

(10) LEASES

     In August 1994, the Company entered into an office lease agreement which became effective on April 1, 1995. The agreement provides for an initial seven-year term with two five-year renewal options. In

               PREFERRED EMPLOYER HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 AND 1997 (RESTATED)

(10) LEASES (CONTINUED)

October 1998, the staffing company entered into an office lease agreement which became effective on October 1, 1998. The agreement provides for an initial seven-year term with one five-year renewal option. The following is a schedule of the approximate future minimum lease payments for office space and equipment for the Company and its subsidiaries as of December 31, 1998:

         Year Ending December 31,                                     Total
         ------------------------                                   ---------
         1999 ..................................................    $ 800,000
         2000 ..................................................      836,000
         2001 ..................................................      859,000
         2002 ..................................................      637,000
         Thereafter ............................................    1,453,000
                                                                   ----------
                                                                   $4,585,000
                                                                   ==========

     Rent expense for the years ended December 31, 1998 and 1997 was approximately $433,000 and $249,000, respectively.

(11) UNSECURED REVOLVING LINE OF CREDIT

     In May 1998, the Company obtained a $3 million unsecured revolving line of credit from a bank. The terms of the loan provide for monthly interest payments at the bank's prime lending rate (currently 7 3/4% per annum). The loan is renewable on an annual basis. As of December 31, 1998, the aggregate amount outstanding under the line of credit was $1,850,000.

 (12) SUBORDINATED CONVERTIBLE NOTES

     In May 1998, the Company concluded a private placement of $10,580,000 of 7% convertible subordinated notes (the "Notes") due May 2003. The principal amount of the Notes is convertible at the option of the holders into shares of the Company's common stock at a conversion price of $9.00 (the "Conversion Price") at any time prior to the earlier of the maturity date (May 12, 2003) or 10 business days after receipt of a termination notice. In the event (i) the closing bid price of the Company's common stock equals or exceeds $13.50 per share for twenty consecutive trading days during any period commencing upon satisfaction of one of the conditions contained in clause (ii) described herein and (ii) either a registration statement covering the shares of common stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission and remains effective or at least two years has elapsed since the issuance date of the Notes and the shares of common stock issuable upon conversion of the Notes are saleable, without restriction, under Rule 144(k) promulgated under the Securities Act of 1933, as amended, then the holders' rights to convert the outstanding principal amount of the Notes shall be terminated by the Company by delivering to the holders a notice of termination (the "Termination Notice"), in which event (a) the holders will have the right at any time during 10 business days after receipt of the Termination Notice, in their sole discretion, to convert the outstanding principal amount of the Notes into shares of common stock of the Company at the Conversion Price, and (b) thereafter, the holders' option to convert shall terminate and the Notes may be prepaid by the Company, at any time prior to the Maturity Date, in whole or in part for the face amount thereof, together with all accrued and unpaid interest through the date of prepayment.

               PREFERRED EMPLOYER HOLDINGS, INC. AND SUBSIDIARIES

                     DECEMBER 31, 1998 and 1997 (RESTATED)

(13) SEGMENT REPORTING

     The Company's reportable business segments are strategic business units that offer distinctive products and services that are marketed through different channels. They are managed separately because of their unique marketing and distribution requirements.

     There are two reportable segments: Insurance and Employee Staffing. The insurance segment sells, on behalf of others, business insurance principally to the franchise industry and provides reinsurance for certain workers' compensation and employers' liability insurance policies sold by the Company. The employee staffing segment provides temporary registered nurses and professional medical personnel primarily to client hospitals.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates segment performance based on profit or loss from operations before income taxes not including non-recurring gains and losses and intersegment transactions. Sales and services between segments are accounted for as if the sale or services were provided to third parties, that is at current market prices.

     Certain information concerning the Company's reporting segments for the years ended December 31, 1998 and 1997 is as follows:


                                                                                  Employee
                                 1998                              Insurance      Staffing       Totals
                                 ----                             -----------    ----------    ----------
          Revenues from external customers ....................   $18,028,102    34,462,035    52,490,137
          Intersegment revenues ...............................        36,237            --        36,237
          Interest revenue ....................................     1,679,481           745     1,680,226
          Interest expense ....................................            --       494,935       494,935
          Depreciation and amortization .......................       140,657       380,018       520,675
          Segment profit ......................................     2,843,101     1,962,923     4,806,024
          Segment assets ......................................    40,434,696    12,545,917    52,980,613
          Expenditures for segment assets .....................        39,250       317,740       356,990



                                                                                  Employee
                                 1997                              Insurance      Staffing       Totals
                                 ----                             -----------    ----------    ----------
          Revenues from external customers ....................   $14,604,568     11,594,300   26,198,868
          Interest revenue ....................................     1,152,846             --    1,152,846
          Interest expense ....................................        16,534        647,375      663,909
          Depreciation and amortization .......................       150,341         51,971      202,312
          Segment profit (loss) ...............................     1,410,149      (599,460)      810,689
          Segment assets ......................................    24,985,368      2,543,618   27,528,986
          Expenditures for segment assets .....................        82,677        185,793      268,470

                                 [MISSING COPY]

               PREFERRED EMPLOYER HOLDINGS, INC. AND SUBSIDIARIES

                     December 31, 1998 and 1997 (restated)

 (13) SEGMENT REPORTING (CONTINUED)

     Other Items:

                                                                  Reportable   Unallocated
                                                                    Segment     Corporate   Consolidated
         1998                                                        Total        Total         Total
         ----                                                     ----------   -----------  ------------
         Depreciation and amortization .........................  $  520,675     511,952      1,032,627
         Expenditures for assets ...............................     356,990      62,700        419,690
         Amortization of deferred acquisition costs ............   4,999,956          --      4,999,956

                                                                  Reportable   Unallocated
                                                                    Segment     Corporate   Consolidated
         1997                                                        Total        Total         Total
         ----                                                     ----------   -----------  ------------
         Depreciation and amortization .........................  $  202,312          --        202,312
         Expenditures for assets ...............................     268,470          --        268,470
         Amortization of deferred acquisition costs ............   4,161,884          --      4,161,884


     The Company does not attribute revenues or long-lived assets by geographic areas. The Company does not have any single customer that can be identified as major when considering the Company's consolidated revenues.

(14) LITIGATION

     The Company is a defendant in various litigation matters considered to be in the normal course of business. While the outcome of these matters cannot be estimated with certainty, it is the opinion of management (after consultation with legal counsel) that the resolution of such litigation will not have a material adverse effect on the Company's financial statements.

(15) UNAUDITED PRO FORMA INFORMATION

     Pro forma adjustments for income taxes represent the difference between historical income taxes and income taxes that would have been reported had NET Healthcare filed income tax returns as a taxable "C corporation" for 1998 and 1997.

(16) YEAR 2000

     Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year. The Company has developed a plan to address Year 2000 issues. The plan is based on the Company's primary software vendors having advised the Company that the necessary programming changes related to Year 2000 issues have been made and tested and that the software used by the Company can be upgraded to be Year 2000 compliant. During 1998, the Company began to implement this upgrade and expects to be fully compliant with Year 2000 issues by the end of the first quarter of 1999. As an integral component of such plan, the Company will determine if they are Year 2000 compliant. It is management's belief that for any suppliers who may not be Year 2000 compliant, such non-compliance will not have a material adverse effect on the Company's business. However, each major supplier's compliance will be assessed in light of their response. The costs associated with the implementation of the above project are not expected to be material.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   ----------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Quarterly Period Ended March 31, 1999

                         Commission File Number 1-12677

                                   ----------

                       PREFERRED EMPLOYERS HOLDINGS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             DELAWARE                                            65-0698779
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)


                 10800 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33161
                    (Address of principal executive offices)

                                 (305) 893-4040
              (Registrant's telephone number, including area code)

                                   ----------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS

     The number of shares outstanding of each of the issuer's classes of common equity, as of May 6, 1999, was 5,247,085 shares of Common Stock.

                       PREFERRED EMPLOYERS HOLDINGS, INC.

               Form 10-Q -- for the quarter ended March 31, 1999

                                      INDEX

                                                                                                        PAGE
                                                                                                        ----
PART I --  FINANCIAL INFORMATION

 Item-1 -- Quarterly Financial Statements ..........................................................      3

           Consolidated Balance Sheets .............................................................      3

           Consolidated Statements of Operations ...................................................      4

           Consolidated Statements of Cash Flows ...................................................      5

           Notes to Consolidated Financial Statements ..............................................      6

 Item-2 -- Management's Discussion and Analysis of Financial Condition and
              Results of Operations ................................................................     20

 Item-3 -- Quantitative and Qualitative Discussions About Market Risk ..............................     27

PART II -- OTHER INFORMATION

 Item-1 -- Legal Proceedings .......................................................................     28
 Item-2 -- Changes in Securities and Use of Proceeds ...............................................     28
 Item-3 -- Defaults Upon Senior Securities .........................................................     28
 Item-4 -- Submission of Matters to a Vote of Security Holders .....................................     28
 Item-5 -- Other Information .......................................................................     28
 Item-6 -- Exhibits and Reports on Form 8-K ........................................................     28

 SIGNATURE .........................................................................................     29


                         PART I: FINANCIAL INFORMATION

Item 1. Financial Statements

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                March 31, 1999 (unaudited) and December 31, 1998

                                                                              MARCH 31, 1999    DECEMBER 31, 1998
                                                                              --------------    -----------------
                                     ASSETS
Investments:
  Held-to-maturity securities, at amortized cost (fair value of
   $17,743,070 in 1999 and $15,692,019 in 1998) ...........................     $ 17,533,907       15,454,481
  Held-to-maturity securities, at amortized cost-restricted (fair value
   of $8,329,900 in 1999 and $8,388,009 in 1998) ..........................        8,224,217        8,257,053
  Short-term investments ..................................................        5,244,232        7,032,027
                                                                                ------------      -----------
  Total investments .......................................................       31,002,356       30,743,561
Cash ......................................................................        6,804,429        3,714,883
Accrued investment and interest income ....................................          322,475          408,538
Accounts, commissions and premiums receivables, net .......................       12,311,832       11,200,923
Deferred acquisition costs ................................................        2,044,595        1,807,841
Property and equipment, net ...............................................          980,779          897,625
Deferred tax assets .......................................................          529,869          447,878
Deposits ..................................................................          382,607          344,165
Goodwill and other intangible assets, net .................................        4,747,228        4,805,560
Prepaid expenses ..........................................................          707,738          427,502
Deferred convertible note issue costs .....................................          919,217          979,137
Other assets ..............................................................          625,512          629,814
                                                                                ------------      -----------
    Total assets ..........................................................     $ 61,378,637       56,407,427
                                                                                ============      ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Notes payable ...........................................................     $ 11,685,000       12,430,000
  Unpaid losses and loss adjustment expenses ..............................       15,885,541       13,878,892
  Premiums, commissions and other insurance balances payable ..............        8,391,016        7,175,659
  Unearned premiums .......................................................        6,178,892        5,463,405
  Accounts payable and accrued expenses ...................................        2,188,185        1,588,326
  Escrow and trust funds ..................................................        2,939,599        1,891,966
  Other liabilities .......................................................          634,708        1,002,317
                                                                                ------------      -----------
    Total liabilities .....................................................       47,902,941       43,430,565
                                                                                ------------      -----------
Shareholders' equity:

  Common stock, $0.01 par value; authorized 20,000,000 shares;
   issued 5,776,497 shares in 1999 and 5,771,497 shares in 1998 ...........           57,765           57,715
  Additional paid-in capital ..............................................        9,936,512        9,891,562
  Retained earnings .......................................................        3,986,976        3,533,142
                                                                                ------------      -----------
    Total shareholders' equity ............................................       13,981,253       13,482,419
Treasury stock, at cost, 529,412 shares ...................................         (505,557)        (505,557)
                                                                                ------------      -----------
    Net shareholders' equity ..............................................       13,475,696       12,976,862
                                                                                ------------      -----------
    Total liabilities and shareholders' equity ............................     $ 61,378,637       56,407,427
                                                                                ------------      -----------



          See accompanying notes to consolidated financial statements.

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
 For the three months ended March 31, 1999, 1998 (restated) and 1997 (restated)

                                                                                          (RESTATED)  (RESTATED)
                                                                             1999            1998        1997
                                                                          -----------     ----------     ---------
REVENUES:
  Staffing income ...................................................     $10,852,976      5,921,412     2,244,934
  Premiums earned ...................................................       3,741,842      3,066,609     2,044,430
  Net commission income .............................................         380,739        543,130       634,314
  Net investment income .............................................         435,165        385,985       213,652
  Other income ......................................................         134,919        138,905       145,084
                                                                          -----------     ----------     ---------
    Total revenues ..................................................      15,545,641     10,056,041     5,282,414
                                                                          -----------     ----------     ---------
Expenses:
  Staffing costs ....................................................       8,328,009      4,776,449     1,863,711
  Losses and loss adjustment expenses incurred ......................       2,058,013      1,655,969     1,103,317
  Amortization of deferred acquisition costs ........................       1,238,043        981,315       737,309
  Other operating expenses ..........................................       2,986,818      1,780,984     1,284,254
                                                                          -----------     ----------     ---------
    Total expenses ..................................................      14,610,883      9,194,717     4,988,591
                                                                          -----------     ----------     ---------
Operating income before income taxes ................................         934,758        861,324       293,823
                                                                          -----------     ----------     ---------
Interest expense ....................................................         281,178        201,950       116,963
Amortization of intangible assets and other non-operating expenses ..          58,332        100,561            --
                                                                          -----------     ----------     ---------
    Total non-operating expenses ....................................         339,510        302,511       116,963
                                                                          -----------     ----------     ---------
Income before income taxes ..........................................         595,248        558,813       176,860
Income taxes ........................................................         141,414         50 339       129,590
                                                                          -----------     ----------     ---------
  Net income ........................................................     $   453,834        508,474        47,270
                                                                          ===========     ==========     =========
Net income-basic ....................................................     $   453,834        508,474        47,270
Impact of potential common shares-convertible notes .................         154,096             --            --
                                                                          -----------     ----------     ---------
Net income-diluted ..................................................     $   607,930        508,474        47,270
                                                                          ===========     ==========     =========
Weighted average outstanding shares-basic ...........................       5,245,085      5,242,085     4,384,585
Impact of potential common shares-convertible notes .................       1,170,000             --            --
                                                                          -----------     ----------     ---------
Common shares and common shares equivalents used in computing net
  earnings per shares-diluted .......................................       6,415,085      5,242,085     4,384,585
                                                                          ===========     ==========     =========
Net basic earnings per share ........................................     $      0.09           0.10          0.01
                                                                          ===========     ==========     =========
Net diluted earnings per share ......................................     $      0.09           0.10          0.01
                                                                          ===========     ==========     =========
PRO FORMA INFORMATION (Notes 6 and 13):

Historical income before income taxes ...............................     $   595,248        558,813       176,860
Pro forma income tax provision ......................................         141,414        208,229        13,241
                                                                          -----------     ----------     ---------
Pro forma net income ................................................     $   453,834        350,584       163,619
                                                                          ===========     ==========     =========
Pro forma net income-basic ..........................................     $   453,834        350,584       163,619
Impact of potential common shares-convertible notes .................         154,096             --            --
                                                                          -----------     ----------     ---------
Pro forma net income-diluted ........................................     $   607,930        350,584       163,619
                                                                          ===========     ==========     =========
Weighted average outstanding shares-basic ...........................       5,245,085      5,242,085     4,384,585
Impact of potential common shares-convertible notes .................       1,170,000             --            --
                                                                          -----------     ----------     ---------
Weighted average outstanding shares-diluted .........................       6,415,085      5,242,085     4,384,585
                                                                          -----------     ----------     ---------
Pro forma net basic earnings per share ..............................     $      0.09           0.07          0.04
                                                                          ===========     ==========     =========
Pro forma net diluted earnings per share ............................     $      0.09           0.07          0.04
                                                                          ===========     ==========     =========




          See accompanying notes to consolidated financial statements.

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
 For the three months ended March 31, 1999, 1998 (restated) and 1997 (restated)

                                                                                         (Restated)       (Restated)
                                                                          1999              1998             1997
                                                                       -----------      -----------      ------------
Cash flow from operating activities:
  Net Income .....................................................     $   453,834      $   508,474      $     47,270
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization ................................         186,890          150,764            44,542
    Amortization of deferred acquisition costs ...................       1,238,043          981,315           737,309
    Deferred income taxes ........................................         (81,991)        (351,771)               --
    Provision for uncollectible accounts .........................          13,549           16,549            26,321
Change in:
  Accrued investment and interest income .........................          86,063           67,974                --
  Accounts, commissions and premiums receivable ..................      (1,124,458)      (2,868,147)        2,689,816
  Deferred acquisition costs .....................................      (1,474,797)        (651,604)               --
  Unpaid losses and loss adjustment expenses .....................       2,006,649        1,655,969         1,016,082
  Unearned premiums ..............................................         715,487          572,798          (603,435)
  Premiums, commissions and other insurance balances .............       1,215,357          661,760           (22,117)
  Accounts payable and accrued expenses ..........................         599,859          810,631           903,347
  Other, net .....................................................         880,205          (39,335)        1,634,476
                                                                       -----------      -----------      ------------
      Net cash provided by operating activities ..................       4,714,690        1,515,377         6,473,611
                                                                       -----------      -----------      ------------
Cash flow from investing activities:
  Purchase of subsidiary .........................................              --       (5,000,000)               --
  Sale (purchase) of short-term investments, net .................        (258,795)       2,451,176       (17,405,936)
  Purchase of property and equipment .............................        (148,303)         (22,368)          (61,002)
                                                                       -----------      -----------      ------------
      Net cash used in investing activities ......................        (407,098)      (2,571,192)      (17,466,938)
                                                                       -----------      -----------      ------------
Cash flow from financing activities:
  Proceeds from sale of common stock .............................              --               --        10,402,129
  Repayment of shareholder loan ..................................              --               --           (75,000)
  Borrowings from revolving line of credit, net ..................              --               --           880,000
  Repayment of line of credit ....................................        (700,000)              --          (279,716)
  Bank overdraft .................................................        (518,046)         (38,327)               --
  Other, net .....................................................              --           (2,830)           (2,830)
                                                                       -----------      -----------      ------------
      Net cash (used in) provided by financing activities ........      (1,218,046)         (41,157)       10,924,583
                                                                       -----------      -----------      ------------
Net increase (decrease) in cash ..................................       3,089,546       (1,096,972)          (68,744)
Cash at beginning of period ......................................       3,714,883        4,125,271         5,644,767
                                                                       -----------      -----------      ------------
Cash at end of period ............................................     $ 6,804,429      $ 3,028,299      $  5,576,023
                                                                       ===========      ===========      ============
Supplemental disclosure of cash flow information:
  Income taxes paid ..............................................     $   180,000      $        --      $         --
                                                                       ===========      ===========      ============
  Interest paid ..................................................     $   222,094      $   208,973      $     87,742
                                                                       ===========      ===========      ============



          See accompanying notes to consolidated financial statements.

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a) BASIS OF PRESENTATION

      The accompanying unaudited consolidated financial statements of Preferred Employers Holdings, Inc. (the "Company") and its subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three months period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. These consolidated financial statements and notes should be read in conjunction wit the financial statements and notes included in the audited consolidated financial statements of the Company for the year ended December 31, 1998.

      The accompanying unaudited consolidated financial statements of the Company and its subsidiaries are prepared in accordance with generally accepted accounting principles. These principles vary in certain respects from statutory accounting practices prescribed or permitted by regulatory authorities. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, based on information available, in recording transactions resulting from business operations. The balance sheet amounts that involve a greater amount of accounting estimates and actuarial determinations subject to future changes are the Company's liabilities for unpaid losses and loss adjustment expenses. As additional information becomes available (or actual amounts are determinable), the recorded estimates may be revised and reflected in operating results. While management believes that the liability for unpaid losses and loss adjustment expenses is adequate to cover the ultimate liability, such estimates may be more or less than the amounts actually paid when claims are settled.

      (b) ORGANIZATION

      Preferred Employers Holdings, Inc. is the successor company to Preferred Employers Group, Inc. ("PEGI"). Except as otherwise specified or when the context otherwise requires, references to the Company herein include Preferred Employers Holdings, Inc. and PEGI, through which the Company conducts certain of it business operations.

     In March 1998, the Company, through a wholly-owned subsidiary, consummated the purchase of substantially all the assets of HSSI Travel Nurse Operations, Inc. ("Travel Nurse"), a wholly-owned subsidiary of Hospital Staffing Services, Inc., for $5.0 million in cash. Based in Ft. Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks.

     In August 1998, the Company issued 517,085 shares of its common stock in exchange for all the outstanding common stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare"), an employee staffing company and provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. This business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's consolidated financial statements for applicable periods prior to the combination have been restated to include the accounts and results of operations of NET Healthcare.

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      The Company was appointed as a general agent ("GA") by the American International Group of Companies ("AIG"), a major group of international insurance carriers, on January 1, 1993. In this regard, the Company is authorized to write workers' compensation as well as other forms of "property and casualty" business (such other forms of insurance being hereinafter referred to as "Package") on behalf of AIG. In addition, the Company was appointed as a GA by General Accident Insurance Company of America ("GAIC") on September 1, 1994, with the authority to write all forms of commercial property and casualty business for family style and fast-food restaurants. On June 11, 1996, GAIC advised the Company that it would no longer write Package insurance for fast-food restaurants; however, on March 20, 1997, the Company was appointed as a GA by the Kemper Group of Insurance Companies with the authority to write workers' compensation and other forms of commercial property and casualty business for family style and fast-food restaurants and convenience stores. In September 1998, Kemper advised the Company that they would no longer accept Package insurance risks for fast food restaurants, but retained its contract with the Company to serve as a program administrator for certain risks.

      (c) INSURANCE OPERATIONS

      In 1996, the Company formed a Bermuda licensed reinsurance subsidiary (the "Reinsurer") and entered into a reinsurance agreement (the "Agreement") with certain affiliates of AIG during the fourth quarter of 1996. The Agreement provides that the Reinsurer assumes certain workers' compensation and employer's liability insurance policies from AIG with policy inception dates as of January 1, 1996 and subsequent. Although the Reinsurer assumes the risks associated with being a reinsurer, the Agreement limits the liability of the Reinsurer for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the Agreement limits the aggregate liability of the Reinsurer for all coverage to an amount not to exceed 70 percent of the gross written premium for each individual underwriting year.

      Because the Agreement is effective for all business written on or after January 1, 1996, the policies written prior to the execution of the Agreement and formation of the Reinsurer are accounted for as retroactive reinsurance. The principal difference between the accounting for retroactive and prospective reinsurance is that revenue and costs of retroactive reinsurance are deferred and accreted into income over the claim-settlement period rather than over the period for which contractual coverage is provided, as would be the case under prospective reinsurance. Retroactive insurance accounting does not change the amount of income to be recognized, but rather extends the period of recognition from one year-the period of coverage, to six years-the period over which claims liabilities from the business are expected to be settled. Cash flows from the reinsurance transactions are not affected by the accounting treatment.

      The accompanying financial statements reflect a composite retroactive/prospective accounting treatment with business written prior to October 1, 1996, being accounted for as retroactive and business written subsequent thereto accounted for as prospective.

      The effects of prospective and retroactive insurance accounting treatment are illustrated below. The prospective method assumes that the Agreement incepted on January 1, 1996, and provides for a loss ratio of 51.5%, acquisition costs of 33.83%, aggregate net premiums written of approximately $15 million ($12,600,000 relating to the period from January 1 through September 30, 1996) and an investment yield of 6.5% on net cash flows. The retroactive (deposit) method uses the same assumptions except that since the Agreement was not executed until October 1996, any investment income on net cash flows earned for the

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

period from January through September 1996 are deferred and recognized as "other income" over the payment period of the remaining claim liabilities.

     Income before income taxes recognized, and estimated to be recognized in the calendar year indicated below is as follows:

                                           Prospective        Composite
                                              Method    Retroactive/prospective
         Years                             (pro forma)         (actual)
         -----                             -----------  -----------------------

         1996 ........................     $1,658,000            324,000
         1997 ........................      1,288,000          1,372,000
         1998-2001 ...................      1,314,000          2,564,000
                                           ----------          ---------
                                           $4,260,000          4,260,000
                                           ==========          =========


      The table presented above is for illustrative purposes only to highlight that the basis of accounting used only impacts the timing of the net revenue recognition and not the aggregate economic results. Further, the above table is based on estimates as to the amount and timing of aggregate loss and loss expense payments, available investment yields and acquisition and other costs associated with the provision of insurance protection. Actual results may vary, perhaps materially, from those illustrated above. No assurance is given or may be taken that subsequent revisions of estimates will not have a material impact on the illustration above.

      Prospective reinsurance premiums are earned on a pro-rata basis over the term of the related coverage. The reserve for unearned premiums represents the portion of the net premiums written relating to the unexpired term of coverage.

      Acquisition costs are deferred and amortized over the period in which the related prospective reinsurance premiums are earned.

      Losses and loss adjustment expenses are charged to income as incurred. The reserve for unpaid claims represents the accumulation of estimates for reported losses and includes provisions for losses incurred but not reported. The methods of determining such estimates and establishing resulting reserves are continually reviewed and updated. Adjustments, if any, resulting therefrom are reflected in income currently. The Company does not discount its loss reserves.

      (d) STAFFING OPERATIONS

      In March 1998, the Company purchased substantially all of the assets of Travel Nurse for $5.0 million in cash. Based in Fort Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks.

      In August 1998, the Company issued 517,085 shares of its common stock in exchange for all the outstanding common stock of NET Healthcare, an employee staffing company and provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. This business combination was accounted for as a pooling-of-interests combination.

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Staffing income is recognized at the time the staffing services are provided. In most instances, the staffing company's temporary healthcare professionals are considered employees of the staffing company while under assignment and costs of employment are the responsibility of the staffing company and are included in the accompanying statements of operations.

      Receivables include amounts due from healthcare organizations for services provided by the staffing company through the placement of healthcare professionals. These receivables are presented net of an estimated allowance for uncollectible accounts based on an evaluation of expected collections resulting from an analysis of current and past due accounts, past collection experience in relation to amounts billed and other relevant information. Concentration of credit risk relating to accounts receivable is limited by number, diversity and geographic dispersion of the healthcare organizations serviced by the staffing company.

      During 1995, NET Healthcare entered into a line of credit with a shareholder to provide a total of $190,000 to fund the working capital requirements of NET Healthcare. The line of credit bore interest at the rate of 5% per annum. In March 1996, NET Healthcare entered into an additional line of credit with a then shareholder of NET Healthcare collateralized by outstanding accounts receivable. Interest was payable at the rate of 2% per month on average outstanding balances. In May 1996, the agreement was amended to allow for additional funding. In May 1997, the agreement was further amended to increase the interest rate by .5% per month on approximately $600,000 of the balance of the line of credit. The amended line of credit, effective April 1, 1998, established a rate of interest of 10% per annum and eliminated restrictive covenants included in the original agreement. Interest expense related to the line of credit amounted to $201,950 and $110,016 for the three months ended March 31, 1998 and 1997, respectively. The aggregate outstanding balance together with its related accrued interest expense was paid in full subsequent to the merger of NET Healthcare and the Company.

      The goodwill associated with the Company's acquisition of substantially all of the assets of Travel Nurse is amortized over 21 years.

      The former shareholders of NET Healthcare previously elected to have the company treated as an "S Corporation" under the Internal Revenue Code and, therefore, net income or loss was attributable directly to the former shareholders. Accordingly, no pre-merger benefit for the federal or state income taxes has been reflected in the accompanying financial statements. In addition, an adjustment has been made to the restated stockholders' equity of the Company as of December 31, 1998 to eliminate the untaxed effects of including NET Healthcare's results of operations in the financial statements of the Company.

      (e) INVESTMENTS

      Fixed maturity securities which the Company has the positive intent and ability to hold to maturity are classified as "held to maturity" and are reported at amortized cost. Fixed maturity and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading" and are reported at fair value, with unrealized gains and losses included in income. Fixed maturity and equity securities not classified as either held to maturity or trading are classified as "available for sale" and are reported at fair value, with unrealized gains and losses (net of deferred taxes) charged or credited as a separate component of shareholders' equity.

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Investment income is recorded as earned on the accrual basis and includes amortization of premiums and accretion of discounts relating to investments acquired at other than par value. Realized gains or losses on disposal of investments are determined on a specific identification basis and are included in revenues.

      The Company does not own any on-balance sheet or off-balance sheet derivative instruments.

      (f) PROPERTY AND EQUIPMENT, NET

      Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using an accelerated method of depreciation over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are carried at cost less accumulated amortization provided on the straight-line basis over the shorter of the lease term or the estimated useful lives of the improvements.

      (g) PREMIUMS PAYABLE

      Premiums which are collected from insureds are reported as assets of the Company and as corresponding liabilities to the insurance carriers. Premiums received from insureds but not yet remitted to the carriers are held as invested cash in a fiduciary capacity.

      (h) COMMISSION INCOME

      Commission income is recognized when premiums are billed. Any subsequent commission adjustments, including policy cancellations, are recognized upon notification from the insurance carrier or broker.

      (i) INCOME TAXES

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (j) EARNINGS PER SHARE

      Earnings per common share is based upon the weighted average number of common shares outstanding during each period. On December 31, 1998 the Company adopted SFAS No. 128, Earnings per Share ("SFAS No. 128"). SFAS No. 128 requires specific computations, presentations and disclosures for earnings per share
(EPS) amounts in order to make EPS amounts more compatible with international accounting standards. Stock options outstanding at March 31, 1999, 1998 and 1997 of 1,263,000, 616,500 and 250,000, respectively, had no effect on diluted earnings per share amounts.

      In May 1998, the Company consummated a private placement of 7% convertible subordinated notes due May 12, 2003 in the aggregate principal amount of $10,580,000. Principal balances outstanding as of March 31, 1999 and December 31, 1998 were $10,535,000 and $10,580,000, respectively. The effect on

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           MARCH 31, 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

diluted earnings per share amounts is presented in the accompanying consolidated statements of operations.

      (k) RECLASSIFICATIONS

      Certain items in the Company's 1998 and 1997 financial statements have been reclassified to conform them with the presentation of the Company's financial statements as of and for the three months ended March 31, 1999.

(2) INVESTMENTS

      At March 31, 1999 and December 31, 1998, the Company did not hold fixed-maturity securities which individually exceeded 10% of shareholders' equity except U.S. government and government agency securities.

      Bonds with an amortized cost of $8,224,217 and $8,257,053 were held in a restricted account for the benefit of the ceding company (AIG) as unauthorized reinsurance at March 31, 1999 and December 31, 1998, respectively, in accordance with statutory requirements.

      The amortized cost and estimated fair values of the Company's investments at March 31, 1999 and December 31, 1998 are as follows:

                                                                                                        Amount At
                                                                                                         Which
                                                                                                         Shown
                                                                Gross        Gross                       on the
                                                Amortized    Unrealized   Unrealized    Estimated       Balance
                                                  Cost          Gains       Losses      Fair Value       Sheet
                                               -----------     -------     -------      ----------     ----------
March 31, 1999:
Securities held to maturity:
  Fixed maturities:
  Obligations of states and political
    subdivision ..........................     $17,533,907     220,818     (11,655)     17,743,070     17,533,907
  Obligations of states and political
    subdivisions-restricted ..............       8,224,217     105,683          --       8,329,900      8,224,217
                                               -----------     -------     -------      ----------     ----------
Total fixed maturities ...................     $25,758,124     326,501     (11,655)     26,072,970     25,758,124
                                               ===========     =======     =======      ==========     ==========
December 31, 1998:
Securities held to maturity:
Fixed maturities:
  Obligations of states and political
    subdivision ..........................     $15,454,481     241,667      (4,129)     15,692,019     15,454,481
  Obligations of state and political
    subdivisions-restricted ..............       8,257,053     130,956          --       8,388,009      8,257,053
                                               -----------     -------     -------      ----------     ----------
Total fixed maturities ...................     $23,711,534     372,623      (4,129)     24,080,028     23,711,534
                                               ===========     =======     =======      ==========     ==========



               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(2) INVESTMENTS (CONTINUED)

     The amortized cost and fair value of securities at March 31, 1999 and December 31, 1998, by contractual maturity date, are presented below:

                                                          March 31, 1999             December 31, 1998
                                                   --------------------------     -------------------------
                                                    Amortized          Fair        Amortized        Fair
                                                       Cost           Value          Cost           Value
                                                   -----------     ----------     ----------     ----------
Fixed maturities held-to-maturity:
   Due in one year or less ...................     $        --             --             --             --
   Due after one year through five years .....      16,470,840     16,682,520     14,394,846     14,600,179
   Due after one year through
     five years-restricted ...................       8,224,217      8,329,900      7,197,418      7,296,169
   Due after five years through ten years ....              --             --             --             --
   Due after ten years .......................       1,063,067      1,060,550      1,059,635      1,091,840
   Due after ten years-restricted ............              --             --      1,059,635      1,091,840
                                                   -----------     ----------     ----------     ----------
                                                    25,758,124     26,072,970     23,711,534     24,080,028
   Short-term investments ....................          78,330         78,330      1,515,347      1,515,347
   Short-term investments-restricted .........       5,165,902      5,165,902      5,516,681      5,516,681
                                                   -----------     ----------     ----------     ----------
   Total .....................................     $31,002,356     31,317,202     30,743,562     31,112,056
                                                   ===========     ==========     ==========     ==========


(3) FINANCIAL INSTRUMENTS

      The carrying amounts for short-term investments, cash, accounts, commissions and premiums receivable, accrued investment and interest income, notes payable, premiums, commissions and other insurance balances payable and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

      Estimated fair values for fixed maturities were provided by outside consultants using market quotations, prices provided by market makers or estimates of fair values obtained from yield data relating to investment securities with similar characteristics. The carrying amount for the 7% convertible subordinated notes at March 31, 1999 and December 31, 1998 were $10,535,000 and $10,580,000, respectively, and the related estimated fair value at March 31, 1999 and December 31, 1998 were $10,251,210 and $10,280,955, respectively, which was determined by management based on available market information and appropriate valuation methodologies.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(4) ACCOUNTS, COMMISSIONS AND PREMIUMS RECEIVABLE:

     Accounts, commissions and premiums receivable consists of the following at March 31, 1999 and December 31, 1998:


                                                                       March 31, 1999   December 31, 1998
                                                                       --------------   -----------------
           Staffing accounts receivable-billed ......................   $ 4,333,576          5,626,113
           Staffing accounts receivable-unbilled ....................     1,908,384          1,000,370
                                                                        -----------          ---------
                                                                          6,241,960          6,626,483
           Less allowance for uncollectible accounts ................      (109,603)           (96,054)
                                                                        -----------          ---------

           Staffing accounts receivable, net ........................     6,132,357          6,530,429
           Premiums receivable ......................................     4,849,575          3,652,463
           Commissions receivable ...................................     1,329,900          1,018,031
                                                                        -----------         ----------

           Total ....................................................   $12,311,832         11,200,923
                                                                        ===========         ==========


         The allowance for uncollectible accounts as of March 31, 1999 and December 31, 1998 consists of the following:


                                                                       March 31, 1999   December 31, 1998
                                                                       --------------   -----------------
           Beginning balance ..........................................   $ 96,054           125,367
           Provision for uncollectible accounts .......................     22,210            96,624
           Write-offs .................................................     (8,661)         (125,937)
                                                                          --------          --------
           Ending Balance .............................................   $109,603            96,054
                                                                          ========          ========

(5) STOCKHOLDERS LOAN

     In May 1995, the Company entered into a repurchase agreement with stockholders (the "Agreement") whereby the Company agreed to repurchase from them an aggregate of 30 shares of common stock (529,412 shares as adjusted to give effect to the recapitalization of the Company in February 1997 whereby the Company exchanged 17,647.06 shares of Common Stock for each share of PEGI Common Stock held by the stockholders of PEGI) (the "Shares") of the Company. The aggregate purchase price for the Shares was $600,000 (including interest) to be paid in 24 installments of $25,000. The closing of the Agreement was subject to the Company's completion of a $600,000 distribution to the stockholders of the Company, pro rata based on the number of shares of common stock of the Company outstanding and paid to the stockholders of record on the Agreement date, without giving effect to the repurchase. The $600,000 distribution was made by the Company on May 26, 1995.

     Pursuant to a subsequent agreement made with the stockholders, the outstanding loan balance at December 31, 1995 was to be repaid in 23 monthly installments of $25,000 (including interest) commencing in February 1996. The outstanding balance of the above-referenced stockholder loan was paid in full during 1997.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(6) INCOME TAXES

     U.S. Federal and state income tax expense (benefit) consists of the following components:


          For the Three Months Ended                                Current      Deferred      Total
          --------------------------                                -------      --------      -----
          March 31, 1999 .........................................  $223,405     (81,991)      141,414
          March 31, 1998 (restated) ..............................   402,110    (351,771)       50,339
          March 31, 1997 (restated) ..............................   129,590          --       129,590

     Income tax expense for the three months ended March 31, 1999, 1998 and 1997 differed from the amount computed by applying the U.S. Federal income tax rate of 34% to income before Federal income taxes as a result of the following:


                                                                      1999         1998         1997
                                                                     --------     -------     --------
           Expected income tax expense ............................  $202,384     189,996       60,132
           State income tax, net ..................................    22,099      13,217        7,074
           Tax-exempt investment income ...........................   (89,375)    (65,904)     (19,061)
           Travel and entertainment expense .......................    16,938          --           --
           "S Corporation" income .................................        --     (66,204)      96,305
           Other, net .............................................   (10,632)    (20,766)     (14,860)
                                                                     --------    --------      -------
           Total income tax expense ...............................  $141,414      50,339      129,590
                                                                     ========    ========      =======

     As a result of the business combination of NET Healthcare, an "S corporation," with the Company, a "C corporation," NET Healthcare's "S corporation" status ceased to exist. The unaudited pro forma information in the consolidated statements of operations reflects income tax expense had NET Healthcare been taxed as a "C corporation," of $208,229 and $13,241 for the three months ended March 31, 1998 and 1997, respectively.

     Deferred income taxes are based upon temporary differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes are recorded for March 31, 1999, and December 31, 1998:

                                                                                  1999           1998
                                                                                ---------       -------
         Deferred tax assets:
           Unearned premiums ................................................ $   465,023        411,176
             Reserve for unpaid losses and loss adjustment expenses .........   1,130,382        971,252
           Other, net .......................................................      59,105         59,105
                                                                               ----------     ----------
             Gross deferred tax assets ......................................   1,654,510      1,441,533
                                                                               ----------     ----------
         Deferred tax liabilities:
           Cash to accrual change ...........................................    (338,239)      (284,575)
           Deferred acquisition costs .......................................    (769,382)      (680,291)
           Other, net .......................................................     (17,020)       (28,789)
                                                                              -----------     ----------
             Gross deferred tax liabilities .................................  (1,124,641)      (993,655)
                                                                              -----------     ----------
                Net deferred tax asset ...................................... $   529,869        447,878
                                                                              ===========     ==========

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)

(6) INCOME TAXES (CONTINUED)

     A valuation allowance has not been established as the Company believes it is more likely than not that the net deferred tax asset will be realized.

     The Company's reinsurance subsidiary is a Bermuda domiciled corporation. The reinsurance subsidiary is a "controlled foreign corporation" ("CFC") for United States federal income tax purposes. As a result, the Company includes in its gross income for United States federal income tax purposes its pro-rata share of the CFC's "subpart F income" even if such subpart F income is not distributed. Substantially all of the income of the reinsurance subsidiary's income is subpart F income.

     The Company has elected under section 953(d) of the Internal Revenue Code to tax its reinsurance subsidiary as a domestic corporation for U.S. income tax purposes. The Company does not believe this election has a material effect on its income tax expense.

(7) ANNUAL STATUTORY SOLVENCY REQUIREMENTS

     The Bermuda Insurance Act of 1978 and related regulations (the "Act") requires the Company to meet a minimum solvency margin. Statutory capital and surplus as of December 31, 1998 was $10,531,208 and the amount required to be maintained by the Company was $3,163,000. In addition, a minimum liquidity ratio must be maintained whereby relevant assets, as defined by the Act, must exceed 75% of relevant liabilities. Once these requirements have been met, there is no restriction on the retained earnings available for distribution. At March 31, 1999 and December 31, 1998, the Company was in compliance with this requirement.

(8) LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows for the three months ended March 31, 1999, 1998 and 1997:

                                                                     1999         1998          1997
                                                                  -----------   ---------      -------
           Net unpaid losses and loss adjustment expenses
             at beginning of period ...........................   $13,878,892   6,107,613      199,390
                                                                  -----------   ---------    ---------
           Incurred related to:
             Current year .....................................     1,875,387   1,655,969    1,103,317
             Prior year .......................................       182,626          --           --
                                                                  -----------   ---------    ---------
               Total incurred .................................     2,058,013   1,655,969    1,103,317
                                                                  -----------   ---------    ---------
           Paid related to:
             Current year .....................................        51,364          --       87,235
             Prior year .......................................            --          --           --
                                                                  -----------   ---------    ---------
               Total paid .....................................        51,364          --       87,235
                                                                  -----------   ---------    ---------
           Net unpaid losses and loss adjustment expenses
              at end of period  ...............................   $15,885,541   7,763,582    1,215,472
                                                                  ===========   =========    =========


              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(9) UNSECURED REVOLVING LINE OF CREDIT

     In May 1998, the Company obtained a $3 million unsecured revolving line of credit from a bank. The terms of the loan provide for monthly interest payments at the bank's prime lending rate (currently 7 3/4% per annum). The loan is renewable on an annual basis. As of March 31, 1999 and December 31, 1998, the aggregate amount outstanding under the line of credit was $1,150,000 and $1,850,000, respectively.

(10) SUBORDINATED CONVERTIBLE NOTES

     In May 1998, the Company consummated a private placement of $10,580,000 of 7% convertible subordinated notes (the "Notes") due May 2003. The principal amount of the Notes is convertible at the option of the noteholders into shares of the Company's common stock at a conversion price of $9.00 per share (the "Conversion Price") at any time prior to the earlier of the maturity date (May 12, 2003) or 10 business days after receipt of a termination notice. In the event (i) the closing bid price of the Company's common stock equals or exceeds $13.50 per share for twenty consecutive trading days during any period commencing upon satisfaction of one of the conditions contained in clause (ii) described herein and (ii) either a registration statement covering the shares of common stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission and remains effective or at least two years has elapsed since the issuance date of the Notes and the shares of common stock issuable upon conversion of the notes are saleable, without restriction, under Rule 144(k) promulgated under the Securities Act of 1933, as amended, then the holders' right to convert the outstanding principal amount of the Notes shall be terminated by the Company by delivering to the holders a notice of termination (the "Termination Notice"), in which event (a) the holders will have the right at any time during 10 business days after receipt of the Termination Notice, in their sole discretion, to convert the outstanding principal amount of the Notes into shares of common stock of the Company at the Conversion Price, and (b) thereafter, the holders' option to convert shall terminate and the Notes may be prepaid by the Company, at any time prior to the Maturity Date, in whole or in part for the face amount thereof, together with all accrued and unpaid interest through the date of prepayment. As of March 31, 1999, the aggregate principal amount of Notes outstanding was $10,535,000. Notes in an aggregate principal amount of $45,000 were converted into 5,000 shares of common stock of the Company during the first quarter of 1999.

(11) SEGMENT REPORTING

     The Company's reportable business segments are strategic business units that offer distinctive products and services that are marketed through different channels. They are managed separately because of their unique marketing and distribution requirements.

     There are two reportable segments: insurance and employee staffing. The insurance segment sells, on behalf of others, business insurance principally to the franchise industry and provides reinsurance of certain workers' compensation and employers' liability insurance policies sold by the Company. The employee staffing segment provides temporary registered nurses and other professional medical personnel primarily to client, hospitals.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates segment performance based on profit or loss from operations before income taxes not including non-recurring gains and losses and intersegment transactions. Sales and services between segments are accounted for as if the sale or services were provided to third parties, that is at current market prices.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(11) SEGMENT REPORTING (CONTINUED)

     Certain information concerning the Company's reporting segments for the three months ended March 31, 1999, 1998 and 1997 is as follows:


                                                                               Employee
           1999                                                  Insurance     Staffing      Totals
           ----                                                  ----------   ----------   ----------
           Revenues from external customers ..................  $ 4,257,500   10,852,976   15,110,476
           Intersegment revenue ..............................        9,834           --        9,834
           Interest revenue ..................................      416,190           --      416,190
           Segment profit ....................................      655,453      819,124    1,474,577
           Segment assets ....................................   46,376,619   13,048,866   59,425,485

           1998
           ----
           Revenues from external customers ..................  $ 3,748,644    5,921,412    9,670,056
           Interest revenue ..................................      385,985           --      385,985
           Segment profit ....................................      554,636      189,965      744,601
           Segment assets ....................................   27,897,131    9,551,508   37,448,639

           1997
           ----
           Revenues from external customers ..................  $ 2,823,531    2,244,934    5,068,465
           Interest revenue ..................................      180,891           --      180,891
           Segment profit ....................................      317,186     (173,384)     143,802
           Segment assets ....................................   17,339,623    1,715,534   19,055,157


              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(11) SEGMENT REPORTING (CONTINUED)

     Information for the Company's reportable segments relates to the enterprise's consolidated totals as follows:


           Revenues:                                               1999          1998          1997
           ---------                                            -----------   ----------     ---------
           Total revenues for reportable segments ...........   $15,536,500   10,056,041     5,249,356
           Intersegments revenue ............................        (9,834)          --            --
           Unallocated corporate interest revenue ...........        18,975           --        33,058
                                                                -----------   ----------     ---------
           Total consolidated revenues ......................   $15,545,641   10,056,041     5,282,414
                                                                ===========   ==========     =========

           Profit or Loss:
           ---------------
           Total profit or loss for reportable segments ......  $ 1,474,577      744,601       143,802
           Unallocated amounts:
             General corporate expenses ......................     (898,304)    (185,788)           --
             Corporate interest revenue ......................       18,975           --        33,058
                                                                -----------     --------     ---------
               Income before income taxes ....................  $   595,248      558,813       176,860
                                                                ===========     ========     =========

           Assets:
           -------
           Total assets for reportable segments ..............  $59,425,485   37,448,639    19,055,157
           Elimination of intersegment receivables ...........     (496,699)    (889,341)           --
           Unallocated general corporate assets ..............    3,522,627      667,824     6,842,494
           Elimination of receivable from corporate ..........   (1,072,776)    (201,641)      (96,836)
                                                                -----------   ----------    ----------
               Total consolidated assets .....................  $61,378,637   37,025,481    25,800,815
                                                                ===========   ==========    ==========


      Other items:

                                                                 Reportable    Unallocated
                                                                  Segment       Corporate     Consolidated
           1999                                                    Total          Total           Total
           ----                                                  ----------    -----------    -------------
           Depreciation and amortization .......................  $  129,206      4,275           133,481
           Amortization of deferred acquisition costs ..........   1,238,043         --         1,238,043

           1998
           ----
           Depreciation and amortization .......................  $  150,764         --           150,764
           Amortization of deferred acquisition costs ..........     981,315         --           981,315

           1997
           ----
           Depreciation and amortization .......................  $   38,663         --            38,663
           Amortization of deferred acquisition costs ..........     737,309         --           737,309


     The Company does not attribute revenues or long-lived assets by geographic areas. The Company does not have any single customer that can be identified as material when considering the Company's consolidated revenues.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           MARCH 31, 1999 (UNAUDITED)


(12) LITIGATION

     The Company is a defendant in various litigation matters considered to be in the normal course of business. While the outcome of these matters cannot be estimated with certainty, it is the opinion of management (after consultation with legal counsel) that the resolution of such litigation will not have a material adverse effect on the Company's financial statements.

(13) UNAUDITED PRO FORMA INFORMATION

     Pro forma adjustments for income taxes represent the difference between historical income taxes and income taxes that would have been reported had NET Healthcare filed income tax returns as a taxable "C corporation" for 1998 and 1997.

(14) YEAR 2000

     Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year. The Company has developed a plan to address Year 2000 issues. The plan is based on the Company's primary software vendors having advised the Company that the necessary programming changes related to Year 2000 issues have been made and tested and that the software used by the Company can be upgraded to be Year 2000 compliant. During the first quarter of 1999 the Company completed the implementation of this upgrade. The additional costs associated with the implementation of the above project were not material.

     It is management's belief that for any suppliers who may not be Year 2000 compliant, such non-compliance will not have a material adverse effect on the Company's business. However, each major supplier's compliance will be assessed in light of their response.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes related thereto contained elsewhere in this Quarterly Report on Form 10-Q. In August 1998, the Company consummated the merger of NET Healthcare with and into one of the Company's wholly-owned subsidiaries, and in connection therewith issued 517,085 shares of common stock in exchange for all the outstanding common stock of NET Healthcare. The business combination was accounted for as a "pooling-of-interests" and, accordingly, our consolidated financial statements for applicable periods prior to the combination have been restated to include the accounts and results of operations of NET Healthcare.

GENERAL

      The Company engages in the following activities:

      o it provides temporary registered nurses and other professional medical personnel primarily to client hospitals;

      o it sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverage, and provides risks management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and

      o it provides reinsurance for certain workers' compensation and employers' liability insurance policies it sells.

      EMPLOYEE STAFFING. In March and August of 1998, the Company acquired businesses providing temporary registered nurses and other professional medical personnel (often referred to as "Travelers") mainly to client hospitals. Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff. The Company believes that the ability of Travelers to function as permanent staff improves the continuity and consistency of patient care and reduces its clients' overall administration, orientation and supervisory requirements relating to permanent staff, as well as reducing turnover of their temporary staff.

      Staffing income is recognized at the time the staffing services are provided. In most instances, the staffing company's temporary healthcare professionals are considered employees of the staffing company while under assignment and costs of employment are the responsibility of the staffing company and are included in the accompanying statements of operations.

      INSURANCE. The Company is engaged in the property and casualty insurance business and has conducted business as a general agent on behalf of AIG, General Accident Insurance Company ("General Accident") and Kemper Insurance Companies ("Kemper") and as a reinsurer for certain workers' compensation insurance policies written by the Company on behalf of affiliates of AIG. Pursuant to our general agency agreements, the Company is authorized to solicit and bind insurance contracts on behalf of the insurers, collect and account for premiums on business it writes, and request cancellation or nonrenewal of any policy it places. The Company receives, as compensation pursuant to the terms of these general agency agreements, gross commissions on its business at rates which range from approximately 5% to 20%. The Company has written workers' compensation insurance since its inception in 1988 and in late 1995 began writing other forms of property and casualty insurance (such other forms of insurance being hereinafter referred to as "Package") for family style and fast food restaurants as a general agent for General Accident. In June 1996, General Accident advised the Company that it would no longer accept Package insurance risks for fast food restaurants. As a result, the Company became a general agent for Kemper during March 1997, through which it wrote Package as well as other forms of property and casualty insurance and workers' compensation insurance. In September 1998, Kemper advised the Company that it would no longer accept Package insurance risks for fast food restaurants but retained its contract with the Company to serve as a program administrator for certain risks.

      REINSURANCE. In December 1996, the Company formed a Bermuda subsidiary ("Preferred Reinsurance") and entered into a reinsurance agreement with affiliates of AIG pursuant to which Preferred Reinsurance acts as a reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force with policy inception dates as of January 1, 1996 and subsequent which are written by the Company on behalf of affiliates of AIG. Preferred Reinsurance is required to provide affiliates of AIG, as security for the payment of losses, a combination of cash, United States government securities and/or an irrevocable letter of credit in an aggregate amount equal to 51.5% of the net written premiums ceded to Preferred Reinsurance pursuant to the insurance agreement less the amount of losses paid. Preferred Reinsurance receives, as compensation pursuant to the terms of the reinsurance agreement, the related net written premiums less certain program expenses and commissions and the losses paid associated with the business. Although Preferred Reinsurance assumes the risks associated with being a reinsurer, the reinsurance agreement limits the liability of Preferred Reinsurance for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the reinsurance agreement limits the aggregate liability of Preferred Reinsurance for all coverage to an amount not to exceed 70% of the gross written premiums for each individual underwriting year. Because the reinsurance agreement is effective for all business written on or after January 1, 1996, the policies written prior to the execution of the contract and formation of Preferred Reinsurance were accounted for as retroactive reinsurance. The reinsurance agreement with Preferred Reinsurance is terminable by either party upon the occurrence of certain events. In the event the Company's reinsurance agreement is terminated, the Company, in all likelihood, would be materially and adversely affected.

      The Company collects workers' compensation premiums from the insureds and remits the ceding commission (net of its commission) and reinsurance charge to affiliates of AIG and remits the net premium to Preferred Reinsurance. Commission income on workers' compensation business is recognized as income when premiums are billed. Package insurance premiums are principally collected by the insurance carrier. The package insurance carrier remits commissions to us monthly on package premiums it collects. Commission income on package business is recognized as income when premiums are due. Reinsurance premiums received are earned on a pro-rata basis over the term of the related coverage.

      For the three months ended March 31, 1999 the Company's total revenues were $15,546,000 as compared to $10,056,000 for the 1998 comparable period representing a net increase of $5,490,000. For the three months ended March 31, 1998, the Company's total revenues were $10,056,000 as compared to total revenues of $5,282,000 for the 1997 comparable period, representing a net increase of $4,774,000. For the three months ended March 31, 1999, approximately, 70%, 28% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the three months ended March 31, 1998, approximately 59%, 36%, and 5% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the three months ended March 31, 1997, approximately 42%, 46% and 12% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

      Historically, our employee staffing business has been seasonal with the demand for Travelers being the highest in first and fourth quarters of the calendar year (September through March), due largely to increased demand particularly during the peak tourist and winter home period in Florida.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

      TOTAL REVENUES. Total revenues for the three months ended March 31, 1999 were $15,546,000 compared to $10,056,000 for the 1998 comparable period, representing a net increase of $5,490,000 or 54.6%.

Total revenues for the three months ended March 31, 1998 were $10,056,000 compared to $5,282,000 for the 1997 comparable period, representing a net increase of $4,774,000 or 90.4%.

      The following tables provide a comparison of revenues for the three months ended March 31, 1999, 1998 and 1997 by category:

                                                                                                     NET        PERCENTAGE
                                                                 1999              1998            CHANGE         CHANGE
                                                             -----------       -----------       -----------    -----------
Staffing Income .......................................      $10,853,000         5,921,000         4,932,000        83.3%

Premiums earned .......................................        3,742,000         3,067,000           675,000        22.0%
Net commission income:
  Workers' compensation ...............................          286,000           416,000          (130,000)      (31.3)%
  Package .............................................           54,000            89,000           (35,000)      (39.3)%
  Other, net ..........................................           41,000            38,000             3,000         7.9 %
                                                             -----------       -----------       -----------       -----
    Total net commission income .......................          381,000           543,000          (162,000)      (29.8)%
    Net investment income .............................          435,000           386,000            49,000        12.7%
    Other income ......................................          135,000           139,000            (4,000)       (2.9)%
                                                             -----------       -----------       -----------       -----
    Total revenues ....................................      $15,546,000        10,056,000         5,490,000        54.6%
                                                             ===========       ===========       ===========       =====
Workers' compensation:
  Premiums collected ..................................      $ 2,929,000         4,732,000
  Ratio of net commission income/premiums collected ...              9.8%              8.8%
                                                             ===========       ===========


                                                                                                     NET        PERCENTAGE
                                                                 1998              1997            CHANGE         CHANGE
                                                             -----------       -----------       -----------    -----------
Staffing Income .......................................      $ 5,921,000         2,245,000         3,676,000       163.7%
Premiums earned .......................................        3,067,000         2,044,000         1,023,000        50.0 %
Net commission income:
  Workers' compensation ...............................          416,000           432,000           (16,000)       (3.7)%
  Package .............................................           89,000           102,000           (13,000)      (12.7)%
  Other, net ..........................................           38,000           100,000           (62,000)      (62.0)%
                                                             -----------       -----------       -----------       -----
    Total net commission income .......................          543,000           634,000           (91,000)      (14.4)%
    Net investment income .............................          386,000           214,000           172,000        80.4 %
    Other income ......................................          139,000           145,000            (6,000)       (4.1)%
                                                             -----------       -----------       -----------       -----
    Total revenues ....................................      $10,056,000         5,282,000         4,744,000        90.4%
                                                             ===========       ===========       ===========       =====
Workers' compensation:
  Premiums collected ..................................      $ 4,732,000         4,219,000
  Ratio of net commission income/premiums collected ...              8.8%             10.2%
                                                             ===========       ===========


1999 COMPARED TO 1998

      Staffing income increased $4,932,000 as a result of the acquisition of certain of the assets of Travel Nurse (acquired in March 1998) and the increase in business related to the acquisition of NET Healthcare. Premiums earned increased $675,000 or 22.0% for the three months ended March 31, 1999 as compared to the prior year as a result of new business and renewals of the prior year business and increased retention. Workers' compensation commission income decreased $130,000 or 31.3% for the three months ended March 31, 1999 as compared to the prior year as a result of the decrease in premiums collected of $1,803,000, which is attributable to the decrease in the workers' compensation book of business. Package commission income decreased $35,000 of 39.3% for the three months ended March 31, 1999 as compared to the prior year as a result of a reduction in the business written for fast food restaurants. Other net commission income increased $3,000 or 7.9% for the three months ended March 31, 1999 as compared to the prior year as a result of the increase in volume of small business plan premiums collected. Net investment income increased $49,000 or 12.7% for the three months ended March 31, 1999 as compared to the prior year as a result of premiums received and invested by Preferred Reinsurance and the income earned on the net proceeds received from the sale of the Company's 7% convertible subordinated notes in May 1998. Other income decreased $4,000 or 2.9% as a result of the effects of the retroactive insurance accounting treatment of Preferred Reinsurance as discussed more fully in Note 1(c) to the Company's consolidated financial statements.

     TOTAL OPERATING EXPENSES. Total operating expenses for the three months ended March 31, 1999 were $14,611,000 compared to $9,195,000 for the 1998 comparable period, representing an increase of $5,416,000 or 58.9%. Total operating expenses for the three months ended March 31, 1998 were $9,195,000 compared to $4,989,000 for the 1997 comparable period, representing an increase of $4,206,000 or 84.3%.

      The following tables provide a comparison of total expenses for the three months ended March 31, 1999, 1998 and 1997 by category:

                                                                                              NET      PERCENTAGE
                                                           1999              1998           CHANGE       CHANGE
                                                        -----------      -----------      -----------  -----------
Staffing costs ...................................      $ 8,328,000        4,777,000        3,551,000      74.3%
Losses and loss adjustment expenses incurred .....        2,058,000        1,656,000          402,000      24.3%
Amortization of deferred acquisition costs .......        1,238,000          981,000          257,000      26.2%
Other operating expenses .........................        2,987,000        1,781,000        1,206,000      67.7%
                                                        -----------      -----------      -----------      ----
     Total operating expenses ....................      $14,611,000        9,195,000        5,416,000      58.9%
                                                        ===========      ===========      ===========      ====


                                                                                           NET       PERCENTAGE
                                                            1998            1997          CHANGE       CHANGE
                                                        ----------      ----------      ----------   ----------
Staffing costs ...................................      $4,777,000       1,864,000       2,913,000      156.3%
Losses and loss adjustment expenses incurred .....       1,656,000       1,103,000         553,000       50.1%
Amortization of deferred acquisition costs .......         981,000         737,000         244,000       33.1%
Other operating expenses .........................       1,781,000       1,285,000         496,000       38.6%
                                                        ----------      ----------      ----------      -----
     Total operating expenses ....................      $9,195,000       4,989,000       4,206,000       84.3%
                                                        ==========      ==========      ==========      =====


      Staffing costs increased $3,551,000 consistent with the increase in staffing revenues for the three months ended March 31, 1999 as discussed above. Losses and loss adjustment expenses increased $402,000 or 24.3% which is consistent with the increase in premiums earned for the three months ended March 31, 1999 as discussed above. For the quarter ended March 31, 1999, the Company's ratio of losses incurred to premiums earned was approximately 55%. Amortization of deferred acquisition costs increased $257,000 or 26.2% which is also consistent with the increase in premiums earned for the first quarter as discussed above. Other operating expenses increased $1,206,000 or 67.7%. The following table provides a comparison of other operating expenses for the three months ended March 31, 1999 and 1998 by category:

                                                                                           NET      PERCENTAGE
                                                            1999            1998         CHANGE       CHANGE
                                                        ----------      ----------      ----------  -----------
Personnel costs ..................................      $1,757,000       1,081,000         676,000      62.5%
Occupancy costs ..................................         218,000         121,000          97,000      80.2%
Professional fees ................................         275,000         143,000         132,000      92.3%
Other operating expenses .........................         737,000         436,000         301,000      69.0%
                                                        ----------      ----------      ----------      ----
     Total other operating expenses ..............      $2,987,000       1,781,000       1,206,000      67.7%
                                                        ==========      ==========      ==========      ====


      Personnel expenses increased $676,000 or 62.5% as a result of salary increases together with the increased staff related to the acquisition of the assets of Travel Nurse and the growth in the business of NET Healthcare. Occupancy expenses increased $97,000 or 80.2% principally as a result of the lease of additional office space and relocation of our subsidiary Preferred Healthcare Staffing, Inc. Professional fees increased $132,000 or 92.3% principally as a result of increased legal and accounting fees associated with various corporate and acquisition matters. Other operating expenses increased $301,000 or 69.0% primarily related to the following: (i) increased insurance expense of $28,000, (ii) increased corporate fees and services of $29,000, (iii) increased investment and service fees of $38,000, and (iv) increased advertising and promotion expenses of $101,000. Insurance expense increased as a result of the purchase of additional coverages (i.e., directors and officers liability insurance) and increased premiums due to increased limits. Corporate fees and services, advertising and promotion, and investment and service fees increased as a result of the expansion of the business of NET Healthcare and the acquisition of the assets of Travel Nurse.

      TOTAL NON-OPERATING EXPENSES. Total non-operating expenses for the three months ended March 31, 1999 were $340,000 compared to $303,000 for the 1998 comparable period. Interest expense increased $79,000 as a result of the Company's private placement in May 1998 of 7% convertible subordinated notes in the aggregate principal amount of $10,580,000 and borrowings under a revolving line of credit. Amortization of intangible assets and other non-operating expenses decreased $42,000, primarily related to the acquisition of NET Healthcare.

LIQUIDITY AND CAPITAL RESOURCES

      GENERAL. Our principal source of cash is the collection of staffing revenues from client hospitals and workers' compensation insurance premiums from our insureds. In February 1997, we consummated an initial public offering of 1,725,000 shares of Common Stock (including the underwriters' over-allotment option) and received gross cash proceeds of approximately $12,506,000. In May 1998, we consummated a $10,580,000 private placement of 7% convertible subordinated notes due May 2003.

      At March 31, 1999, net cash and investments were $34,791,000 (net of premiums payable of $3,016,000). Net cash provided by operating activities increased to $4,715,000 in 1999 from $1,515,000 in the first quarter of 1998, an increase of $3,200,000. This increase resulted primarily from a decrease in accounts receivable of $1,744,000 and increases in unpaid losses and loss adjustment expenses, premiums, commissions and other insurance balances and unearned premiums of $351,000, $554,000 and $143,000, respectively. The decrease in accounts receivable is primarily associated with increased collection efforts of the staffing company during the first quarter of 1999. The increases in unpaid losses and loss adjustment expenses and premiums, commissions and other insurance balances are consistent with the increase in premiums earned during the first quarter of 1999. The increase in unearned premiums is consistent with an increase in reinsurance premiums receivable during the first quarter of 1999.

     Cash flows used in investing activities decreased to $407,000 for the three months ended March 31, 1999 from $2,571,000 for the three months ended March 31, 1998, a decrease of $2,164,000. This decrease resulted primarily from the increase of net security purchases of $2,710,000 and the acquisition of certain of the assets of Travel Nurse for $5,000,000 in cash during the first quarter of 1998 as discussed in the Note 1(b) to our consolidated financial statements included herein.

      A decrease in cash flows from financing activities for the three months ended March 31, 1999 reflects the repayment of a portion of the revolving line of credit of $700,000 and payment of bank overdraft of $518,000, compared to the repayment of bank overdraft of $38,000 for the comparable period in 1997.

      FINANCINGS. In May 1998, Preferred Staffing entered into a $3,000,000 unsecured revolving line of credit with a bank (the "Credit Facility"). Outstanding borrowings under the Credit Facility bear interest at the bank's base rate of interest. Interest under the Credit Facility is due and payable monthly and all unpaid principal and interest is due on May 2, 2000. The Company has renewed the Credit Facility for an additional one year term. Outstanding borrowings under the Credit Facility are secured by our guarantee. As of March 31, 1999, outstanding borrowings under the Credit Facility were approximately $1,150,000 and bore interest at the rate of 7 3/4% per annum.

      In May 1998, we also consummated a $10,580,000 private placement of 7% convertible subordinated notes due May 2003. The principal amount of the notes is convertible at the option of the holder into shares of our common stock, at a conversion price of $9.00 per share, at any time prior to the earlier of May 12, 2003 or ten business days after the receipt of a termination notice (as defined in the notes). The notes generally prohibit or restrict, among other things, our ability to incur liens and indebtedness, make certain fundamental corporate changes and specified investments and conduct certain transactions with affiliates. At March 31, 1999, the principal amount outstanding under the 7% convertible subordinated notes was $10,535,000.

      We believe that our existing cash balances and cash flows from activities will be adequate to meet our current operations, including expected capital expenditures, for at least the next twelve months. In connection with our current business strategy of making strategic acquisitions, we may seek additional funds through equity and/or debt financings. There can be no assurance that any such additional debt or equity financings will be available to us, or if available, will be on favorable terms to us.

YEAR 2000

      The Year 2000 presents potential concerns for businesses. The consequences of this issue may include system failures and business process interruption. In addition to the well-known calculation problems with the use of 2-digit date formats as the year changes from 1999 to 2000, the Year 2000 is a special case leap year which may cause similar problems in many systems unless remediated.

      We have developed a plan with respect to evaluating and upgrading our core information technology systems so that they are Year 2000 compliant. Two vendors primarily supply software to us for use in our operations. One vendor supplies the software used by our insurance operations and another vendor supplies the software used by our staffing operations. The vendors have each advised us that the latest upgrades of the software used in our operations are Year 2000 compliant. We implemented these software upgrades, and we are currently testing the upgraded software for Year 2000 compliancy. We intend to finish the testing step during the first half of 1999. The historical and currently projected costs relating to these upgrades and Year 2000 compliance are not material.

      We are in the process of developing a plan with respect to evaluating and upgrading our non-core information technology systems and other systems using embedded technology so that they will be Year 2000 compliant. We expect to complete and implement that plan during the second quarter of 1999.

      We also intend to make inquiries of other third parties supplying us with products and services to receive assurances that they are Year 2000 compliant. We believe that we will complete that review by the end of the second quarter of 1999.

      We have not developed a "worst case" scenario with respect to Year 2000 issues. Although we have not done a cost analysis, we believe that no material adverse effect on our business will occur if our non-core technology systems are not Year 2000 compliant. We anticipate that the costs related to such non-compliance, if any, will not be material.

      Although we do not have a Year 2000 contingency plan, we are developing such a plan, which we expect to complete by the end of the second quarter of 1999.

      If we or third parties with which we have relationships were to cease or not successfully complete Year 2000 remediation efforts, we could encounter disruptions to our business. In addition, we could be materially and adversely impacted by widespread economic or financial market disruption, or by Year 2000 computer system failures of third parties, that may generally occur as a result of the Year issues.

      Certain statements relating to the Year 2000 issues are forward-looking statements and have been made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCUSSIONS ABOUT MARKET RISK.

      Not Applicable.

                           Part II: Other Information

Item 1.     Legal Proceedings.
            Not Applicable.

Item 2.     Changes in Securities and Use of Proceeds.
            Not Applicable.

Item 3.     Defaults Upon Senior Securities.
            Not Applicable.

Item 4.     Submission of Matters to a Vote of Security Holders.
            Not Applicable.

Item 5.     Other Information.
            Not Applicable.

Item 6.     Exhibits and Reports on Form 8-K.

            (a) The following exhibits are included in this Quarterly Report on Form 10-Q:

            Exhibit      Description of Document

             27.1        Financial Data Schedule

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PREFERRED EMPLOYERS HOLDINGS, INC.



                              By: /s/ William R. Dresback
                                  ---------------------------------------------
                                  William R. Dresback
                                  Senior Vice President and Chief Financial
                                  Officer (principal and chief accounting
                                  officer and duly authorized to sign on behalf of the Registrant)


Date: May 14, 1999

===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              ------------------

                                   FORM 10-Q

[X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999

                        COMMISSION FILE NUMBER 1-12677

                              ------------------

                      PREFERRED EMPLOYERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                  65-0698779
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
       incorporation or
        organization)


                 10800 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33161
                    (Address of principal executive offices)

                                 (305) 893-4040
              (Registrant's telephone number, including area code)

                              ------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

                     APPLICABLE ONLY TO CORPORATE ISSUERS

     The number of shares outstanding of each of the issuer's classes of common stock, as of August 12, 1999 was 5,247,085 shares of Common Stock.


===============================================================================

                      PREFERRED EMPLOYERS HOLDINGS, INC.

                FORM 10-Q -- FOR THE QUARTER ENDED JUNE 30, 1999

                                     INDEX


                                                                           Page
                                                                           ----
PART I   --  FINANCIAL INFORMATION

Item - 1 --  Quarterly Financial Statements

             Consolidated Balance Sheets .................................  3

             Consolidated Statements of Operations .......................  4

             Consolidated Statements of Cash Flows .......................  6

             Notes to Consolidated Financial Statements ..................  8

Item - 2 --  Management's Discussion and Analysis of Financial Condition
              and Results of Operations .................................. 23

Item - 3 --  Quantitative and Qualitative Discussions About Market Risk .. 30

PART II  --  OTHER INFORMATION

Item - 1 --  Legal Proceedings ........................................... 31

Item - 2 --  Changes in Securities and Use of Proceeds ................... 31

Item - 3 --  Defaults Upon Senior Securities ............................. 31

Item - 4 --  Submission of Matters to a Vote of Security Holders ......... 31

Item - 5 --  Other Information ........................................... 31

Item - 6 --  Exhibits and Reports on Form 8-K ............................ 31

SIGNATURE ................................................................ 32

                         PART 1: FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENTS

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                JUNE 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998

                                                                                    June 30, 1999     December 31, 1998
                                                                                    -------------     -----------------
ASSETS
Investments:
  Held-to-maturity securities, at amortized cost (fair value of
    $19,438,700 in 1999 and $15,692,019 in 1998) ..................................   $19,610,103        15,454,481
  Held-to-maturity securities, at amortized cost-restricted (fair value of
    $9,191,460 in 1999 and $8,388,009 in 1998) ....................................     9,265,583         8,257,053
  Short-term investments ..........................................................     3,852,725         7,032,027
                                                                                      -----------        ----------

  Total investments ...............................................................    32,728,411        30,743,561

Cash ..............................................................................     6,785,535         3,714,883
Accrued investment and interest income ............................................       471,100           408,538
Accounts, commissions and premiums receivables, net ...............................    11,899,245        11,200,923
Deferred acquisition costs ........................................................     2,083,056         1,807,841
Property and equipment, net .......................................................       939,341           897,625
Deferred tax assets ...............................................................       827,594           447,878
Deposits ..........................................................................       436,719           344,165
Goodwill and other intangible assets, net .........................................     4,688,896         4,805,560
Prepaid expenses ..................................................................       777,414           427,502
Deferred convertible note issue costs .............................................       863,507           979,137
Other assets ......................................................................       490,269           629,814
                                                                                      -----------        ----------
  Total assets ....................................................................   $62,991,087        56,407,427
                                                                                      ===========        ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Notes payable ...................................................................   $11,021,417        12,430,000
  Unpaid losses and loss adjustment expenses ......................................    18,113,136        13,878,892
  Premiums, commissions and other insurance balances payable ......................     7,243,435         7,175,659
  Unearned premiums ...............................................................     6,295,120         5,463,405
  Accounts payable and accrued expenses ...........................................     2,124,095         1,588,326
  Escrow and trust funds ..........................................................     3,666,111         1,891,966
  Other liabilities ...............................................................       784,183         1,002,317
                                                                                      -----------        ----------
     Total liabilities ............................................................    49,247,497        43,430,565
                                                                                      -----------        ----------
Shareholders' equity:
  Common stock, $0.01 par value; authorized 20,000,000 shares; issued
   5,776,497 shares in 1999 and 5,771,497 shares in 1998 ..........................        57,765            57,715
  Additional paid-in capital ......................................................     9,936,512         9,891,562
  Retained earnings ...............................................................     4,254,870         3,533,142
                                                                                      -----------        ----------
     Total shareholders' equity ....................................................   14,249,147        13,482,419
  Treasury stock, at cost, 529,412 shares ..........................................     (505,557)         (505,557)
                                                                                      -----------        ----------
  Net shareholders' equity .........................................................   13,743,590        12,976,862
                                                                                      -----------        ----------
     Total liabilities and shareholders' equity ....................................  $62,991,087        56,407,427
                                                                                      ===========        ==========

          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
 FOR THE THREE MONTHS ENDED JUNE 30, 1999, 1998 (RESTATED) AND 1997 (RESTATED)


                                                                                            (RESTATED) (RESTATED)
                                                                                1999           1998       1997
                                                                              -----------   ---------  ----------
REVENUES:
 Staffing income ...........................................................  $11,318,878   8,941,998  2,419,269
 Premiums earned ...........................................................    4,141,662   4,349,917  2,625,364
 Net commission income .....................................................      341,086     526,585    497,072
 Net investment income .....................................................      456,760     505,561    505,994
 Other income ..............................................................       75,790     125,426    142,977
                                                                               ----------  ----------  ---------
 Total revenues ............................................................   16,334,176  14,449,487  6,190,676
                                                                               ----------  ----------  ---------
Expenses:
 Staffing costs ............................................................    8,732,954   6,820,469  2,150,538
 Losses and loss adjustment expenses incurred ..............................    2,277,914   2,348,955  1,422,830
 Amortization of deferred acquisition costs ................................    1,371,322   1,464,038    952,255
 Other operating expenses ..................................................    3,339,802   2,738,872  1,382,855
                                                                               ----------  ----------  ---------
    Total expenses .........................................................   15,721,992  13,372,334  5,908,478
                                                                               ----------  ----------  ---------
Operating income before income taxes .......................................      612,184   1,077,153    282,198
                                                                               ----------  ----------  ---------
Interest expense ...........................................................      255,513     256,635    162,997
Amortization of intangible assets and other non-operating expenses .........       81,131     138,060         --
                                                                               ----------  ----------  ---------
    Total non-operating expenses ...........................................      336,644     394,695    162,997
                                                                               ----------  ----------  ---------
Income before income taxes .................................................      275,540     682,458    119,201
Income taxes ...............................................................        7,646      91,629     41,233
                                                                               ----------  ----------  ---------
  Net income ...............................................................   $  267,894     590,829     77,968
                                                                               ==========  ==========  =========
Net income -- basic ........................................................   $  267,894     590,829     77,968
Impact of potential common shares -- convertible notes .....................      152,536      79,287         --
                                                                               ----------  ----------  ---------
Net income -- diluted ......................................................   $  420,430     670,116     77,968
                                                                               ==========  ==========  =========
Weighted average outstanding shares -- basic ...............................    5,247,085   5,242,085  5,242,085
Impact of potential common shares -- convertible notes .....................    1,170,000     581,044         --
                                                                               ----------  ----------  ---------
Common shares and common shares equivalents used in computing net
 earnings per shares -- diluted ............................................    6,417,085   5,823,129  5,242,085
                                                                               ==========  ==========  =========
Net basic earnings per share ...............................................   $     0.05        0.11       0.01
                                                                               ==========  ==========  =========
Net diluted earnings per share .............................................   $     0.05        0.11       0.01
                                                                               ==========  ==========  =========
PRO FORMA INFORMATION (NOTES 6 AND 13):
Historical income before income taxes ......................................   $  275,540     682,458    119,201
Pro forma income tax provision .............................................        7,646     256,350      5,229
                                                                               ----------  ----------  ---------
Pro forma net income .......................................................   $  267,894     426,108    113,972
                                                                               ==========  ==========  =========
Pro forma net income -- basic ..............................................   $  267,894     426,108    113,972
Impact of potential common shares -- convertible notes .....................      152,536      79,287         --
                                                                               ----------  ----------  ---------
Pro forma net income -- diluted ............................................   $  420,430     505,395    113,972
                                                                               ==========  ==========  =========
Weighted average outstanding shares -- basic ...............................    5,247,085   5,242,085  5,242,085
Impact of potential common shares -- convertible notes .....................    1,170,000     581,044         --
                                                                               ----------  ----------  ---------
Weighted average outstanding shares -- diluted .............................    6,417,085   5,823,129  5,242,085
                                                                               ==========  ==========  =========
Pro forma net basic earnings per share .....................................   $     0.05        0.08       0.02
                                                                               ==========  ==========  =========
Pro forma net diluted earnings per share ...................................   $     0.05        0.08       0.02
                                                                               ==========  ==========  =========


          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                  FOR THE SIX MONTHS ENDED JUNE 30, 1999, 1998
                         (RESTATED) AND 1997 (RESTATED)


                                                                                            (RESTATED) (RESTATED)
                                                                                1999           1998       1997
                                                                              -----------  ----------  ----------
REVENUES:
 Staffing income ...........................................................  $22,171,854  14,863,410   4,664,203
 Premiums earned ...........................................................    7,883,505   7,416,526   4,669,794
 Net commission income .....................................................      721,824   1,069,715   1,131,386
 Net investment income .....................................................      891,924     891,546     719,646
 Other income ..............................................................      210,709     264,331     288,061
                                                                              -----------  ----------  ----------
     Total revenues ........................................................   31,879,816  24,505,528  11,473,090
                                                                              -----------  ----------  ----------
Expenses:
 Staffing costs ............................................................   17,060,963  11,596,918   4,014,249
 Losses and loss adjustment expenses incurred ..............................    4,335,927   4,004,924   2,526,147
 Amortization of deferred acquisition costs ................................    2,609,364   2,445,353   1,689,564
 Other operating expenses ..................................................    6,326,620   4,519,855   2,667,109
                                                                              -----------  ----------  ----------
     Total expenses ........................................................   30,332,874  22,567,050  10,897,069
                                                                              -----------  ----------  ----------
Operating income before income taxes ......................................     1,546,942   1,938,478     576,021
                                                                              -----------  ----------  ----------
Interest expense ..........................................................       536,691     458,585     279,960
Amortization of intangible assets and other non-operating expenses ........       139,463     238,621          --
                                                                              -----------  ----------  ----------
    Total non-operating expenses ..........................................       676,154     697,206     279,960
                                                                              -----------  ----------  ----------
Income before income taxes ................................................       870,788   1,241,272     296,061
Income taxes ..............................................................       149,060     141,968     170,823
                                                                              -----------  ----------  ----------
    Net income ............................................................   $   721,728   1,099,304     125,238
                                                                              ===========  ==========  ==========
Net income -- basic .......................................................   $   721,728   1,099,304     125,238
Impact of potential common shares -- convertible notes ....................       306,633      79,287          --
                                                                              -----------  ----------  ----------
Net income -- diluted .....................................................   $ 1,028,361   1,178,591     125,238
                                                                              ===========  ==========  ==========
Weighted average outstanding shares -- basic ..............................     5,247,085   5,242,085   4,815,704
Impact of potential common shares -- convertible notes ....................     1,170,000     292,127          --
                                                                              -----------  ----------  ----------
Common shares and common shares equivalents used in computing net
  earnings per shares -- diluted ...........................................    6,417,085   5,534,212   4,815,704
                                                                              ===========  ==========  ==========
Net basic earnings per share ..............................................   $      0.14        0.21        0.03
                                                                              ===========  ==========  ==========
Net diluted earnings per share ............................................   $      0.14        0.21        0.03
                                                                              ===========  ==========  ==========
PRO FORMA INFORMATION (NOTES 6 AND 13):
Historical income before income taxes .....................................   $   870,787   1,241,272     296,061
Pro forma income tax provision ............................................       149,060     464,578     102,122
                                                                              ===========  ==========  ==========
Pro forma net income ......................................................   $   721,728     776,694     193,939
                                                                              ===========  ==========  ==========
Pro forma net income -- basic .............................................   $   721,728     776,694     193,939
Impact of potential common shares -- convertible notes ....................       306,633      79,287          --
                                                                              -----------  ----------  ----------
Pro forma net income -- diluted ...........................................   $ 1,028,361     855,981     193,939
                                                                              ===========  ==========  ==========
Weighted average outstanding shares -- basic ..............................     5,247,085   5,242,085   4,815,704
Impact of potential common shares -- convertible notes ....................     1,170,000     292,127          --
                                                                              -----------  ----------  ----------

Weighted average outstanding shares -- diluted ............................     6,417,085   5,534,212   4,815,704
                                                                              ===========  ==========  ==========
Pro forma net basic earnings per share ....................................   $      0.14        0.15        0.04
                                                                              ===========  ==========  ==========
Pro forma net diluted earnings per share ..................................   $      0.14        0.15        0.04
                                                                              ===========  ==========  ==========


          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                 FOR THE THREE MONTHS ENDED JUNE 30, 1999, 1998
                         (RESTATED) AND 1997 (RESTATED)


                                                                                         (RESTATED)     (RESTATED)
                                                                            1999            1998           1997
                                                                         -----------     ----------     ----------
Cash flow from operating activities:
 Net Income .......................................................... $   267,894         590,829         77,968
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization ......................................     185,542         219,880         60,430
  Loss on sale of property and equipment .............................      22,799              --             --
  Amortization of deferred acquisition costs .........................   1,371,321       1,464,038        952,255
  Deferred income taxes ..............................................    (297,725)       (477,630)            --
  Provision for uncollectible accounts ...............................      (7,275)        (38,969)        18,107
Change in:
 Accrued investment and interest income ..............................    (148,625)        (13,453)      (173,941)
 Accounts, commissions and premiums receivable .......................     419,862      (4,380,750)       395,959
 Deferred acquisition costs ..........................................  (1,409,782)     (3,288,725)    (1,689,564)
 Unpaid losses and loss adjustment expenses ..........................   2,227,595       2,155,636      1,335,597
 Unearned premiums ...................................................     116,228       3,846,284       (348,461)
 Premiums, commissions and other insurance balances...................  (1,147,581)       (718,749)      (931,135)
 Accounts payable and accrued expenses ...............................     (64,090)        725,115        464,494
 Other, net ..........................................................     883,949         (75,013)       404,287
                                                                       -----------     -----------     ----------
    Net cash provided by operating activities ........................   2,420,112           8,493        565,996
                                                                       -----------     -----------     ----------
Cash flow from investing activities:
 Purchases of short-term investments, net ............................  (1,726,055)    (10,922,753)    (2,329,458)
 Proceeds from disposal of property and equipment ....................       6,000              --             --
 Purchases of property and equipment .................................     (55,368)        (32,529)      (111,450)
                                                                       -----------     -----------     ----------
    Net cash used in investing activities ............................  (1,775,423)    (10,955,282)    (2,440,908)
                                                                       -----------     -----------     ----------
Cash flow from financing activities:
 Proceeds from subordinated convertible notes payable ................          --       9,621,914             --
 Repayment of shareholder loan .......................................          --              --        (75,000)
 Borrowings from revolving line of credit, net .......................          --       2,000,000        699,195
 Repayment of line of credit .........................................    (663,583)             --       (289,271)
 Other, net ..........................................................          --          (2,830)       (20,635)
                                                                       -----------     -----------     ----------
    Net cash (used in) provided by financing activities...............    (663,583)     11,619,084        314,289
                                                                       -----------     -----------     ----------
Net increase (decrease) in cash ......................................     (18,894)        672,295     (1,560,623)
Cash at beginning of period ..........................................   6,804,429       3,028,300      5,576,023
                                                                       -----------     -----------     ----------
Cash at end of period ................................................ $ 6,785,535       3,700,595      4,015,400
                                                                       ===========     ===========     ==========
Supplemental disclosure of cash flow information:
 Income taxes paid ................................................... $   343,000         950,000             --
                                                                       ===========     ===========     ==========
 Interest paid ....................................................... $   195,750         135,010        180,134
                                                                       ===========     ===========     ==========

          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                  FOR THE SIX MONTHS ENDED JUNE 30, 1999, 1998
                         (RESTATED) AND 1997 (RESTATED)

                                                                                         (RESTATED)      (RESTATED)
                                                                            1999            1998            1997
                                                                         -----------     ----------      ----------
Cash flow from operating activities:
 Net Income ...........................................................  $   721,728      1,099,304        125,238
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .......................................      372,432        370,644        104,972
  Loss on sale of property and equipment ..............................       22,799             --             --
  Amortization of deferred acquisition costs ..........................    2,609,364      2,445,353      1,689,564
  Deferred income taxes ...............................................     (379,716)      (829,401)            --
  Provision for uncollectible accounts ................................        6,274        (22,420)        44,428
 Change in:
  Accrued investment and interest income ..............................      (62,562)        54,521       (173,941)
  Accounts, commissions and premiums receivable .......................     (704,596)    (7,248,897)     3,085,775
  Deferred acquisition costs ..........................................   (2,884,579)    (3,940,329)    (1,689,564)
  Unpaid losses and loss adjustment expenses ..........................    4,234,244      3,811,005      2,351,679
  Unearned premiums ...................................................      831,715      4,419,082       (951,896)
  Premiums, commissions and other insurance balances ..................       67,776        (56,989)      (953,252)
  Accounts payable and accrued expenses ...............................      535,769      1,535,746      1,367,841
  Other, net ..........................................................    1,764,154       (114,348)     2,038,763
                                                                         -----------   ------------    -----------
     Net cash provided by operating activities ........................    7,134,801      1,523,871      7,039,607
                                                                         -----------   ------------    -----------
Cash flow from investing activities:
 Purchase of subsidiary ................................................          --     (5,000,000)            --
 Purchases of short-term investments, net ..............................  (1,984,850)    (8,471,577)   (19,735,394)
 Proceeds from disposal of property and equipment ......................       6,000             --             --
 Purchases of property and equipment ...................................    (203,671)       (54,897)      (172,452)
                                                                         -----------   ------------    -----------
     Net cash used in investing activities .............................  (2,182,520)   (13,526,474)   (19,907,846)
                                                                         -----------   ------------    -----------
Cash flow from financing activities:
 Proceeds from sale of common stock ....................................          --             --     10,384,324
 Proceeds from subordinated convertible notes payable ..................          --      9,621,914             --
 Repayment of shareholder loan .........................................          --             --       (150,000)
 Borrowings from revolving line of credit, net .........................          --      2,000,000      1,579,195
 Repayment of line of credit ...........................................  (1,363,583)            --       (568,987)
 Bank overdraft ........................................................    (518,046)       (38,327)            --
 Other, net ............................................................          --         (5,660)        (5,660)
                                                                         -----------   ------------    -----------
     Net cash (used in) provided by financing activities ...............  (1,881,629)    11,577,927     11,238,872
                                                                         -----------   ------------    -----------
Net increase (decrease) in cash ........................................   3,070,652       (424,676)    (1,629,367)

Cash at beginning of period ............................................   3,714,883      4,125,271      5,644,767
                                                                         -----------   ------------    -----------
Cash at end of period .................................................. $ 6,785,535      3,700,595      4,015,400
                                                                         ===========   ============    ===========
Supplemental disclosure of cash flow information:
 Income taxes paid ..................................................... $   523,000        950,000             --
                                                                         ===========   ============    ===========
 Interest paid ......................................................... $   417,844        343,983        267,876
                                                                         ===========   ============    ===========


          See accompanying notes to consolidated financial statements.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           JUNE 30, 1999 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation

     The accompanying unaudited consolidated financial statements of Preferred Employers Holdings, Inc. (the "Company") and its subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the six months period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of the Company for the year ended December 31, 1998.

     The accompanying unaudited consolidated financial statements of the Company and its subsidiaries are prepared in accordance with generally accepted accounting principles. These principles vary in certain respects from statutory accounting practices prescribed or permitted by regulatory authorities. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, based on information available, in recording transactions resulting from business operations. The balance sheet amounts that involve a greater extent of accounting estimates and actuarial determinations subject to future changes are the Company's liabilities for unpaid losses and loss adjustment expenses. As additional information becomes available (or actual amounts are determinable), the recorded estimates may be revised and reflected in operating results. While management believes that the liability for unpaid losses and loss adjustment expenses is adequate to cover the ultimate liability, such estimates may be more or less than the amounts actually paid when claims are settled.

      (b) Organization

     Preferred Employers Holding, Inc. is the successor company to Preferred Employers Group, Inc. ("PEGI"). Except as otherwise specified or when the context otherwise requires, references to the Company herein include Preferred Employers Holdings, Inc. and PEGI, through which the Company conducts certain of its business operations.

     In March 1998, the Company, through a wholly-owned subsidiary, consummated the purchase of substantially all the assets of HSSI Travel Nurse Operations, Inc., ("Travel Nurse") a wholly-owned subsidiary of Hospital Staffing Services, Inc., for $5.0 million in cash. Based in Ft. Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks.

     In August 1998, the Company issued 517,085 shares of its common stock in exchange for all the outstanding common stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare"), an employee staffing company and provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. This business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's consolidated financial statements for applicable periods prior to the combination have been restated to include the accounts and results of operations of NET Healthcare.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The Company was appointed as a general agent ("GA") by the American International Group of Companies ("AIG"), a major group of international insurance carriers, on January 1, 1993. In this regard, the Company is authorized to write workers' compensation as well as other forms of "property and casualty" business (such other forms of insurance being hereinafter referred to as "Package") on behalf of AIG. In addition, the Company was appointed as a GA by General Accident Insurance Company of America ("GAIC") on September 1, 1994, with the authority to write all forms of commercial property and casualty business for family style and fast-food restaurants. On June 11, 1996, GAIC advised the Company that it would no longer write Package insurance for fast-food restaurants; however, on March 20, 1997, the Company was appointed as a GA by the Kemper Group of Insurance Companies ("Kemper") with the authority to write workers' compensation and other forms of commercial property and casualty business for family style and fast-food restaurants and convenience stores. In September 1998, Kemper advised the Company that they would no longer accept Package insurance risks for fast food restaurants, but retained its contract with the Company to serve as a program administrator for certain risks. On June 1, 1999, the Company entered into an agreement with a division of United States Fidelity and Guaranty Company to provide Package insurance for franchise, fast food and family style restaurants.

      (c) Insurance Operations

     In 1996, the Company formed a Bermuda licensed reinsurance subsidiary (the "Reinsurer") and entered into a reinsurance agreement (the "Agreement") with certain affiliates of AIG during the fourth quarter of 1996. The Agreement provides that the Reinsurer assume certain workers' compensation and employer's liability insurance policies from AIG with policy inception dates as of January 1, 1996 and subsequent. Although the Reinsurer assumes the risks associated with being a reinsurer, the Agreement limits the liability of the Reinsurer for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the Agreement limits the aggregate liability of the Reinsurer for all coverage to an amount not to exceed 70% of the gross written premium for each individual underwriting year.

     Because the Agreement is effective for all business written on or after January 1, 1996, the policies written prior to the execution of the Agreement and formation of the Reinsurer are accounted for as retroactive reinsurance.
The principal difference between the accounting for retroactive and prospective reinsurance is that revenue and costs of retroactive reinsurance are deferred and accreted into income over the claim-settlement period rather than over the period for which contractual coverage is provided, as would be the case under prospective reinsurance. Retroactive insurance accounting does not change the amount of income to be recognized, but rather extends the period of recognition from one year--the period of coverage, to six years--the period over which claims liabilities from the business are expected to be settled. Cash flows from the reinsurance transactions are not affected by the accounting treatment.

     The accompanying financial statements reflect a composite retroactive/prospective accounting treatment with business written prior to October 1, 1996, being accounted for as retroactive and business written subsequent thereto accounted for as prospective.

     The effects of prospective and retroactive insurance accounting treatment are illustrated below. The prospective method assumes that the Agreement incepted on January 1, 1996, and provides for a loss ratio of 51.5%, acquisition costs of 33.83%, aggregate net premiums written of approximately $15 million ($12,600,000 relating to the period from January 1 through September 30, 1996) and an investment yield of 6.5% on net cash flows. The retroactive (deposit) method uses the same assumptions except that since the

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Agreement was not executed until October 1996, any investment income on net cash flows earned for the period from January through September 1996 are deferred and recognized as "other income" over the payment period of the remaining claim liabilities.

     Income before income taxes recognized, and estimated to be recognized in the calendar year indicated below is as follows:


                                                          Prospective        Composite
                                                            Method     Retroactive/Prospective
 Years                                                    (Pro Forma)         (Actual)
 -----                                                   -----------   -----------------------
 1996 ..................................................   $1,658,000         324,000
 1997 ..................................................    1,288,000       1,372,000
 1998 ..................................................      400,000         840,000
 1999 ..................................................      332,000         658,000
 2000 ..................................................      300,000         563,000
 2001 ..................................................      282,000         503,000
                                                           ----------       ---------
                                                           $4,260,000       4,260,000
                                                           ==========       =========

     The table presented above is for illustrative purposes only to highlight that the basis of accounting used only impacts the timing of the net revenue recognition and not the aggregate economic results. Further, the above table is based on estimates as to the amount and timing of aggregate loss and loss expense payments, available investment yields and acquisition and other costs associated with the provision of insurance protection. Actual results may vary, perhaps materially, from those illustrated above. No assurance is given or may be taken that subsequent revisions of estimates will not have a material impact on the illustration above.

     Prospective reinsurance premiums are earned on a pro-rata basis over the term of the related coverage. The reserve for unearned premiums represents the portion of the net premiums written relating to the unexpired term of coverage.

     Acquisition costs are deferred and amortized over the period in which the related prospective reinsurance premiums are earned.

     Losses and loss adjustment expenses are charged to income as incurred. The reserve for unpaid claims represents the accumulation of estimates for reported losses and includes provisions for losses incurred but not reported. The methods of determining such estimates and establishing resulting reserves are continually reviewed and updated. Adjustments, if any, resulting therefrom are reflected in income currently. The Company does not discount its loss reserves.

      (d) Staffing Operations

     In March 1998, the Company purchased substantially all of the assets of Travel Nurse for $5.0 million in cash. Based in Fort Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "Travelers," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally ranging from 8 to 52 weeks.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In August 1998, the Company issued 517,085 shares of its common stock in exchange for all of the outstanding common stock of NET Healthcare, an employee staffing company and provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. This business combination was accounted for as a pooling-of-interests combination.

     Staffing income is recognized at the time the staffing services are provided. In most instances, the staffing company's temporary healthcare professionals are considered employees of the staffing company while under assignment and costs of employment are the responsibility of the staffing company and are included in the accompanying statements of operations.

     Receivables include amounts due from healthcare organizations for services provided by the staffing company through the placement of healthcare professionals. These receivables are presented net of an estimated allowance for uncollectible accounts based on an evaluation of expected collections resulting from an analysis of current and past due accounts, past collection experience in relation to amounts billed and other relevant information. Concentration of credit risk relating to accounts receivable is limited by number, diversity and geographic dispersion of the healthcare organizations serviced by the staffing company.

     During 1995, NET Healthcare entered into a line of credit with a shareholder to provide a total of $190,000 to fund the working capital requirements of NET Healthcare. The line of credit bore interest at the rate of 5% per annum. In March 1996, NET Healthcare entered into an additional line of credit with a shareholder collateralized by outstanding accounts receivable. Interest was payable at the rate of 2% per month on average outstanding balances. In May 1996, the agreement was amended to allow for additional funding. In May 1997, the agreement was further amended to increase the interest rate by .5% per month on approximately $600,000 of the balance of the line of credit. The amended line of credit, effective April 1, 1998, established a rate of interest of 10% per annum and eliminated restrictive covenants included in the original agreement. Interest expense related to the line of credit amounted to $215,030 and $267,959 for the six months ended June 30, 1998 and 1997, respectively. The aggregate outstanding balance together with its related accrued interest expense was paid in full subsequent to the merger of NET Healthcare and the Company.

     The goodwill associated with the Company's acquisition of substantially all of the assets of Travel Nurse is amortized over 21 years.

     The former shareholders of NET Healthcare previously elected to have the company treated as an "S Corporation" under the Internal Revenue Code and, therefore, net income or loss was attributable directly to the former shareholders. Accordingly, no pre-merger benefit for the federal or state income taxes has been reflected in the accompanying financial statements. In addition, an adjustment has been made to the restated stockholders' equity of the Company as of December 31, 1998 to eliminate the untaxed effects of including NET Healthcare's results of operations in the financial statements of the Company.

     (e) Investments

     Fixed maturity securities which the Company has the positive intent and ability to hold to maturity are classified as "held to maturity" and are reported at amortized cost. Fixed maturity and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading" and are reported at fair value, with unrealized gains and losses included in income. Fixed

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

maturity and equity securities not classified as either held to maturity or trading are classified as "available for sale" and are reported at fair value, with unrealized gains and losses (net of deferred taxes) charged or credited as a separate component of shareholders' equity.

     Investment income is recorded as earned on the accrual basis and includes amortization of premiums and accretion of discounts relating to investments acquired at other than par value. Realized gains or losses on disposal of investments are determined on a specific identification basis and are included in revenues.

      The Company does not own any on-balance sheet or off-balance sheet derivative instruments.

     (f) Property and Equipment, Net

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using an accelerated method of depreciation over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are carried at cost less accumulated amortization provided on the straight-line basis over the shorter of the lease term or the estimated useful lives of the improvements.

     (g) Premiums Payable

     Premiums which are collected from insureds are reported as assets of the Company and as corresponding liabilities to the insurance carriers. Premiums received from insureds but not yet remitted to the carriers are held as invested cash in a fiduciary capacity.

     (h) Commission Income

     Commission income is recognized when premiums are billed. Any subsequent commission adjustments, including policy cancellations, are recognized upon notification from the insurance carrier or broker.

     (i) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (j) Earnings Per Share

     Earnings per common share is based upon the weighted average number of common shares outstanding during each period. On December 31, 1998, the Company adopted SFAS No. 128, Earnings per Share ("SFAS No. 128"). SFAS No. 128 requires specific computations, presentations and disclosures for earnings per share (EPS) amounts in order to make EPS amounts more compatible with international accounting standards. Stock options outstanding at June 30, 1999, 1998 and 1997 of 1,263,000, 616,500 and 250,000, respectively, had no effect on diluted earnings per share amounts.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In May 1998, the Company consummated a private placement of 7% convertible subordinated notes due May 12, 2003 in the aggregate principal amount of $10,580,000. Principal balances outstanding as of June 30, 1999 and December 31, 1998 were $10,535,000 and $10,580,000, respectively. The effect on diluted earnings per share amounts is presented in the accompanying consolidated statements of operations.

     (k) Reclassifications

     Certain items in the Company's 1998 and 1997 financial statements have been reclassified to conform them with the presentation of the Company's financial statements as of and for the three months and six months ended June 30, 1999.

(2) INVESTMENTS

     At June 30, 1999 and December 31, 1998, the Company did not hold fixed-maturity securities which individually exceeded 10% of shareholders' equity except U.S. government and government agency securities.

     Bonds with an amortized cost of $9,265,583 and $8,257,053 were held in a restricted account for the benefit of the ceding company (AIG) as unauthorized reinsurance at June 30, 1999 and December 31, 1998, respectively, in accordance with statutory requirements.

     The amortized cost and estimated fair values of the Company's investments at June 30, 1999 and December 31, 1998 are as follows:

                                                                                                             Amount at
                                                                                                               Which
                                                                                                               Shown
                                                                                                               on the
                                                    Amortized     Unrealized    Unrealized     Estimated       Balance
                                                      Cost          Gains         Losses       Fair Value      Sheet
                                                   -----------    ----------    -----------    ----------    ----------
June 30, 1999:
--------------
Securities held to maturity:
Fixed maturities:
  Obligations of states and political
    subdivision .................................  $19,610,103      64,587      (235,990)      19,438,700    19,610,103
  Obligations of states and political
   subdivisions -- restricted....................    9,265,583       6,740       (80,863)       9,191,460     9,265,583
                                                   -----------     -------      --------       ----------    ----------
 Total fixed maturities .........................  $28,875,686      71,327      (316,853)      28,630,160    28,875,686
                                                   ===========     =======      ========       ==========    ==========

December 31, 1998:
------------------
Securities held to maturity:
Fixed maturities:
  Obligations of states and political
    subdivision..................................  $15,454,481     241,667        (4,129)      15,692,019    15,454,481
  Obligations of state and political
    subdivisions -- restricted...................    8,257,053     130,956            --        8,388,009     8,257,053
                                                   -----------     -------      --------       ----------    ----------
Total fixed maturities...........................  $23,711,534     372,623        (4,129)      24,080,028    23,711,534
                                                   ===========     =======      ========       ==========    ==========


              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(2) INVESTMENTS (CONTINUED)

     The amortized cost and fair value of securities at June 30, 1999 and December 31, 1998, by contractual maturity date, are presented below:


                                                                 June 30, 1999             December 31, 1998
                                                           -------------------------    --------------------------
                                                             Amortized      Fair         Amortized       Fair
                                                               Cost         Value          Cost          Value
                                                           -----------    ----------    ----------    -----------
Fixed maturities held-to-maturity:
 Due in one year or less ................................  $        --            --            --            --

 Due after one year through five years ..................   17,497,971    17,376,380    14,394,846    14,600,179
 Due after one year through five years --
   restricted ...........................................    9,265,583     9,191,460     7,197,418     7,296,169
 Due after five years through ten years .................    1,049,756     1,024,300            --            --
 Due after ten years ....................................    1,062,376     1,038,020     1,059,635     1,091,840
 Due after ten years -- restricted ......................           --            --     1,059,635     1,091,840
                                                           -----------    ----------    ----------    ----------
                                                            28,875,686    28,630,160    23,711,534    24,080,028
 Short-term investments .................................      162,965       162,965     1,515,347     1,515,347
 Short-term investments -- restricted ...................    3,689,760     3,689,760     5,516,680     5,516,680
                                                           -----------    ----------    ----------    ----------
 Total ..................................................  $32,728,411    32,482,885    30,743,561    31,112,055
                                                           ===========    ==========    ==========    ==========


(3) FINANCIAL INSTRUMENTS

     The carrying amounts for short-term investments, cash, accounts, commissions and premiums receivable, accrued investment and interest income, notes payable, premiums, commissions and other insurance balances payable and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

     Estimated fair values for fixed maturities were provided by outside consultants using market quotations, prices provided by market makers or estimates of fair values obtained from yield data relating to investment securities with similar characteristics. The carrying amount for the 7% convertible subordinated notes at June 30, 1999 and December 31, 1998 was $10,535,000 and $10,580,000, respectively, and the related estimated fair value at June 30, 1999 and December 31, 1998 was $10,265,465 and $10,280,955,
respectively, which was determined by management based on available market information and appropriate valuation methodologies.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(4) ACCOUNTS, COMMISSIONS AND PREMIUMS RECEIVABLE

     Accounts, commissions and premiums receivable consists of the following at June 30, 1999 and December 31,1998:


                                                                        June 30, 1999     December 31, 1998
                                                                        -------------     -----------------
           Staffing accounts receivable -- billed ....................   $ 4,038,581          5,626,113
           Staffing accounts receivable -- unbilled ..................     1,907,833          1,000,370
                                                                         -----------          ---------
                                                                           5,946,414          6 626,483
           Less allowance for uncollectible accounts .................      (102,328)           (96,054)
                                                                         -----------          ---------
           Staffing accounts receivable, net .........................     5,844,086          6,530,429
           Premiums receivable .......................................     4,949,709          3,652,463
           Commissions receivable ....................................     1,105,450          1,018,031
                                                                         -----------         ----------
           Total .....................................................   $11,899,245         11,200,923
                                                                         ===========         ==========

     The allowance for uncollectible accounts as of June 30, 1999 and December 31, 1998 consists of the following:


                                                                        June 30, 1999     December 31, 1998
                                                                        -------------     -----------------
           Beginning balance .........................................    $ 96,054             125,367
           Provision for uncollectible accounts ......................      47,116              96,624
           Write-offs ................................................     (40,842)           (125,937)
                                                                          --------            --------
           Ending Balance ............................................    $102,328              96,054
                                                                          ========            ========


(5) STOCKHOLDERS LOAN

     In May 1995, the Company entered into a repurchase agreement with PEGI stockholders (the "Agreement") whereby the Company agreed to repurchase from them an aggregate of 30 shares of common stock (529,412 shares as adjusted to give effect to the recapitalization of the Company in February 1997 whereby the Company exchanged 17,647.06 shares of Common Stock for each share of PEGI Common Stock held by the stockholders of PEGI) (the "Shares") of the Company. The aggregate purchase price for the Shares was $600,000 (including interest) to be paid in 24 installments of $25,000. The closing of the Agreement was subject to the Company's completion of a $600,000 distribution to the stockholders of the Company, pro rata based on the number of shares of common stock of the Company outstanding and paid to the stockholders of record on the Agreement date, without giving effect to the repurchase. The $600,000 distribution was made by the Company on May 26, 1995.

     Pursuant to a subsequent agreement made with the stockholders, the outstanding loan balance at December 31, 1995 was to be repaid in 23 monthly installments of $25,000 (including interest) commencing in February 1996. The outstanding balance of the above-referenced stockholder loan was paid in full during 1997.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(6)  INCOME TAXES

         U.S. Federal and state income tax expense (benefit) consists of the following components:


           For the Three Months Ended                                   Current    Deferred     Total
           --------------------------                                  --------    --------     ------
           June 30, 1999 ...........................................   $305,371    (297,725)     7,646
           June 30, 1998 ...........................................    569,259    (477,630)    91,629
           June 30, 1997 ...........................................     41,233          --     41,233

           For the Six Months Ended                                     Current    Deferred      Total
           ------------------------                                    --------    --------     -------
           June 30, 1999 ...........................................   $528,776    (379,716)    149,060
           June 30, 1998 ...........................................    971,369    (829,401)    141,968
           June 30, 1997 ...........................................    170,823          --     170,823


     Income tax expense for the three months and six months ended June 30, 1999, 1998 and 1997 differed from the amount computed by applying the U.S. Federal income tax rate of 34% to income before Federal income taxes as a result of the following:


                                                           For the Three Months            For the Six Months
                                                              Ended June 30,                 Ended June 30,
                                                        ---------------------------   ------------------------------
                                                          1999     1998       1997       1999       1998      1997
                                                        -------   -------   -------   --------   --------   --------
 Expected income tax expense ........................   $93,684   232,036    40,528    296,068    422,032   100,661
 State income tax, net ..............................     9,738    16,361     4,768     31,837     29,578    11,842
 Tax-exempt investment income .......................   (93,303)  (58,694)  (67,873)  (182,678)  (124,598)  (86,934)
 Travel and entertainment expense ...................     6,646        --        --     23,584         --        --
 "S Corporation" (income) expense ...................        --   (78,785)   62,281         --   (144,989)  158,586
 Other, net .........................................    (9,119)  (19,289)    1,529    (19,751)   (40,055)  (13,332)
                                                        -------   -------   -------   --------   --------   -------
 Total income tax expense ...........................   $ 7,646    91,629    41,233    149,060    141,968   170,823
                                                        =======   =======   =======   ========   ========   =======


     As a result of the August 1998 business combination of NET Healthcare, an "S corporation," with the Company, a "C corporation," NET Healthcare's "S Corporation" status ceased to exist. The unaudited pro forma information in the consolidated statements of operations reflect income tax expense had NET Healthcare been taxed as a "C corporation," of $256,350 and $5,229 for the three months ended June 30, 1998 and 1997, respectively, and $464,578 and $102,122 for the six months ended June 30, 1998 and 1997, respectively.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(6) INCOME TAXES (CONTINUED)

     Deferred income taxes are based upon temporary differences between the financial statement and tax bases of assets and liabilities. The following deferred taxes are recorded for June 30, 1999, and December 31, 1998, respectively:


                                                                                     1999         1998
                                                                                 -----------    ---------
           Deferred tax assets:
             Unearned premiums ................................................    $   473,771      411,176

             Reserve for unpaid losses and loss adjustment expenses............      1,305,205      971,252

             Other, net .......................................................         59,105       59,105
                                                                                   -----------    ---------
               Gross deferred tax assets ......................................      1,838,081    1,441,533
                                                                                   -----------    ---------
           Deferred tax liabilities:
             Cash to accrual change ...........................................       (219,704)    (284,575)
             Deferred acquisition costs .......................................       (783,854)    (680,291)
             Other, net .......................................................         (6,929)     (28,789)
                                                                                   -----------    ---------
               Gross deferred tax liabilities .................................     (1,010,487)    (993,655)
                                                                                   -----------    ---------
                 Net deferred tax asset .......................................    $   827,594      447,878
                                                                                   ===========    =========



     A valuation allowance has not been established as the Company believes it is more likely than not that the net deferred tax asset will be realized.

     The Company's reinsurance subsidiary is a Bermuda domiciled corporation. The reinsurance subsidiary is a "controlled foreign corporation" ("CFC") for United States federal income tax purposes. As a result, the Company includes in its gross income for United States federal income tax purposes its pro-rata share of the CFC's "subpart F income," even if such subpart F income is not distributed. Substantially all of the income of the reinsurance subsidiary's income is subpart F income.

     The Company has elected under section 953(d) of the Internal Revenue Code to tax its reinsurance subsidiary as a domestic corporation for U.S. income tax purposes. The Company does not believe this election has a material effect on its income tax expense.

(7) ANNUAL STATUTORY SOLVENCY REQUIREMENTS

     The Bermuda Insurance Act of 1978 and related regulations (the "Act") requires the Company's reinsurance subsidiary to meet a minimum solvency margin. Statutory capital and surplus as of December 31, 1998 was $10,531,208 and the amount required to be maintained by the Company's reinsurance subsidiary was $3,163,000. In addition, a minimum liquidity ratio must be maintained whereby relevant assets, as defined by the Act, must exceed 75% of relevant liabilities. Once these requirements have been met, there is no restriction on the retained earnings available for distribution. At June 30, 1999 and December 31, 1998, the Company's reinsurance subsidiary was in compliance with this requirement.

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           JUNE 30, 1999 (UNAUDITED)


(8) LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows for the six months ended June 30, 1999, 1998 and 1997:


                                                                                1999         1998         1997
                                                                            -----------    ---------   ----------
 Net unpaid losses and loss adjustment expenses at beginning of
   period ..............................................................    $13,878,892    6,107,613     199,390
                                                                            -----------    ---------   ---------
 Incurred related to
   Current year ........................................................      3,677,961    4,004,924   2,526,147
   Prior year ..........................................................        657,966           --          --
                                                                            -----------    ---------   ---------
     Total incurred ....................................................      4,335,927    4,004,924   2,526,147
                                                                            -----------    ---------     -------
 Paid related to:
   Current year ........................................................        100,021      193,319     174,468
   Prior year ..........................................................          1,662           --          --
                                                                            -----------    ---------   ---------
     Total paid ........................................................        101,683      193,319     174,468
                                                                            -----------    ---------   ---------
Net unpaid losses and loss adjustment expenses at end of period ........    $18,113,136    9,919,218   2,551,069
                                                                            ===========    =========   =========


(9) UNSECURED REVOLVING LINE OF CREDIT

     In May 1998, the Company obtained a $3 million unsecured revolving line of credit from a bank. The terms of the loan provide for monthly interest payments at the bank's prime lending rate (7 3/4% per annum at June 30, 1999). The loan is renewable on an annual basis. As of June 30, 1999 and December 31, 1998, the aggregate amount outstanding under the line of credit was $486,417 and $1,850,000, respectively.

(10) SUBORDINATED CONVERTIBLE NOTES

     In May 1998, the Company consummated a private placement of $10,580,000 of 7% convertible subordinated notes (the "Notes") due May 2003. The principal amount of the Notes is convertible at the option of the noteholders into shares of the Company's common stock at a conversion price of $9.00 per share (the "Conversion Price") at any time prior to the earlier of the maturity date (May 12, 2003) or 10 business days after receipt of a termination notice. In the event (i) the closing bid price of the Company's common stock equals or exceeds $13.50 per share for twenty consecutive trading days during any period commencing upon satisfaction of one of the conditions contained in clause (ii) described herein and (ii) either a registration statement covering the shares of common stock issuable upon conversion of the Notes has been declared effective by the Securities and Exchange Commission and remains effective or at least two years has elapsed since the issuance date of the Notes and the shares of common stock issuable upon conversion of the notes are saleable, without restriction, under Rule 144(k) promulgated under the Securities Act of 1933, as amended, then the holders' right to convert the outstanding principal amount of the Notes shall be terminated by the Company by delivering to the holders a notice of termination (the "Termination Notice"), in which event (a) the holders will have the right at any time during 10 business days after receipt of the Termination Notice, in their sole discretion, to convert the outstanding principal amount of the Notes into shares of common stock of the Company at the Conversion Price, and (b) thereafter, the holders' option to convert shall terminate and the Notes may be prepaid by the Company, at

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(10) SUBORDINATED CONVERTIBLE NOTES (CONTINUED)

any time prior to the Maturity Date, in whole or in part for the face amount thereof, together with all accrued and unpaid interest through the date of prepayment. As of June 30, 1999, the aggregate principal amount of Notes outstanding was $10,535,000. Notes in an aggregate principal amount of $45,000 were converted into 5,000 shares of common stock of the Company during the first quarter of 1999.

(11) SEGMENT REPORTING

     The Company's reportable business segments are strategic business units that offer distinctive products and services that are marketed through different channels. They are managed separately because of their unique marketing and distribution requirements.

     There are two reportable segments: insurance and employee staffing. The insurance segment sells, on behalf of others, business insurance principally to the franchise industry and provides reinsurance of certain workers' compensation and employers' liability insurance policies sold by the Company. The employee staffing segment provides temporary registered nurses and other professional medical personnel primarily to client hospitals.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates segment performance based on profit or loss from operations before income taxes not including non-recurring gains and losses and intersegment transactions. Sales and services between segments are accounted for as if the sale or services were provided to third parties, that is at current market prices.

     Certain information concerning the Company's reporting segments for the three months and six months ended June 30, 1999, 1998 and 1997 is as follows:

For the Three Months Ended June 30,
-----------------------------------



                                                                                 Employee
           1999                                                  Insurance       Staffing      Totals
           ----                                                  ---------      ----------   ----------
           Revenues from external customers ...................  $4,558,538     11,318,878   15,877,416
           Intersegment revenue ...............................       6,507             --        6,507
           Interest revenue ...................................     452,289            302      452,591
           Segment profit .....................................     529,022        949,034    1,478,056

           1998
           ----
           Revenues from external customers ...................  $5,001,928      8,941,998   13,943,926
           Interest revenue ...................................     505,561             --      505,561
           Segment profit .....................................     756,348        365,079    1,121,427

           1997
           ----
           Revenues from external customers ...................  $3,265,511      2,419,269    5,684,780
           Interest revenue ...................................     425,887             --      425,887
           Segment profit .....................................     354,967       (293,047)      61,920


              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(11) SEGMENT REPORTING (CONTINUED)


FOR THE SIX MONTHS ENDED JUNE 30,
---------------------------------

                                                                                          Employee
1999                                                                       Insurance      Staffing      Totals
----                                                                       ----------    ----------   ----------
Revenues from external customers ........................................ $ 8,816,038    22,171,854   30,987,892
Intersegment revenue ....................................................      16,341            --       16,341
Interest revenue ........................................................     868,479           302      868,781
Segment profit ..........................................................   1,184,475     1,768,158    2,952,633
Segment assets ..........................................................  49,114,134    12,832,371   61,946,505

1998
----
Revenues from external customers ........................................ $ 8,750,572    14,863,410   23,613,982
Interest revenue ........................................................     891,546            --      891,546
Segment profit ..........................................................   1,310,984       555,044    1,866,028
Segment assets ..........................................................  36,802,571    12,083,921   48,886,492

1997
----
Revenues from external customers ........................................ $ 6,089,042     4,664,203   10,753,245
Interest revenue ........................................................     606,778            --      606,778
Segment profit ..........................................................     672,153      (466,431)     205,722
Segment assets ..........................................................  18,597,890     1,906,885   20,504,775


     Information for the Company's reportable segments relates to the enterprise's consolidated totals as follows:

FOR THE THREE MONTHS ENDED JUNE 30,
-----------------------------------

                                                                                1999          1998        1997
                                                                             -----------   ----------   ---------
Revenues:
---------
Total revenues for reportable segments ...................................   $16,336,514   14,449,487   6,110,667
Intersegment revenue .....................................................        (6,507)          --          --
Unallocated corporate interest revenue ...................................         4,169           --      80,009
                                                                             -----------    ----------  ---------
Total consolidated revenues ..............................................   $16,334,176    14,449,487  6,190,676
                                                                             ===========    ==========  =========
Profit or Loss:
----------------
Total profit or loss for reportable segments .............................   $ 1,478,056     1,121,427     61,920
Unallocated amounts:
  General corporate expenses .............................................    (1,206,685)    (438,969)    (22,728)
  Corporate interest revenue .............................................         4,169           --      80,009
                                                                            ------------    ---------   ---------
Income before income taxes ...............................................  $    275,540       682,458    119,201
                                                                            ============    ==========  =========


              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(11) SEGMENT REPORTING (CONTINUED)

     OTHER items:


                                                                           Reportable     Unallocated
                                                                            Segment        Corporate       Consolidated
                                                                             Total           Total            Total
                                                                          ----------      -----------     ------------
1999
-----
Depreciation and amortization ..........................................  $  121,765         4,674          126,439
Amortization of deferred acquisition costs .............................   1,371,322            --        1,371,322

1998
----
Depreciation and amortization ..........................................  $  191,191            --          191,191
Amortization of deferred acquisition costs .............................   1,464,038            --        1,464,038

1997
----
Depreciation and amortization ..........................................  $   43,809            --           43,809
Amortization of deferred acquisition costs .............................     952,255            --          952,255


FOR THE SIX MONTHS ENDED JUNE 30,
----------------------------------


                                                                            1999          1998           1997
                                                                         -----------    ----------    ----------
Revenues:
---------
Total revenues for reportable segments ................................  $31,873,014    24,505,528    11,360,023
Intersegment revenue ..................................................      (16,341)           --            --
Unallocated corporate interest revenue ................................       23,143            --       113,067
                                                                         -----------    ----------    ----------
Total consolidated revenues ...........................................  $31,879,816    24,505,528    11,473,090
                                                                         ===========    ==========    ==========
Profit or Loss:
---------------
Total profit or loss for reportable segments ..........................  $ 2,952,633     1,866,028       205,722
Unallocated amounts:
  General corporate expenses ..........................................   (2,104,989)    (624,756)      (22,728)
  Corporate interest revenue ..........................................       23,143           --        113,067
                                                                         -----------    ----------    ----------
Income before income taxes ............................................  $   870,787     1,241,272       296,061
                                                                         ===========    ==========    ==========

Assets:
-------
Total assets for reportable segments ..................................  $61,946,505    48,886,492    20,504,775
Elimination of intersegment receivables ...............................     (276,286)     (539,748)           --
Unallocated general corporate assets ..................................    2,799,477     9,349,268     6,104,104
Elimination of receivable from corporate ..............................   (1,478,609)     (576,641)     (201,641)
                                                                         -----------    ----------    ----------
Total consolidated assets .............................................  $62,991,087    57,119,371    26,407,238
                                                                         ===========    ==========    ==========

              PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES

                           JUNE 30, 1999 (UNAUDITED)


(11) SEGMENT REPORTING (CONTINUED)

     Other items:


                                                                           Reportable     Unallocated
                                                                            Segment        Corporate       Consolidated
                                                                             Total           Total            Total
                                                                          ----------      -----------     ------------
1999
-----
Depreciation and amortization     ......................................  $  240,871         8,949            249,820

Amortization of deferred acquisition costs .............................   2,609,364            --          2,609,364

1998
----
Depreciation and amortization ..........................................  $  341,955            --            341,955
Amortization of deferred acquisition costs .............................   2,445,353            --          2,445,353

1997
----
Depreciation and amortization ..........................................  $   82,472            --             82,472
Amortization of deferred acquisition costs .............................   1,689,564            --          1,689,564


     The Company does not attribute revenues or long-lived assets by geographic areas. The Company does not have any single customer that can be identified as material when considering the Company's consolidated revenues.

(12) LITIGATION

     The Company is a defendant in various litigation matters considered to be in the normal course of business. While the outcome of these matters cannot be estimated with certainty, it is the opinion of management (after consultation with legal counsel) that the resolution of such litigation will not have a material adverse effect on the Company's financial statements.

(13) UNAUDITED PRO FORMA INFORMATION

     Pro forma adjustments for income taxes represent the difference between historical income taxes and income taxes that would have been reported had NET Healthcare filed income tax returns as a taxable "C corporation" for 1998 and 1997.

(14) YEAR 2000

     Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year. The Company has developed a plan to address Year 2000 issues. The plan is based on the Company's primary software vendors having advised the Company that the necessary programming changes related to Year 2000 issues have been made and tested and that the software used by the Company can be upgraded to be Year 2000 compliant. During the first quarter of 1999, the Company completed the implementation of this upgrade. The additional costs associated with the implementation of the above project were not material.

     It is management's belief that for any suppliers who may not be Year 2000 compliant, such non-compliance will not have a material adverse effect on the Company's business. However, each major supplier's compliance will be assessed in light of their response.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes related thereto contained elsewhere in this Form 10-Q. In August 1998, the Company consummated the merger of NET Healthcare with and into one of the Company's wholly-owned subsidiaries, and in connection therewith issued 517,085 shares of common stock in exchange for all of the outstanding common stock of NET Healthcare. The business combination was accounted for as a "pooling-of-interests" and, accordingly, our consolidated financial statements for applicable periods prior to the combination have been restated to include the accounts and results of operations of NET Healthcare.

GENERAL

     The Company engages in the following activities:

     o it provides temporary registered nurses and other professional medical personnel primarily to client hospitals;

     o it sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverage, and provides risks management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and

     o it provides reinsurance for certain workers' compensation and employers' liability insurance policies it sells.

     Employee Staffing. In March and August of 1998, the Company acquired businesses providing temporary registered nurses and other professional medical personnel (often referred to as "Travelers") mainly to client hospitals. Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff. The Company believes that the ability of Travelers to function as permanent staff improves the continuity and consistency of patient care and reduces its clients' overall administration, orientation and supervisory requirements relating to permanent staff, as well as reducing turnover of their temporary staff.

     Staffing income is recognized at the time the staffing services are provided. In most instances, the staffing company's temporary healthcare professionals are considered employees of the staffing company while under assignment and costs of employment are the responsibility of the staffing company and are included in the accompanying statements of operations.

     Insurance. The Company is engaged in the property and casualty insurance business and has conducted business as a general agent on behalf of AIG, General Accident Insurance Company ("General Accident") and Kemper Insurance Companies ("Kemper") and as a reinsurer for certain workers' compensation insurance policies written by the Company on behalf of affiliates of AIG. Pursuant to our general agency agreements, the Company is authorized to solicit and bind insurance contracts on behalf of the insurers, collect and account for premiums on business it writes, and request cancellation or nonrenewal of any policy it places. The Company receives, as compensation pursuant to the terms of these general agency agreements, gross commissions on its business at rates which range from approximately 5% to 20%. The Company has written workers' compensation insurance since its inception in 1988 and in late 1995 began writing other forms of property and casualty insurance (such other forms of insurance being hereinafter referred to as "Package") for family style and fast food restaurants as a general agent for General Accident. In June 1996, General Accident advised the Company that it would no longer accept Package insurance risks for fast food restaurants. As a result, the Company became a general agent for Kemper during March 1997, through which it wrote Package as well as other forms of property and casualty insurance and workers' compensation insurance. In September 1998, Kemper advised the Company that it would no longer accept Package insurance risks for fast food restaurants but retained its contract with the Company to serve as a program administrator for certain risks. On June 1, 1999, the Company entered into an agreement with a division of United States Fidelity and Guaranty Company to provide Package insurance for franchise, fast food and family style restaurants.

     Reinsurance. In December 1996, the Company formed Preferred Reinsurance and entered into a reinsurance agreement with affiliates of AIG pursuant to which Preferred Reinsurance acts as a reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force with policy inception dates as of January 1, 1996 and subsequent which are written by the Company on behalf of affiliates of AIG. Preferred Reinsurance is required to provide affiliates of AIG, as security for the payment of losses, a combination of cash, United States government securities and/or an irrevocable letter of credit in an aggregate amount equal to 51.5% of the net written premiums ceded to Preferred Reinsurance pursuant to the insurance agreement less the amount of losses paid. Preferred Reinsurance receives, as compensation pursuant to the terms of the reinsurance agreement, the related net written premiums less certain program expenses and commissions and the losses paid. Preferred Reinsurance receives, as compensation pursuant to the terms of the reinsurance agreement, the related net written premiums less certain program expenses and commissions and the losses paid associated with the business. Although Preferred Reinsurance assumes the risks associated with being a reinsurer, the reinsurance agreement limits the liability of Preferred Reinsurance for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the reinsurance agreement limits the aggregate liability of Preferred Reinsurance for all coverage to an amount not to exceed 70% of the gross written premiums for each individual underwriting year. Because the reinsurance agreement is effective for all business written on or after January 1, 1996, the policies written prior to the execution of the contract and formation of Preferred Reinsurance were accounted for as retroactive reinsurance. The reinsurance agreement with Preferred Reinsurance is terminable by either party upon the occurrence of certain events. In the event the Company's reinsurance agreement is terminated, the Company, in all likelihood, would be materially and adversely affected.

     The Company collects workers' compensation premiums from the insureds and remits the ceding commission (net of its commission) and reinsurance charges to affiliates of AIG and remits the net premium to Preferred Reinsurance. Commission income on workers' compensation business is recognized as income when premiums are billed. Package insurance premiums are principally collected by the insurance carrier. The package insurance carrier remits commissions to the Company monthly on package premiums it collects. Commission income on package business is recognized as income when premiums are due. Reinsurance premiums received are earned on a pro-rata basis over the term of the related coverage.

     For the three months ended June 30, 1999, the Company's total revenues were $16,334,000 as compared to $14,449,000 for the 1998 comparable period, representing a net increase of $1,885,000. For the three months ended June 30, 1998, the Company's total revenues were $14,449,000 as compared to total revenues of $6,191,000 for the 1997 comparable period, representing a net increase of $8,258,000. For the three months ended June 30, 1999, approximately, 69%, 29% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the three months ended June 30, 1998, approximately 62%, 34%, and 4% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the three months ended June 30, 1997, approximately 39%, 53% and 8% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

     For the six months ended June 30, 1999, the Company's total revenues were $31,880,000 compared to $24,506,000 for the 1998 comparable period, representing a net increase of $7,374,000. For the six months ended June 30, 1998, the Company's total revenues were $24,506,000 as compared to total revenue of $11,473,000 for the 1997 comparable period, representing a net increase of $13,033,000. For the six months ended June 30, 1999, approximately, 70%, 28% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency business, respectively. For the six months ended June 30, 1998, approximately 61%, 35%, and 4% of Company's total revenue were derived from its staffing, reinsurance captive and general agency business, respectively. For the six months ended
June 30, 1997, approximately 41%, 49% and 10% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency business, respectively.

     Historically, our employee staffing business has been seasonal with the demand for Travelers being the highest in fourth and first quarters of the calendar year (September through March), due largely to increased demand, particularly during the peak tourist and winter home period in Florida.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

     Total Revenues. Total revenues for the three months ended June 30, 1999 were $16,334,000 compared to $14,449,000 for the 1998 comparable period, representing a net increase of $1,885,000 or 13.0%. Total revenues for the three months ended June 30, 1998 were $14,449,000 compared to $6,191,000 for the 1997 comparable period, representing a net increase of $8,258,000 or 133.4%.

     The following table provides a comparison of revenues for the three months ended June 30, 1999 and 1998 by category:


                                                                                           Net       Percentage
                                                             1999            1998         Change       Change
                                                          -----------     ---------     ---------    ----------
Staffing Income ......................................... $11,319,000     8,942,000     2,377,000       26.6 %
Premiums earned .........................................   4,141,000     4,350,000      (209,000)      (4.8)%
Net commission income:
  Workers' compensation .................................     284,000       393,000      (109,000)     (27.7)%
  Package ...............................................      17,000        93,000       (76,000)     (81.7)%
  Other, net ............................................      40,000        41,000        (1,000)      (2.4)%
                                                          -----------    ----------     ---------       ----
     Total net commission income ........................     341,000       527,000      (186,000)     (35.3)%
Net investment income ...................................     457,000       505,000       (48,000)      (9.5)%
Other income ............................................      76,000       125,000       (49,000)     (39.2)%
                                                          -----------    ----------     ---------       -----
     Total revenues ..................................... $16,334,000    14,449,000     1,885,000       13.0 %
                                                          ===========    ==========     =========       =====
Workers' compensation:
  Premiums collected .................................... $ 3,437,000     4,276,000
                                                          ===========    ==========
  Ratio of net commission income/premiums
    collected ...........................................         8.3%         9.2%
                                                          ===========    =========

     Staffing income increased $2,377,000 or 26.6% as a result of the acquisition of certain of the assets of Travel Nurse (acquired in March 1998) and the increase in business related to the acquisition and merger of NET Healthcare. Premiums earned decreased $209,000 or 4.8% for the three months ended June 30, 1999 as compared to the 1998 comparable period as a result of the decrease in the book of business. Workers' compensation commission income decreased $109,000 or 27.7% for the three months ended June 30, 1999 as compared to the 1998 comparable period as a result of the decrease in premiums collected of $839,000, which was attributable to the decrease in the workers' compensation book of business. Package commission income decreased $76,000 or 81.7% for the three months ended June 30, 1999 as compared to the 1998 comparable period as a result of a reduction in the business written for fast food restaurants. Other net commission income decreased $1,000 or 2.4% for the three months ended June 30, 1999 as compared to the 1998 comparable period as a result of the decrease in volume of small business plan premiums collected. Net investment income decreased $48,000 or 9.5% and other income decreased $49,000 or 39.2% for the three months ended June 30, 1999 as compared to the 1998 comparable period as a result of the effects of the retroactive insurance accounting treatment of Preferred Reinsurance as discussed more fully in Note 1 (c) to the Company's consolidated financial statements.

     Total Operating Expenses. Total operating expenses for the three months ended June 30, 1999 were $15,722,000 compared to $13,372,000 for the 1998 comparable period, representing an increase of $2,350,000 or 17.6%. Total operating expenses for the three months ended June 30, 1998 were $13,372,000 compared to $5,908,000 for the 1997 comparable period, representing an increase of $7,464,000 or 126.3%.

     The following table provides a comparison of total operating expenses for the three months ended June 1999 and 1998 by category:


                                                                                          Net       Percentage
                                                              1999            1998       Change       Change
                                                          -----------      ---------    ---------   ----------
Staffing costs ........................................   $ 8,733,000      6,820,000    1,913,000      28.0 %
Losses and loss adjustment expenses incurred ..........     2,278,000      2,349,000      (71,000)     (3.0)%
Amortization of deferred acquisition costs ............     1,371,000      1,464,000      (93,000)     (6.4)%
Other operating expenses ..............................     3,340,000      2,739,000      601,000      21.9 %
                                                          -----------     ----------    ---------      ----
  Total operating expenses .............................. $15,722,000     13,372,000    2,350,000      17.6 %
                                                          ===========     ==========    =========      ====

     Staffing costs increased $1,913,000 or 28.0% consistent with the increase in staffing revenues for the three months ended June 30, 1999 as discussed above. Losses and loss adjustment expenses incurred decreased $71,000 or 3.0% which is consistent with the decrease in premiums earned for the three months ended June 30, 1999 as discussed above. For the quarter ended June 30, 1999, the Company's ratio of losses incurred to premiums earned was approximately 55%. Amortization of deferred acquisition costs decreased $93,000 or 6.4% which is also consistent with the decrease in premiums earned for the second quarter as discussed above. Other operating expenses increased $601,000 or 21.9%. The following table provides a comparison of other operating expenses for the three months ended June 30, 1999 and 1998 by category:


                                                                                          Net       Percentage
                                                              1999            1998       Change       Change
                                                          -----------      ---------    ---------   ----------
Personnel costs .........................................  $1,881,000      1,592,000      289,000       18.2 %
Occupancy expenses ......................................     214,000        223,000       (9,000)      (4.0)%
Professional fees .......................................     462,000        189,000      273,000      144.4 %
Other operating expenses ................................     783,000        735,000       48,000        6.5 %
                                                           ----------      ---------      -------      -----
  Total other operating expenses ........................  $3,340,000      2,739,000      601,000       21.9 %
                                                           ==========      =========      =======      =====

     Personnel costs increased $289,000 or 18.2% as a result of annual salary increases together with the increased staff related to the acquisition of the assets of Travel Nurse and the growth in the business of NET Healthcare. Occupancy expenses decreased $9,000 or 4.0% principally as a result of changing to a long distance carrier with lower rates. Professional fees increased $273,000 or 144.4% principally as a result of increased legal, accounting and actuarial fees associated with various corporate and acquisition matters. Other operating expenses increased $48,000 or 6.5% primarily related to the increased advertising and promotional expenses, which increased as a result of the expansion of the staffing business.

     Total Non-Operating Expenses. Total non-operating expenses for the three months ended June 30, 1999 were $337,000 compared to $395,000 for the 1998 comparable period. Amortization of intangible assets and other non-operating expenses decreased $57,000, primarily related to the acquisition and merger of NET Healthcare.

FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     Total Revenues Total revenues for the six months ended June 30, 1999 were $31,880,000 compared to $24,506,000 for the 1998 comparable period, representing a net increase of $7,374,000 or 30.1%. Total revenues for the six months ended June 30, 1998 were $24,506,000 compared to $11,473,000 in the 1997 comparable period, representing a net increase of $13,033,000 or 113.6%.

     The following table provides a comparison of revenues for the six months ended June 30, 1999 and 1998 by category:


                                                                                          Net       Percentage
                                                              1999            1998       Change       Change
                                                          -----------      ---------    ---------   ----------
Staffing Income ......................................... $22,172,000    14,863,000     7,309,000        49.2 %
Premiums earned .........................................   7,883,000     7,417,000       466,000         6.3 %
Net commission income:
  Workers' compensation .................................     570,000       809,000      (239,000)      (29.5)%
  Package ...............................................      71,000       182,000      (111,000)      (61.0)%
  Other, net ............................................      81,000        79,000         2,000         2.5 %
                                                          -----------    ----------     ---------       -----
    Total net commission income .........................     722,000     1,070,000      (348,000)      (32.5)%
    Net investment income ...............................     892,000       892,000            --          --
    Other income ........................................     211,000       264,000       (53,000)      (20.1)%
                                                          -----------    ----------     ---------      ------
    Total revenues ...................................... $31,880,000    24,506,000     7,374,000        30.1 %
                                                          ===========    ==========     =========      ======
Workers' compensation:
  Premiums collected .................................... $ 6,366,000     7,982,000
                                                          ===========    ==========
  Ratio of net commission income/premiums
    collected ...........................................         9.0%         10.1%
                                                          ===========    ==========

     Staffing income increased $7,309,000 or 49.2% as a result of the acquisition of certain of the assets of Travel Nurse (acquired in March 1998) and the increase in business related to the acquisition and merger of NET Healthcare. Premiums earned increased $466,000 or 6.3% for the six months ended June 30, 1999 as compared to the prior year as a result of new business and renewals of the prior year business. Workers' compensation commission income decreased $239,000 or 29.5% for the six months ended June 30, 1999 as compared to the 1998 comparable period as a result of the decrease in premiums collected of $1,616,000, which was attributable to the decrease in the workers' compensation book of business. Package commission income decreased $111,000 or 61.0% for the six months ended June 30, 1999 as compared to the 1998 comparable period as a result of a reduction in the business written for fast food restaurants. Other net commission income increased $2,000 or 2.5% for the six months ended June 30, 1999 as compared to the 1998 comparable period as a result of the increase in volume of small business plan premiums collected. Other income decreased $53,000 or 20.1% as a result of the effects of the retroactive insurance accounting treatment of Preferred Reinsurance as discussed more fully in Note 1(c) to the Company's consolidated financial statements.

     Total Operating Expenses. Total operating expenses for the six months ended June 30, 1999 were $30,333,000 as compared to $22,567,000 for the 1998 comparable period, representing an increase of $7,766,000 or 34.4%. Total operating expenses for the six months ended June 30, 1998 were $22,567,000 as compared to $10,897,000 for the 1997 comparable period, representing an increase of $11,670,000 or 107.1%.

      The following table provides a comparison of total operating expenses for the six months ended June 30, 1999 and 1998 by category:


                                                                                          Net       Percentage
                                                              1999            1998       Change       Change
                                                          -----------      ---------    ---------   ----------
Staffing costs .......................................... $17,061,000       11,597,000   5,464,000      47.1%
Losses and loss adjustment expenses incurred ............   4,336,000        4,005,000     331,000       8.3%
Amortization of deferred acquisition costs ..............   2,609,000        2,445,000     164,000       6.7%
Other operating expenses ................................   6,327,000        4,520,000   1,807,000      40.0%
                                                          -----------      -----------   ---------      ----
 Total operating expenses ............................... $30,333,000       22,567,000   7,766,000      34.4%
                                                          ===========      ===========   =========      ====

      Staffing costs increased $5,464,000 or 47.1% consistent with the increase in staffing revenues for the six months ended June 30, 1999 as discussed above. losses and loss adjustment expenses incurred increased $331,000 or 8.3% which is consistent with the increase in premiums earned in 1999 as discussed above. For the six months ended June 30, 1999, the Company's ratio of losses incurred to premiums earned was approximately 55%. Amortization of deferred acquisition costs increased $164,000 or 6.7% which is also consistent with the increase in premiums earned for the six months ended June 30, 1999 as discussed above.
Other operating expenses increased $1,807,000 or 40.0%. The following table provides a comparison of other operating expenses for the six months ended June 30, 1999 and 1998 by category:


                                                                                          Net       Percentage
                                                              1999            1998       Change       Change
                                                          -----------      ---------    ---------   ----------
Personnel costs ........................................  $3,637,000        2,673,000     964,000       36.1%
Occupancy expenses .....................................     432,000          344,000      88,000       25.6%
Professional fees ......................................     737,000          332,000     405,000      122.0%
Other operating expenses ...............................   1,521,000        1,171,000     350,000       29.9%
                                                          ----------        ---------   ---------      -----
 Total other operating expenses ........................  $6,327,000        4,520,000   1,807,000       40.0%
                                                          ==========        =========   =========      =====


      Personnel costs increased $964,000 or 36.1% as a result of annual salary increases together with the increased staff related to the acquisition of the assets of Travel Nurse and the growth in the business of NET Healthcare. Occupancy expenses increased $88,000 or 25.6% principally as a result of the lease of additional office space and relocation of our subsidiary Preferred Healthcare Staffing, Inc. Professional fees increased $405,000 or 122.0% principally as a result of increased legal, accounting and actuarial fees associated with various corporate and acquisition matters. Other operating expenses increased $350,000 or 29.9% primarily related to the following: (i) increased insurance expense of $20,000, (ii) increased corporate fees and services of $64,000, (iii) increased investment and service fees of $40,000, and (iv) increased advertising and promotional expenses of $147,000. Insurance expense increased as a result of the purchase of additional coverages (i.e., directors and officers liability insurance) and increased premiums due to increased limits. Corporate fees and services, advertising and promotional, and investment and service fees increased as a result of the expansion of the staffing business.

      Total Non-Operating Expenses. Total non-operating expenses for the six months ended June 30, 1999 were $676,000 compared to $697,000 for the 1998 comparable period. Interest expense increased $78,000 as a result of the Company's private placement in May 1998 of 7% convertible subordinated notes in the aggregate principal amount of $10,580,000 and borrowings under a revolving line of credit.

      Amortization of intangible assets and other non-operating expenses decreased $100,000, primarily related to the acquisition and merger of NET Healthcare.

LIQUIDITY AND CAPITAL RESOURCES

     General. Our principal source of cash is the collection of staffing revenues from client hospitals and workers' compensation insurance premiums from our insureds. In February 1997, we consummated an initial public offering of 1,725,000 shares of Common Stock (including the underwriters' over-allotment option) and received gross cash proceeds of approximately $12,506,000. In May 1998, we consummated a $10,580,000 private placement of 7% convertible subordinated notes due May 2003.

     For the six months ended June 30, 1999, net cash and investments were $37,679,000 (net of premiums payable of $1,835,000). Net cash provided by operating activities for the six months ended June 30, 1999 increase to $7,135,000 from $1,524,000 in the 1998 comparable period, an increase of $5,611,000. This increase resulted primarily from decreases in accounts receivable, deferred acquisition cost in unpaid losses and loss adjustment expenses and premiums of $6,544,000, $1,056,000, and $3,587,000, respectively, and increases in unpaid losses and loss adjustment expenses and premiums, commissions and other insurance balances of $423,000 and $125,000, respectively. The decrease in accounts receivable was primarily associated with increased collection efforts of the staffing company during 1999. The increases in unpaid losses and loss adjustment expenses and premiums, commissions and other insurance balances are consistent with the increase in premiums earned during 1999. The decreases in unearned premiums and deferred acquisition costs are consistent with a decrease in reinsurance premiums receivable during 1999.

     Cash flows used in investing activities decreased to $2,183,000 for the six months ended June 30, 1999 from $13,526,000 for the six months ended June 30, 1998, a decrease of $11,343,000. This decrease resulted primarily from the decrease of net investment purchases of $6,487,000 and the acquisition of certain of the assets of Travel Nurse for $5,000,000 in cash during the first quarter of 1998 as discussed in the Note 1 (b) to our consolidated financial statements included herein.

     A decrease in cash flows from financing activities for the six months ended June 30, 1999 reflects the repayment of a portion of the revolving line of credit of $1,364,000 and payment of a bank overdraft of $518,000, compared to the net proceeds received from the private placement of convertible subordinated notes of $9,622,000 and borrowings under the revolving line of credit of $2,000,000 and the repayment of a bank overdraft of $38,000 for the comparable period in 1998.

     Financings. In May 1998, Preferred Staffing entered into a $3,000,000 unsecured revolving line of credit with a bank (the "Credit Facility"). Outstanding borrowings under the Credit Facility bear interest at the bank's base rate of interest. Interest under the Credit Facility is due and payable monthly and all unpaid principal and interest is due on May 2, 2000. Outstanding borrowings under the Credit Facility are secured by our guarantee. As of June 30, 1999, outstanding borrowings under the Credit Facility were approximately $486,000 and bore interest at the rate of 7 3/4% per annum.

     In May 1998, we also consummated a $10,580,000 private placement of 7% convertible subordinated notes due May 2003. The principal amount of the notes is convertible at the option of the holder into shares of our common stock, at a conversion price of $9.00 per share, at any time prior to the earlier of May 12, 2003 or ten business days after the receipt of a termination notice (as defined in the notes). The notes generally prohibit or restrict, among other things, our ability to incur liens and indebtedness, make certain fundamental corporate changes and specified investments and conduct certain transactions with affiliates. At June 30, 1999, the principal amount outstanding under the 7% convertible subordinated notes was $10,535,000.

     We believe that our existing cash balances and cash flows from activities will be adequate to meet our current operations, including expected capital expenditures, for at least the next twelve months. In connection with our current business strategy of making strategic acquisitions, we may seek additional funds through equity and/or debt financings. There can be no assurance that any such additional debt or equity financings will be available to us, or if available, will be on favorable terms to us.

YEAR 2000

     The Year 2000 presents potential concerns for businesses. The consequences of this is we may include system failures and business process interruption. In addition to the well-known calculation problems with the use of 2-digit date formats as the year changes from 1999 to 2000, the Year 2000 is a special case leap year which may cause similar problems in many systems unless remediated.

     We have developed a plan with respect to evaluating and upgrading our core information technology systems so that they are Year 2000 compliant. Two vendors primarily supply software to us for use in our operations. One vendor supplies the software used by our insurance operations and another vendor supplies the software used by our staffing operations. The vendors have each advised us that the latest upgrades of the software used in our operations are Year 2000 compliant. We implemented these software upgrades, and we are currently testing the upgraded software for Year 2000 compliancy. We intend to finish the testing step during the third quarter of 1999. The historical and currently projected costs relating to these upgrades and Year 2000 compliance are not material.

     We are in the process of developing a plan with respect to evaluating and upgrading our non-core information technology systems and other systems using embedded technology so that they will be Year 2000 compliant. We expect to complete and implement that plan during the third quarter of 1999.

     We also intend to make inquiries of other third parties supplying us with products and services to receive assurances that they are Year 2000 compliant. We believe that we will complete that review by the end of the third quarter of 1999.

     We have not developed a "worst case" scenario with respect to Year 2000 issues. Although we have not done a cost analysis, we believe that no material adverse effect on our business will occur if our non-core technology systems are not Year 2000 compliant. We anticipate that the costs related to such non-compliance, if any, will not be material.

     Although we do not have a Year 2000 contingency plan, we are developing such a plan, which we expect to complete by the end of the third quarter of 1999.

     If we or third parties with which we have relationships were to cease or not successfully complete Year 2000 remediation efforts, we could encounter disruptions to our business. In addition, we could be materially and adversely impacted by widespread economic or financial market disruption, or by Year 2000 computer system failures of third parties, that may generally occur as a result of the Year issues.

     Certain statements relating to the Year 2000 issues are forward-looking statements and have been made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCUSSIONS ABOUT MARKET RISK

     Not Applicable.

                          PART II: OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

     Not Applicable.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS.

     Not Applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

     Not Applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     Not Applicable.

ITEM 5. OTHER INFORMATION.

     Not Applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

      (a) The following exhibits are included in this Quarterly Report a Form 10-Q:

     27.1  Financial Data Schedule

      (b) Reports on Form 8-K. The Company's Current Report on Form 8-K dated May 7, 1999 (filed on May 12, 1999).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto, duly authorized.



                                           PREFERRED EMPLOYERS HOLDINGS, INC.



                                           By: /s/ WILLIAM R. DRESBACK
                                               --------------------------------
                                               William R. Dresback
                                               Senior Vice President and Chief
                                               Financial Officer (principal and
                                               chief accounting officer and
                                               duly authorized to sign on behalf
                                               of the Registrant)



Date: August 13, 1999